UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ConocoPhillips

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Letter to Stockholders

April 2, 2018

DEAR FELLOW STOCKHOLDERS,

I invite you to join the ConocoPhillips Board of Directors, executives, employees and your fellow stockholders at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The meeting will take place at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas 77079, on Tuesday, May 15, 2018, at 9:00 a.m. CDT. The attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement provide information about the business we plan to conduct.

2017 was a transformational year for ConocoPhillips

We announced an updated value proposition in late 2016 focused on creating value through commodity price cycles with a disciplined, returns-focused strategy. The value proposition was supported by five strategic cash flow allocation priorities that we expect will deliver superior returns to stockholders. We believe our strategic priorities, and our ability to deliver them through cycles, are distinctive and differential among exploration and production (“E&P”) companies. These strategic priorities are:

>Invest enough capital to sustain production and pay existing dividend. >Grow dividend annually. >Reduce debt and target ‘A’ credit rating.	>Pay out 20 to 30 percent of cash from operations to stockholders annually. >Disciplined investment to expand cash from operations.

When we introduced our value proposition in 2016, we faced two challenges: executing the steps necessary to activate and deliver on these priorities, and convincing the market to be receptive to an E&P company with a disciplined, returns-focused strategy. During 2017, we successfully addressed both challenges; we had an exceptional year strategically and operationally. We took several transformational steps to deliver on our strategic priorities, including:

>Reducing our exposure to North American natural gas and oil sands assets through dispositions that generated approximately $16 billion.
>Generating cash flow from operations that exceeded our capital spending by $2.5 billion.
>Reducing our debt by almost 30 percent to $19.7 billion and improving our credit rating.

>Returning 61 percent of our cash flow from operations to stockholders through dividends and buybacks.
>Strengthening our ability to deliver improved cash and financial returns even at lower crude prices.

These actions, in combination with many others we took to strengthen ConocoPhillips during the oil price downturn that began in 2014, make us more resilient to lower prices, while also enabling investors to benefit from higher prices. We believe we are a stronger company today – with oil prices in the $50’s and $60’s per barrel – than we were when oil was above $100 per barrel. We believe we are uniquely positioned to deliver superior returns to stockholders through price cycles.

I am also pleased to report that the reception from the market to our value proposition has been positive. We undertook extensive engagement efforts with investors in 2017 and received consistent support for our disciplined, returns-focused strategy. Total shareholder return since we announced the renewed value proposition in November 2016 through the end of 2017 was 20.3 percent, exceeding the independent performance peers and the total performance peer average, and competitive with the S&P 500 total return at 23 percent for the same time period. As we enter 2018, we remain committed to our value proposition and have already taken actions to further advance our strategic priorities. In January we paid down an additional $2.25 billion of debt and in February we announced a 7.5 percent increase in our quarterly dividend and a 33 percent increase in our planned 2018 share buybacks. We took these actions while maintaining discipline on our low cost of supply investment plan.

Our Board of Directors works collaboratively with management to establish ConocoPhillips’ value proposition and strategic priorities. Company strategy is discussed regularly at Board meetings and our directors participate in an intensive strategy session annually with management. Our directors are actively engaged in discussions about ConocoPhillips’ strategy and provide valuable oversight and guidance.

We approach Board succession planning with the same rigor that we apply to our business strategy

The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to ConocoPhillips’ strategic needs, which change as our business environment evolves. This ongoing evaluation includes incumbent directors. The Board is focused on identifying candidates and retaining those directors who collectively reflect the mix of skills, experience, knowledge and independence that will best position the Board for effective decision-making and risk oversight. As a result, the Board balances interests in continuity with the need for fresh perspectives and diversity that board refreshment and director succession planning can bring. Our Board is highly diverse in terms of experience, capability, nationality, ethnicity, gender and age.

The Board’s focus on composition and succession planning has led to the addition of seven outstanding new directors since ConocoPhillips emerged as an independent E&P company in 2012: Charles E. Bunch, C. Maury Devine, John V. Faraci, Jody Freeman, Gay Huey Evans, Sharmila Mulligan and Arjun N. Murti.

Two of our long-serving directors, Richard. L. Armitage and Richard H. Auchinleck, will retire from the Board effective as of the Annual Meeting. We are grateful for their many years of exemplary service and the valuable contributions they have each made to ConocoPhillips.

Sadly, James E. Copeland, Jr., our colleague and former Board member who retired in 2017, recently passed away. Jim was an exceptional individual who helped oversee ConocoPhillips through times of critical transformation. He made significant and lasting contributions and will be greatly missed by us all.

Your continued input is valued, and your vote is important

We strongly believe that regular engagement with all of our stakeholders – including stockholders, employees, customers, suppliers, advocacy groups, governments and communities – is critical to our long-term success. Our engagement activities have provided us with valuable feedback that informs our decisions and our strategy. For more information, please see “Board Responsiveness to Our Stockholders” on page 11. The Annual Meeting is another opportunity for stockholders to express views on matters relating to ConocoPhillips’ business, and we hope to see you there.

Even if you plan to attend in person, I encourage you to vote in advance. Your vote is very important to us and to our business. Prior to the meeting, you may sign and return your proxy card, use telephone or Internet voting, or visit the Annual Meeting website at www.conocophillips.com/annualmeeting to register your vote. Instructions on how to vote begin on page 105.

Thank you for your continued support.

Ryan M. Lance
Chairman and Chief Executive Officer

DATE
Tuesday, May 15, 2018

TIME
9:00 a.m. (CDT)

LOCATION
The Omni Houston Hotel
at Westside in Houston, Texas

RECORD DATE
March 19, 2018

PROPOSALS REQUIRING YOUR VOTE

Purpose		Board Recommendation	Page
1.	Election of 10 Directors	FOR each nominee	30
2.	Ratification of Independent Registered Public Accounting Firm	FOR	41
3.	Advisory Approval of the Compensation of our Named Executive Officers	FOR	43
4.	Stockholder Proposal	AGAINST	100

PARTICIPATE IN THE FUTURE OF CONOCOPHILLIPS—VOTE NOW

ONLINE	PHONE CALL	MAIL	IN PERSON
Use your smartphone or computer. www.proxyvote.com	Dial (800) 690-6903 toll-free 24/7.	Cast your ballot, sign your proxy card and send by mail in the enclosed postage-paid envelope.	You may attend the Annual Meeting and vote in person.

Only stockholders of record at the close of business on March 19, 2018, will be entitled to receive notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at our offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting.

Visit our Annual Meeting website at www.conocophillips.com/annualmeeting to watch a video message from Ryan Lance, our Chairman and CEO, review and download this Proxy Statement and our most recent Annual Report, submit questions in advance of the Annual Meeting, and sign up for electronic delivery of materials for future annual meetings.

April 2, 2018

Your vote is very important to us and to our business. Even if you plan to attend the Annual Meeting, please vote right away. For more information on voting, please see “Available Information, Questions and Answers About the Annual Meeting and Voting” on page 104.

By Order of the Board of Directors

Janet Langford Carrig
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on May 15, 2018: This Proxy Statement and our 2017 Annual Report are available at www.conocophillips.com/annualmeeting.

4	ConocoPhillips	2018 PROXY STATEMENT	Notice of 2018 Annual Meeting of Stockholders

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding ConocoPhillips’ 2017 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2017.

About ConocoPhillips

COMPANY OVERVIEW

ConocoPhillips is the world’s largest independent exploration and production company based on proved reserves and production of liquids and natural gas. As of December 31, 2017, ConocoPhillips had global operations and activities in 17 countries, $73 billion of total assets, and approximately 11,400 employees. Production excluding Libya averaged 1,356 MBOED in 2017, and proved reserves were 5.0 billion BOE as of December 31, 2017. Our key focus areas include safely operating producing assets, executing major developments, and exploring for new resources in promising areas. Our portfolio includes resource-rich North American tight oil and oil sands assets; lower-risk conventional assets in North America, Europe, Asia and Australia; several liquefied natural gas developments; and an inventory of global conventional and unconventional exploration prospects.

CONOCOPHILLIPS IS THE WORLD’S LARGEST INDEPENDENT EXPLORATION AND PRODUCTION COMPANY BASED ON PROVED RESERVES AND PRODUCTION OF LIQUIDS AND NATURAL GAS

Global Operations and Activities 17Countries as of Dec 31, 2017	2017 Production* 1,356 Thousand barrels of oil equivalent per day	2017 Proved Reserves 5.0 Billion barrels of oil equivalent	Employees ~11,400 as of Dec 31, 2017

*	Production excludes Libya.

MBOED - Thousand barrels of oil equivalent per day

BOE - Barrels of oil equivalent

Proxy Summary —	About ConocoPhillips	ConocoPhillips	2018 PROXY STATEMENT	5

2017 STRATEGIC TRANSFORMATION AND EXECUTION

When ConocoPhillips emerged as an independent E&P company in 2012, we set out to deliver a unique, returns-based value proposition through a combination of production and margin growth, with a compelling dividend. These objectives were established based on annual capital expenditures of about $16 billion and relatively high, stable oil prices. We delivered on our commitments to stockholders and met or exceeded our strategic objectives through 2014. However, oil and gas prices began a precipitous decline in late 2014 that continued through 2016, with some rebound in 2017. During the period from 2015 to 2017 we took several transformational actions to position ConocoPhillips for more cyclical and volatile commodity prices. These actions were designed to improve our resilience to lower prices, while still providing investors upside from higher prices.

BRENT PRICE ($/BBL)

The significant actions we took included:

Reduced capex from $17.1B in 2014 to $4.6B in 2017	Reduced adjusted operating costs* from $9.7B in 2014 to $5.9B in 2017	Exited high-cost, low-margin businesses, such as deepwater exploration

Sold >$30B of assets since 2012; ~$16B in 2017	Paid down $7.6B of debt in 2017, reducing year-end debt to $19.7B

Reduced ordinary dividend by 66% in Q1 2016 to a sustainable, through-cycle level; increased dividend by 6% in Q1 2017		Initiated a share buyback program with a $6B authorization; completed $3B through 2017

*	Adjusted operating costs is a non-GAAP financial measure. A reconciliation to U.S. GAAP and a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap.

6	ConocoPhillips	2018 PROXY STATEMENT	Proxy Summary —	About ConocoPhillips

We announced an updated value proposition in late 2016 focused on creating value through commodity price cycles with a disciplined, returns-focused strategy. In late 2017, we reaffirmed our value proposition to the market. Our value proposition is underpinned by five strategic cash flow allocation priorities that we expect will deliver our goal of superior returns to stockholders through price cycles. We believe the following strategic priorities, and our ability to deliver them through cycles, are distinctive and differential among E&P companies.

1	2	3	4	5
Invest enough capital to sustain production and pay existing dividend;	Grow dividend annually;	Reduce debt and target ‘A’ credit rating;	Pay out 20 to 30 percent of cash from operations to stockholders annually; and	Disciplined investment to expand cash from operations.

Stockholders have responded positively to the updated strategy. Total shareholder return (“TSR”) since we announced the renewed value proposition in November 2016 at our 2016 Analyst & Investor Meeting (“AIM”) through the end of 2017 was 20.3 percent, exceeding the independent performance peers and the total performance peer average. This TSR was also competitive with the S&P 500 total return of 23 percent for the same time period.

TOTAL SHAREHOLDER RETURN*: 2016 AIM THROUGH YEAR-END 2017

*	TSR in this chart is calculated using the closing prices on November 9, 2016 (the day before the 2016 AIM) and the closing prices on December 29, 2017, and assumes common stock dividends paid during the stated period are reinvested.

As we enter 2018, we remain committed to our value proposition and have already taken actions to further advance our strategic priorities. In January we paid down an additional $2.25 billion of debt. In February we announced a 7.5 percent increase in our quarterly dividend and a 33 percent increase in our planned 2018 share buybacks. We took these actions while maintaining discipline on our low cost of supply investment plan.

Proxy Summary —	About ConocoPhillips	ConocoPhillips	2018 PROXY STATEMENT	7

Director Nominees

The Board recommends a vote FOR each of the 10 nominees listed below.

All of the nominees are currently serving as directors. All directors, other than the CEO, are independent.

Nominees		Principal Occupation	Age	Director Since	Committee Memberships*
					EC	AFC	HRCC	DAC	PPC
	Charles E. Bunch	Former Chairman and CEO of PPG Industries, Inc.	68	2014
	Caroline Maury Devine NEW	Former President and Managing Director of a Norwegian affiliate of ExxonMobil	67	2017
	John V. Faraci	Former Chairman and CEO of International Paper Co.	68	2015
	Jody Freeman	Archibald Cox Professor of Law at Harvard Law School	54	2012
	Gay Huey Evans, OBE	Deputy Chairman, Financial Reporting Council	63	2013
	Ryan M. Lance	Chairman and CEO of ConocoPhillips	55	2012
	Sharmila Mulligan NEW	Founder and CEO of ClearStory Data Inc.	52	2017
	Arjun N. Murti	Senior Advisor at Warburg Pincus	49	2015
	Robert A. Niblock	Chairman, President and CEO of Lowe’s Companies, Inc.	55	2010
	Harald J. Norvik Lead Director*	Former Chairman, President and CEO of Statoil	71	2005

*Effective as of May 14, 2018	Executive Committee (“EC”)	Audit and Finance Committee (“AFC”)	Human Resources and Compensation Committee (“HRCC”)	Committee on Directors’ Affairs (“DAC”)	Public Policy Committee (“PPC”)	Red indicates Chair

8	ConocoPhillips	2018 PROXY STATEMENT	Proxy Summary —	About ConocoPhillips

BOARD REFRESHMENT AND DIVERSITY

The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to ConocoPhillips’ strategic needs, which change as our business environment evolves. When conducting its review of the appropriate skills and qualifications desired of directors, the Committee on Directors’ Affairs considers diversity of age, skills, gender and ethnicity. As shown below, the Board balances interests in continuity with the need for fresh perspectives and diversity that board refreshment and director succession planning can provide.

DIRECTOR NOMINEE TENURE DIVERSITY

4 directors	4 directors	1 director	1 director
0-3 years of service	4-6 years of service	7-10 years of service	>10 years of service

DIRECTOR NOMINEE GENDER DIVERSITY

40% women

DIRECTOR NOMINEE AGE DIVERSITY

BOARD SKILLS & EXPERIENCE DIVERSITY

CEO or senior officer	Financial reporting	Industry	Global
CEO or senior officer experience demonstrates a practical understanding of organizations, processes, strategy, risk and risk management.	Financial reporting, audit knowledge, and experience in capital markets, both debt and equity, are critical to ConocoPhillips’ success.	Industry experience provides valuable perspective on issues specific to our business within the energy industry.	Global business or international experience provides valued perspectives on how well we grow our businesses outside the United States.

Regulatory/ government	Public company board service	Technology	Environmental/ sustainability
Regulatory/government experience offers valuable insight into how the energy industry is heavily regulated and directly affected by governmental actions and decisions.	Public company board service experience supports our goals of strong board and management accountability, transparency, and protection of stockholder interests.	Technology expertise adds exceptional value to our Board as we increasingly utilize our global data assets to monitor and optimize our operations.	Environmental/sustainability experience ensures that strategic business essentials and long-term value creation for stockholders are achieved with a responsible, sustainable business model.

Proxy Summary —	Director Nominees	ConocoPhillips	2018 PROXY STATEMENT	9

Governance Highlights

Our Board of Directors oversees the development and execution of our strategy. We have robust governance practices and procedures that support our strategy. To maintain and enhance independent oversight, our Board is focused on its composition and effectiveness and has implemented a number of measures for continuous improvement.

The measures outlined below align our corporate governance structure with our strategic objectives, and enable the Board to effectively communicate and execute our culture of compliance and rigorous risk management.

COMPREHENSIVE, INTEGRATED GOVERNANCE PRACTICES

10	ConocoPhillips	2018 PROXY STATEMENT	Proxy Summary —	Governance Highlights

Board Responsiveness to Our Stockholders

HOW WE ENGAGED IN 2017

Stockholder Outreach

In 2017, we requested meetings with stockholders representing more than 50% of our outstanding stock.

Meetings with Board Members and Senior Management

Our Lead Director, Richard H. Auchinleck, and HRCC Chairman, Robert A. Niblock, met in person with stockholders representing approximately 37% of ConocoPhillips’ outstanding stock. Senior management conducted additional stockholder engagements. In total, we conducted engagement meetings with stockholders representing more than 42% of our outstanding stock.

Matters Discussed

Matters discussed during these meetings included our strategy and value proposition, executive compensation, board composition and governance, and sustainability.

Outcomes

ConocoPhillips’ Board and management team were disappointed with the results of the 2017 Say on Pay vote, which failed to receive majority support. We undertook an extensive engagement effort and the HRCC conducted a thorough review of our compensation programs in order to determine how best to respond to stockholders. After considering input from stockholders and other stakeholders, we implemented the following changes:
Enhancements to our executive compensation program and disclosures
Increased transparency around targets and results for our annual and long-term incentive programs Disclosed a payout matrix for relative financial metrics	Reduced the complexity of our annual incentive program Adjusted the 2018 long-term incentive program pay mix	Improved peer selection and CEO target pay benchmarking disclosures See pages 48-49 for a more detailed discussion of feedback received and the changes made in response.

Additional changes made in response to ongoing stockholder engagement include:
Enhancements to our governance disclosures
Improved Board refreshment and diversity disclosure	Strengthened Board and Committee evaluation and nominating process disclosure	Enhanced qualifications and skills matrix disclosure
An improved Annual Meeting experience for our stockholders
Returned to an in-person annual meeting	Implemented improved Internet availability through a live video webcast of the meeting and the capability to submit questions online in advance of the meeting	Committed to publish all questions and answers on our website after the meeting
Implemented industry-leading steps to further strengthen our commitment to strong environmental stewardship
Set a target to reduce our greenhouse gas emissions intensity by 5-15 percent by 2030
Updated our lobbying policies and disclosures
Revised our policies to reflect that the Vice President, Government Affairs and the Board will oversee trade association memberships
Posted disclosures on our website to provide the total lobbying expenditures for the previous calendar year and the aggregate percentage of trade association dues that relate to lobbying expenses as calculated by the trade associations

Proxy Summary —	Board Responsiveness to Our Stockholders	ConocoPhillips	2018 PROXY STATEMENT	11

Executive Compensation

2017 COMPENSATION PROGRAM STRUCTURE

Each year the HRCC, advised by its independent compensation consultant, undertakes a rigorous process to set and review executive compensation. The HRCC believes a substantial portion of our executive compensation should be focused on long-term performance and equity-based to reward sustained performance and to ensure the interests of our top executives are aligned with those of our stockholders.

Our four primary executive compensation programs are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to manage a large and complex organization such as ConocoPhillips. The following chart summarizes the principal components of executive compensation and the performance drivers of each element.

2017 Element of Pay	Overview	Key Benchmarks/Performance Metrics
Annual
Salary	Fixed cash compensation to attract and retain executives and balance at-risk compensation Limit: Salary grade minimum / maximum	●Benchmarked to compensation peer group average of the integrated and independent medians and to Fortune 100 Industrials; adjusted for experience, responsibility, performance and potential

Variable Cash Incentive Program (“VCIP”)

Variable annual cash compensation to motivate and reward executives for achieving annual goals and strategic milestones that are critical to our strategic priorities

Limit: 0% - 200% of target for corporate performance, plus/minus individual adjustments

●Health, Safety & Environmental (20%)
●Financial - Relative Adjusted ROCE/CROCE (20%)
●Operational (20%)
●Strategic Milestones (20%)
●Relative TSR (20%)
●Measured over a one-year performance period and aligned with our strategic priorities

Long-Term Incentive Program (“LTIP”)

Variable long-term equity-based compensation to motivate and reward executives for achieving multi-year strategic priorities

Granted at beginning of performance period with final cash payout based on HRCC assessment of progress toward pre-established corporate performance metrics and stock price on the settlement date

Limit: 0% - 200% of target, inclusive of corporate performance and individual adjustments

●Relative TSR (50%) ●Financial – Relative Adjusted ROCE/CROCE (30%) ●Strategic Objectives (20%) ●Measured over a three-year performance period and aligned with our strategic priorities

	Variable long-term equity-based compensation to encourage absolute performance and long-term value creation over a performance period of up to ten years Limit: 0% - 100% of target	●Long-term stock price appreciation

*

Effective with equity grants in 2018, the HRCC approved replacing stock options with three-year, time-vested restricted stock units at a weight of 35% and increasing the weighting of performance shares to 65%. For more information, see “Changes to Our Long-Term Incentive Programs for 2018” beginning on page 72.

12	ConocoPhillips	2018 PROXY STATEMENT	Proxy Summary —	Executive Compensation

COMPENSATION AND GOVERNANCE PRACTICES

Management and the HRCC believe pay and performance are best aligned through a rigorous review process of our executive compensation programs. This process, which is described under the heading “HRCC Annual Compensation Cycle” on page 57, consists of benchmarking against our peers, completing four distinct performance reviews, incorporating stockholder feedback, and seeking the assistance of an independent third-party compensation consultant.

In connection with this ongoing review, and based on feedback received through our stockholder outreach program, the HRCC maintains what it believes are best practices for executive compensation. Below is a summary of those practices.

WHAT WE DO

Pay for Performance: We align executive compensation with corporate and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation for Senior Officers is variable incentive compensation. Actual total direct compensation varies based on the extent of achievement of, among other things, safety, operational, financial performance and strategic goals and stock performance.

Stock Ownership Guidelines: Our Stock Ownership Guidelines require executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times salary for lower level executives to 6 times salary for the CEO. Directors are expected to own stock in the amount of the aggregate annual equity grants during their first five years on the Board. All of our Named Executive Officers and current directors meet or exceed these requirements.

Mitigation of Risk: Our compensation plans have provisions designed to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, varied performance measurement periods, and multiple performance metrics. In addition, the Board, the HRCC, and management perform an annual risk assessment to identify potential undue risk created by our incentive plans.

Clawback Policy: Executives’ incentive compensation is subject to a clawback that applies in the event of certain financial restatements. This is in addition to provisions contained in our award documents pursuant to which we can suspend the right to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to ConocoPhillips.

Independent Compensation Consultant: The HRCC retained Frederic W. Cook & Co., Inc. (FW Cook) to serve as its independent executive compensation consultant. During 2017, FW Cook provided no other services to ConocoPhillips.

Double Trigger: Beginning with option awards granted in 2014 and performance share programs beginning in 2014, equity awards do not vest in the event of a change in control unless there is also a qualifying termination of employment.

Limited Payouts: In 2014, the HRCC formalized our existing practice of capping annual and long-term incentive payouts at 250% and 200% of target, respectively. In 2015, the HRCC formalized our existing practice of making no upward individual performance adjustments for stock options, capping the payout at 100% of target for programs beginning in 2016.

WHAT WE DON’T DO

No Excise Tax Gross Ups for Future Change in Control Plan Participants: In 2012, we eliminated excise tax gross ups for future participants in our Change in Control Severance Plan.

No Current Payment of Dividend Equivalents on Unvested Long-Term Incentives: Dividend equivalents on unvested restricted stock units awarded under the PSP are only paid out to the extent that the underlying award is ultimately earned.

No Repricing of Underwater Stock Options: Our plans do not permit us to reprice, exchange, or buy out underwater options without stockholder approval.
No Pledging, Hedging, Short Sales, or Derivative Transactions: Company policies prohibit our directors and executives from pledging, hedging, or trading in derivatives of ConocoPhillips stock.
No Employment Agreements for Our Named Executive Officers: All compensation for these officers is established by the HRCC.

Proxy Summary —	Executive Compensation	ConocoPhillips	2018 PROXY STATEMENT	13

OUR APPROACH

ConocoPhillips’ approach to sustainable development is driven by our commitment to responsibly provide oil and natural gas for the world’s growing energy demand. Our sustainable development approach is integrated into ConocoPhillips’ planning and decision-making with a foundation of policies and positions, action plans, performance indicators, engagement and transparent reporting. Our governance model extends from the Board’s Public Policy Committee, through the executive team, to company leaders and internal subject matter experts. ConocoPhillips’ strategy and decision-making includes consideration of climate-related financial risks.

Public Policy Committee (Board)
▼▲
Executive Leadership Team (ELT)
ELT Champions for Sustainable Development (SD), Human Rights, Stakeholder Engagement, Water/Biodiversity, Climate Change
▼▲
Sustainable Development Leadership Team (SDLT)
Health, Safety & Environment Leadership Team
▼▲
Sustainable Development Team
▼▲
Networks of Excellence

Water Issues Working Group	Climate Change Issues Working Group	Biodiversity Issues Working Group	Stakeholder Issues Working Group

MANAGING CLIMATE-RELATED RISKS

We utilize scenarios in our strategic planning process to help manage climate-related risks. Scenario planning allows us to:

>	gain a better understanding of external factors that impact our business;
>	test the robustness of a strategy across different business environments;
>	communicate risks appropriately; and
>	adjust prudently to changes in the business environment.

By using our own energy planning model, we gain insight into various situations that may affect future supply, demand and prices of key commodities. This enables us to understand the range of risk around commodity prices, and the price risk associated with various greenhouse gas (GHG) reduction scenarios. We can then test our current portfolio of assets and investment opportunities against these future prices and see where weaknesses may exist, assisting with our capital allocation.

We have also set a target to reduce our GHG emissions intensity by 5 – 15 percent by 2030, from a 2017 baseline.

MANAGING LOCAL WATER RISKS

We recognize that fresh water is a limited resource in some parts of the world and its availability may change in the future. Our Global Water Sustainability Position, company-wide Water Action Plan, and Global Onshore Well Management Principles are all designed to support the conservation and protection of freshwater resources during all stages of the project life cycle. In regions with physical, regulatory or social water risks, we explore alternatives to fresh water, including deep brackish groundwater, recycled produced water, and reused municipal wastewater.

MANAGING LOCAL BIODIVERSITY RISKS

We recognize that terrestrial and marine plant and animal species and ecosystems, known as biodiversity, are important to maintaining ecosystem health and to human well-being. With an increasing number of species considered to be at-risk or threatened, and an increasing number of protected areas established to conserve habitats, our Biodiversity Position and company-wide Biodiversity Action Plan are designed to mitigate our impact on sensitive environments and reduce the footprint of our operations.

ENGAGING STAKEHOLDERS

Active stakeholder engagement and dialogue is an integral part of our sustainability commitment. Stakeholder engagement is how we go about implementing or “operationalizing” our commitment to human rights, including indigenous peoples’ rights, and our commitment to the communities where we operate. For each of our assets, we develop a stakeholder engagement plan that identifies those who can influence or be affected by our activities and outlines how we will engage with them to build long-term value for both ConocoPhillips and our stakeholders.

To learn more about sustainable development at ConocoPhillips, please view our Sustainability Report on our website under “Environment.”

14	ConocoPhillips	2018 PROXY STATEMENT	Sustainability

Table of Contents	ConocoPhillips	2018 PROXY STATEMENT	15

The Committee on Directors’ Affairs and our Board annually review our governance structure, taking into account changes in Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules, as well as current best practices. Our Corporate Governance Guidelines address the matters shown below, among others.

> Director qualifications; > Director responsibilities; > Board committees; > Director access to officers;	> Employees and independent advisors; > Director compensation; > Director orientation and continuing education;	> Chief Executive Officer evaluation and management succession planning; > Board performance evaluations; and > Stock ownership and holding requirements.

The Corporate Governance Guidelines are posted on our website under “Investors > Corporate Governance” and are available in print upon request (see “Available Information, Questions and Answers about the Annual Meeting and Voting” on page 104).

Communications with the Board of Directors

Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary as provided below:

Write to:	Call:	Email:	Annual Meeting Website:
ConocoPhillips Board of Directors c/o Corporate Secretary ConocoPhillips P.O. Box 4783 Houston, TX 77210-4783	(281) 293-3030	boardcommunication@ conocophillips.com	www.conocophillips.com/ annualmeeting

Relevant communications will be distributed to the full Board or to individual directors, as appropriate. The Corporate Secretary will not forward business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, surveys, or communications that are unduly hostile, threatening, illegal, or similarly unsuitable. Any communication that is filtered out is available to any director upon request.

16	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Communications with the Board of Directors

Engagement

ConocoPhillips is committed to engaging in constructive and meaningful conversations with stockholders and to building and managing long-term relationships based on mutual trust and respect. The Board values the input and insights of our stockholders and believes that consistent and effective Board-stockholder communication strengthens the Board’s role as an active, informed and engaged fiduciary.

BOARD OVERSIGHT OF ENGAGEMENT

In an effort to continuously improve ConocoPhillips’ governance processes and communications, the Committee on Directors’ Affairs has adopted Board and Shareholder Communication and Engagement Guidelines. Recognizing that director attendance at the annual meeting provides stockholders with a valuable opportunity to communicate with Board members, we expect directors to attend. In 2017, all of the directors seeking re-election participated in the virtual annual meeting. We anticipate that all of the director nominees will attend the Annual Meeting in May. We also support an open and transparent process for stockholders and other interested parties to contact the Board in between annual meetings as noted under “Communications with the Board of Directors.”

THE BOARD-DRIVEN STOCKHOLDER ENGAGEMENT PROCESS

Deliberate, assess and prepare	Outreach and engagement	Evaluate and respond
The Board regularly assesses and monitors investor sentiment, stockholder voting results, and trends in governance, executive compensation, regulatory, environmental, social, and other matters. With that foundation, the Board identifies and prioritizes potential topics for stockholder engagement.	Management regularly meets with stockholders to actively solicit input on a range of issues, and reports stockholder views to our Board. With management’s assistance, the Board maintains a two-way dialogue with stockholders, which clarifies and deepens the Board’s understanding of stockholder concerns and provides stockholders with insight into our Board’s processes.	Stockholder input informs our Board’s ongoing process of continually improving governance and other practices. Specifically, the Board and management regularly review stockholder input to evaluate any identified issues and concerns. The Board responds, as appropriate, with continued discussion with stockholders and enhancements to policy, practices, and disclosure.

ONGOING ENGAGEMENT AND BOARD REPORTING

Executives and management from ConocoPhillips’ human resources, legal, investor relations, government affairs, and sustainable development groups, among others, regularly meet with stockholders on a variety of topics. Management provides regular reports to the Board and its committees regarding the key themes and results of these conversations, including typical investor concerns and questions, emerging issues, and pertinent corporate governance matters.

In 2017, we actively reached out to more than 50 percent of our investors to invite them to participate in in-depth discussions with an engagement team consisting of directors, management and internal subject-matter experts on strategy, governance, compensation, and environmental and social issues. Members of management also met with the stockholders who submitted proposals to be included in our Proxy Statement to discuss their concerns. We gained valuable feedback during these discussions, which was shared with the Board and its relevant committees.

Corporate Governance Matters —	Engagement	ConocoPhillips	2018 PROXY STATEMENT	17

BY THE NUMBERS: STOCKHOLDER ENGAGEMENT IN SPRING AND FALL 2017

BOARD RESPONSIVENESS

Our Board is committed to constructive engagement with investors. We regularly evaluate and respond to the views expressed by our stockholders. This dialogue has led to enhancements in our corporate governance, environmental, social, and executive compensation activities, which the Board believes are in the best interest of ConocoPhillips and our stockholders.

ConocoPhillips’ Board and management team were disappointed with the results of the 2017 Say on Pay vote, which failed to receive majority support. We undertook an extensive engagement effort and the HRCC conducted a thorough review of our compensation programs in order to determine how best to respond to stockholders. After considering input from stockholders and other stakeholders, we implemented the following changes:
Enhancements to our executive compensation program and disclosures
Increased transparency around targets and results for our annual and long-term incentive programs Disclosed a payout matrix for relative financial metrics	Reduced the complexity of our annual incentive program Adjusted the 2018 long-term incentive program pay mix	Improved peer selection and CEO target pay benchmarking disclosures See pages 48-49 for a more detailed discussion of feedback received and the changes made in response.

Additional changes made in response to ongoing stockholder engagement include:
Enhancements to our governance disclosures
Improved Board refreshment and diversity disclosure	Strengthened Board and Committee evaluation and nominating process disclosure	Enhanced qualifications and skills matrix disclosure
An improved Annual Meeting experience for our stockholders
Returned to an in-person annual meeting	Implemented improved Internet availability through a live video webcast of the meeting and the capability to submit questions online in advance of the meeting	Committed to publish all questions and answers on our website after the meeting
Implemented industry-leading steps to further strengthen our commitment to strong environmental stewardship
Set a target to reduce our greenhouse gas emissions intensity by 5-15 percent by 2030
Updated our lobbying policies and disclosures
Revised our policies to reflect that the Vice President, Government Affairs and the Board will oversee trade association memberships
Posted disclosures on our website to provide the total lobbying expenditures for the previous calendar year and the aggregate percentage of trade association dues that relate to lobbying expenses as calculated by the trade associations

18	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Engagement

Board Leadership Structure

Board Overview
>Chairman of the Board and Chief Executive Officer: Ryan M. Lance >Lead Director: Richard H. Auchinleck* >Active engagement by all directors
>Nine of our 10 director nominees are independent
>All members of the Audit and Finance Committee, Human Resources and Compensation Committee, Committee on Directors’ Affairs and Public Policy Committee are independent

Our Board believes that continuing to combine the position of Chairman and CEO is in the best interests of ConocoPhillips and its stockholders and provides an effective balance between strong company leadership and oversight by engaged independent directors.

*	Mr. Auchinleck is scheduled to retire at the Annual Meeting on May 15, 2018. The non-employee directors have selected Harald J. Norvik to serve as Lead Director effective May 14, 2018.

CHAIRMAN AND CEO ROLES

ConocoPhillips believes that independent board oversight is an essential component of strong corporate performance and enhances stockholder value. A combined Chairman and CEO is only one element of our leadership structure, which also includes an independent Lead Director and active non-employee directors. Furthermore, each of the Audit and Finance, Human Resources and Compensation, Directors’ Affairs, and Public Policy Committees is made up entirely of independent directors. While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the combined role of Chairman and CEO is currently effective. Combining these roles places one person in a position to guide the Board in setting priorities for ConocoPhillips and in addressing the risks and challenges we face. The Board believes that, while its independent directors bring a diversity of skills and perspectives to the Board, our CEO, by virtue of his day-to-day involvement in managing ConocoPhillips, is best suited to perform this unified role.

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

INDEPENDENT DIRECTOR LEADERSHIP

The Board believes its current structure and processes encourage the independent directors to be actively involved in guiding the work of the Board. The Chairs of the Board’s committees establish their agendas and review their committee materials in advance of meetings, conferring with other directors and members of management as each deems appropriate. Moreover, each director is authorized to suggest agenda items and to raise matters that are not on the agenda at Board and committee meetings.

Our Corporate Governance Guidelines require the independent directors to meet in executive session at every meeting. Additionally, if the offices of Chairman and CEO are held by the same person, a lead director will be selected from among the non-employee directors. Richard H. Auchinleck currently serves in this role; however, he is scheduled to retire at the Annual Meeting. The non-employee directors have selected Harald J. Norvik to serve as Lead Director effective May 14, 2018.

Our Lead Director presides at executive sessions of the independent directors. Each executive session may include, among other things, a discussion of the performance of the Chairman and CEO, matters concerning the relationship of the Board with the Chairman and CEO and other members of senior management, and such other matters as the independent directors deem appropriate. No formal action of the Board is taken at these meetings, although the independent directors may subsequently recommend matters for consideration by the full Board. The Board may invite guest attendees for the purpose of making presentations, responding to questions by the directors, or providing counsel on specific matters within their areas of expertise. In addition to chairing the executive sessions, the Lead Director manages the discussion with our CEO following the independent directors’ executive sessions, extensively participates in the discussion of CEO performance with the Human Resources and Compensation Committee, and ensures that the Board’s self-assessments are conducted annually.

Corporate Governance Matters —	Board Leadership Structure	ConocoPhillips	2018 PROXY STATEMENT	19

Board and Committee Evaluations

Each year, the Board performs a rigorous full Board evaluation, and each director performs a self-evaluation and evaluations of each peer. Generally, the evaluation process described below is managed by the Corporate Secretary’s office with oversight by the Committee on Directors’ Affairs. However, the Committee on Directors’ Affairs periodically retains an independent third party to manage the evaluation process to ensure it remains as thorough and transparent as possible.

In addition to participating in the full Board evaluation, members of each committee also complete a detailed questionnaire annually to evaluate how well the committee is operating and to suggest improvements. The committee Chairs all summarize the responses and review them with their respective committee members.

The Committee on Directors’ Affairs reviews these evaluation processes annually and develops any changes it deems necessary.

20	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Board and Committee Evaluations

Board Independence

The Corporate Governance Guidelines contain director independence standards, which are consistent with the standards set forth in the NYSE Listing Manual, to assist the Board in determining the independence of ConocoPhillips’ directors. The Board has determined that each director, except Mr. Lance, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with ConocoPhillips (either directly or as a partner, stockholder or officer of an organization that has a relationship with ConocoPhillips). In making such determination, the Board specifically considered the fact that many of our directors are directors, retired officers and stockholders of companies with which we conduct business. In addition, some of our directors serve as employees of, or consultants to, companies that do business with ConocoPhillips and its affiliates. In all cases, the Board determined that the nature of the business conducted and the interest of the director by virtue of such position were immaterial both to ConocoPhillips and to the director.

In recommending that each non-employee director be found independent, our Board, with input from the Committee on Directors’ Affairs, considered relationships that, while not constituting related-party transactions in which a director had a direct or indirect material interest, nonetheless involved transactions between ConocoPhillips and a company with which a director is affiliated, whether through employment status or by virtue of serving as a director. Included in the Committee’s review were the following transactions, which occurred in the ordinary course of business. All of these matters fall below the relevant thresholds for independence as set forth in the NYSE Listing Manual and our Corporate Governance Guidelines.

Director	Matters Considered
Richard H. Auchinleck	Ordinary course business transactions with Telus Corporation
Charles E. Bunch	Ordinary course business transactions with Marathon Petroleum Corporation
Caroline Maury Devine	Ordinary course business transactions with Technip and Petroleum Geo-Services ASA
John V. Faraci	Ordinary course business transactions with National Fish and Wildlife Foundation and the American Enterprise Institute
Gay Huey Evans	Ordinary course business transactions with Standard Chartered PLC and the Financial Reporting Council
Robert A. Niblock	Ordinary course business transactions with Lowe’s Companies, Inc.
Harald J. Norvik	Ordinary course business transactions with Petroleum Geo-Services ASA

Board Risk Oversight

While our management team is responsible for the day-to-day management of risk, the Board has broad oversight responsibility for our risk-management programs. In this role, the Board is responsible for satisfying itself that the risk-management processes designed and implemented by management are functioning as intended, and that necessary steps are taken to foster a culture of prudent decision-making throughout the organization.

The Board has delegated to individual Board committees certain elements of its oversight function, as shown on the following page. In addition, the Board has delegated authority to the Audit and Finance Committee to manage the oversight efforts of the various committees. As part of this authority, the Audit and Finance Committee regularly discusses ConocoPhillips’ enterprise risk-management policies and facilitates appropriate coordination among Board committees to ensure that our risk-management programs are functioning properly. The Board receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, people, technology, investment, political/legislative/regulatory, and market, and receives a report annually from the Chairman of the Audit and Finance Committee about oversight efforts and coordination.

Corporate Governance Matters —	Board Independence	ConocoPhillips	2018 PROXY STATEMENT	21

BOARD OF DIRECTORS

AUDIT AND FINANCE COMMITTEE ●Financial/reserve reporting ●Compliance and ethics ●Cybersecurity	HUMAN RESOURCES AND COMPENSATION COMMITTEE ●Retention ●Compensation programs ●Diversity and inclusion	COMMITTEE ON DIRECTORS’ AFFAIRS ●Executive succession planning ●Corporate governance policies and procedures	PUBLIC POLICY COMMITTEE ●Health, safety and environmental ●Operational integrity ●Political and regulatory

The Audit and Finance Committee manages and coordinates oversight efforts of all committees

The Board exercises its oversight function with respect to all material risks to ConocoPhillips, which are identified and discussed in our public filings with the SEC.

Executive Succession Planning and Leadership Development

Succession planning and leadership development are top priorities for the Board and management. On an ongoing basis, the Board plans for succession to the role of CEO and other senior management positions—a process overseen by the Committee on Directors’ Affairs. The Human Resources and Compensation Committee assists in succession planning, as necessary, and reviews and makes recommendations to the Board regarding people strategies and leadership development initiatives. To assist the Board, the CEO periodically reports on individual senior executives and their potential to succeed to the position of CEO, and provides an assessment of potential successors to other key positions.

Code of Business Ethics and Conduct

ConocoPhillips has adopted a worldwide Code of Business Ethics and Conduct, which applies to all directors, officers, and employees. This Code is designed to help resolve ethical issues in an increasingly complex global business environment, and covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, employee complaint procedures, expectations for supervisors, internal investigations, use of social media, and money laundering. In accordance with good corporate governance practices, we periodically review and revise the Code of Business Ethics and Conduct as necessary.

The Code of Business Ethics and Conduct is posted on our website under “Investors > Corporate Governance.” Any amendments to the Code or waivers of it for our directors and executive officers will be posted on our website promptly to the extent required by law. Stockholders may request printed copies of our Code of Business Ethics and Conduct by following the instructions located under “Available Information, Questions and Answers About the Annual Meeting and Voting” on page 104.

22	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Executive Succession Planning and Leadership Development

Related Party Transactions

The Audit and Finance Committee has adopted a policy to review all known transactions, arrangements, and relationships (or series of similar or related transactions) between ConocoPhillips (or a subsidiary) and any (1) person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of, or a nominee to become a director of, ConocoPhillips; (2) person who is known to be the beneficial owner of more than 5 percent of any class of our stock; (3) immediate family member of any of the foregoing persons; or (4) entity in which any of the foregoing persons is employed or is a general partner or in a similar position or in which such person has a 5 percent or greater beneficial ownership interest, in each case where the aggregate amount involved exceeds $120,000. The purpose of this review is to determine whether such related persons have a direct or indirect material interest in the transaction constituting a “Related Party Transaction.” ConocoPhillips’ legal staff, in consultation with the finance team, is primarily responsible for making these determinations and for developing and implementing procedures for obtaining the necessary background information about these transactions. In 2017, there were no Related Party Transactions.

Public Policy Engagement

Legislators and regulators govern all aspects of our industry and can have considerable influence on our success. Accordingly, senior leadership and our Board encourage involvement in activities that advance ConocoPhillips’ goals. As a company, we engage in activities that include direct lobbying, making contributions to candidates and political organizations from our corporate treasury and our employee political action committee (Spirit PAC), and participating in trade associations.

The Board’s Public Policy Committee has approved policies and guidelines to help ensure we are in compliance with local, state, and federal laws that govern corporate involvement in activities of a political or public policy nature. In addition, all of these activities are carefully managed by our Government Affairs division in order to yield the best business result for ConocoPhillips and to ensure compliance with the various reporting rules. To learn more about our political contribution activity and view our disclosures related to candidates, political organizations, and trade associations, please visit “About US > Sustainability Approach > Policies and Positions” at www.conocophillips.com.

Sustainability

For ConocoPhillips, sustainable development is about conducting our business to promote economic growth, a healthy environment, and vibrant communities, now and into the future. We believe this approach will enable us to deliver long-term value and satisfaction to all our stakeholders. Sustainable development is fully aligned with our vision to be the E&P company of choice for all stakeholders by pioneering a new standard of excellence. Moreover, it is embodied in our SPIRIT Values of Safety, People, Integrity, Responsibility, Innovation, and Teamwork.

ConocoPhillips has been rated for our sustainable development success. We were included in the Dow Jones Sustainability North America Index for the eleventh consecutive year and achieved a “B” rating for environmental performance and disclosure from the 2017 CDP Climate Change Survey.

Sustainable development governance includes direction and oversight from the Board’s Public Policy Committee and senior leadership. The Public Policy Committee oversees our position on public policy issues, including climate change, and on matters that may affect our reputation as a responsible corporate citizen, including sustainable development actions and reporting.

To learn more about sustainable development at ConocoPhillips, please view our Sustainable Development Report on our website under “Environment.”

Corporate Governance Matters —	Related Party Transactions	ConocoPhillips	2018 PROXY STATEMENT	23

Board Meetings and Committees

The Board met eight times in 2017. Each director attended at least 75% of the aggregate of the Board and applicable committee meetings held in 2017.

The Board has five standing committees: the Executive Committee; the Audit and Finance Committee; the Human Resources and Compensation Committee; the Committee on Directors’ Affairs; and the Public Policy Committee. The Board has determined that all of the members of the Audit and Finance Committee, the Human Resources and Compensation Committee, the Committee on Directors’ Affairs, and the Public Policy Committee are independent directors within the meaning of SEC regulations, the listing standards of the NYSE, and ConocoPhillips’ Corporate Governance Guidelines. Each committee, other than the Executive Committee, conducts an annual self-evaluation as described under “Board and Committee Evaluations” on page 20. The charters for our standing committees can be found on ConocoPhillips’ website at www.conocophillips.com under “Investors > Corporate Governance > Committees.” Stockholders may request printed copies of these charters by following the instructions under “Available Information, Questions and Answers About the Annual Meeting and Voting” on page 104.

The committee membership effective as of May 14, 2018, and primary responsibilities of the committees, as well as the number of meetings held in 2017, are shown below.

EXECUTIVE

Ryan M. Lance | Chair John V. Faraci Jody Freeman Robert A. Niblock Harald J. Norvik 2017 meetings | 1
Primary responsibilities
> Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment, or repeal of any of our By-Laws, and (3) matters that cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.

AUDIT AND FINANCE

John V. Faraci | Chair Charles E. Bunch C. Maury Devine Gay Huey Evans Sharmila Mulligan Arjun N. Murti 2017 meetings | 10
Primary responsibilities
> Discusses with management, the independent auditors, and the internal auditors the integrity of ConocoPhillips’ accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering our capital structure, financial risk management, retirement plans, and tax planning.
> Monitors the qualifications, independence, and performance of our independent auditors and the qualifications and performance of our internal auditors.
> Monitors our compliance with legal and regulatory requirements and corporate governance, including our Code of Business Ethics and Conduct.
> Maintains open and direct lines of communication with the Board and our management, internal auditors, independent auditors, and the global compliance and ethics organization.
> Assists the Board in fulfilling its oversight of enterprise risk management, particularly with regard to market based risks; financial reporting; effectiveness of compliance programs, information systems, and cybersecurity; commercial trading; and procurement.
> Reviews, and coordinates the review by other committees of, significant corporate risk exposures and steps management has taken to monitor, control, and report such exposures.

24	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Board Meetings and Committees

HUMAN RESOURCES AND COMPENSATION

Robert A. Niblock | Chair John V. Faraci Sharmila Mulligan Harald J. Norvik 2017 meetings | 8
Primary responsibilities
> Oversees our executive compensation policies, plans, programs, and practices and reviews our retention strategies.
> Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.
> Together with the Lead Director, annually reviews the performance of the CEO.
> Annually reviews and determines compensation for the CEO and our Senior Officers.
> Reviews and makes recommendations to the Board regarding people strategies and initiatives such as leadership development and cultural and diversity management.
> Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with compensation programs and practices and retention strategies.

DIRECTORS’ AFFAIRS

Harald J. Norvik | Chair Charles E. Bunch Jody Freeman Robert A. Niblock 2017 meetings | 5
Primary responsibilities
> Selects and recommends director candidates to be submitted for election at the Annual Meeting and to fill any vacancies on the Board.
> Recommends committee assignments to the Board.
> Reviews and recommends to the Board compensation and benefits policies for non-employee directors.
> Monitors the orientation and continuing education programs for directors.
> Conducts an annual assessment of the qualifications and performance of the Board and each of the directors.
> Reviews and reports to the Board annually on the succession-planning process for the CEO and senior management.
> Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with governance policies and procedures.

PUBLIC POLICY

Jody Freeman | Chair C. Maury Devine Gay Huey Evans Arjun N. Murti 2017 meetings | 5
Primary responsibilities
> Advises the Board on current and emerging domestic and international public policy issues.
> Assists the Board in developing and reviewing policies and budgets for charitable and political contributions.
> Reviews and makes recommendations to the Board on, and monitors compliance with, policies, programs, and practices with regard to health, safety, environmental protection, government relations, and similar matters.
> Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with social, political, safety and environmental, operational integrity, and public policy aspects of our business and the communities in which we operate.

Corporate Governance Matters —	Board Meetings and Committees	ConocoPhillips	2018 PROXY STATEMENT	25

Non-Employee Director Compensation

Our non-employee director compensation program consists primarily of an equity component and a cash component.

OBJECTIVES AND PRINCIPLES

The Board’s goal in designing director compensation is to provide a competitive package that will enable us to attract and retain highly-skilled individuals with relevant experience. Our compensation program also reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of compensation to meet directors’ varying needs while ensuring that a substantial portion of compensation is linked to the long-term success of ConocoPhillips.

Compensation for non-employee directors is reviewed annually by the Committee on Directors’ Affairs and set upon approval by the Board. Compensation for non-employee directors has remained unchanged since 2013. At that time, the Board approved the current levels of compensation after a recommendation from the Committee on Directors’ Affairs, which had undertaken a review with an independent compensation consultant.

In both 2016 and 2017, the Committee on Directors’ Affairs met with a second independent compensation consultant to review the non-employee director compensation program and to determine whether to recommend any changes to that program. These reviews included comparisons of director compensation levels with, and examined trends in director compensation at, the compensation peer group and the Fortune 50 – 150 companies. See “Peers and Benchmarking” on page 58. In connection with these reviews, the consultant noted that our director compensation program was within the limits set out in the stockholder-approved 2014 Omnibus Share and Performance Incentive Plan under which director awards are made. In both years the Board agreed with the recommendation of the Committee on Directors’ Affairs that no change in director compensation was warranted.

EQUITY COMPENSATION

Non-employee directors receive an annual grant of restricted stock units with an aggregate value of $220,000 on the date of grant. The restricted stock units are fully vested at grant, and are credited with dividend equivalents in the form of additional restricted stock units, but they cannot be sold or otherwise transferred.

Prior to each annual grant, a director may elect the schedule on which the restrictions will lapse. When restrictions lapse, directors will receive unrestricted shares of ConocoPhillips stock in exchange for their restricted stock units. Regardless of the schedule a director elects, all restrictions on a director’s restricted stock units will lapse in the event of the director’s retirement, disability, or death, or upon a change of control of ConocoPhillips, unless the director has elected to defer receipt of the shares until a later date. Directors forfeit the units if, before restrictions lapse (and prior to any change of control), the Board finds sufficient cause for forfeiture.

Restricted stock units granted to directors who are not residents of the United States may have modified terms to comply with applicable laws and tax rules. Thus, the restricted stock units granted to Messrs. Auchinleck and Norvik have slightly different terms responsive to the tax laws of their home countries (Canada and Norway, respectively)—the most important difference being that the restrictions lapse only in the event of retirement, death, or loss of position, including upon a change in control.

CASH COMPENSATION

In 2017, each non-employee director received $115,000 annual cash compensation, as well as the following additional cash compensation based upon their respective committee assignments:

> Lead Director—$35,000 > Chair of the Audit and Finance Committee—$25,000 > Chair of the Human Resources and Compensation Committee—$20,000 > Chair of any other committee—$10,000	> All other Audit and Finance Committee members—$10,000 > All other Human Resources and Compensation Committee members—$7,500 > All other committee members—$5,000

26	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Non-Employee Director Compensation

This cash compensation is payable in monthly installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in restricted stock units, or to have the amount credited to a deferred compensation account. Any such unrestricted stock or restricted stock units will be issued on the last business day of each month, valued using the average of the high and the low market prices of ConocoPhillips common stock on such date. The restricted stock units issued in lieu of cash compensation are subject to the same restrictions as the annual restricted stock units described under “Equity Compensation.”

The Board has approved modifications of the compensation for directors who are taxed under the laws of other countries. Canadian directors (currently, Mr. Auchinleck) may elect to receive cash compensation either in cash or in restricted stock units; Norwegian directors (currently, Mr. Norvik) receive compensation that would otherwise have been received as cash only as restricted stock units. Restricted stock units issued to Canadian and Norwegian directors are subject to the same restrictions as the annual restricted stock unit grants described under “Equity Compensation.”

DEFERRAL OF COMPENSATION

Directors can elect to defer their cash compensation into the Deferred Compensation Plan for Non-Employee Directors of ConocoPhillips (“Director Deferral Plan”). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including ConocoPhillips common stock) selected by the director from a prescribed list. Mr. Auchinleck (from Canada) and Mr. Norvik (from Norway) may not defer cash compensation.

MATCHING GIFT PROGRAM

All active and retired directors are eligible to participate in the ConocoPhillips Matching Gift Program. This program provides a dollar-for-dollar match of a gift of cash or securities (up to a maximum of $10,000 annually per donor for active directors and $5,000 annually per donor for retired directors) to tax-exempt charities and educational institutions (excluding religious, political, fraternal, or athletic organizations). The Board believes the Matching Gift Program is consistent with ConocoPhillips’ commitment to social responsibility.

OTHER COMPENSATION

We provide transportation or reimburse the cost of transportation when a director travels on ConocoPhillips business, including to attend meetings of the Board or a committee. Spouses and other guests of directors occasionally attend certain meetings at the request of the Board. The Board believes this creates a collegial environment that enhances the effectiveness of the Board. If spouses or other guests are invited to attend meetings, ConocoPhillips reimburses directors for the out-of-pocket cost of the additional travel and related incidental expenses. Any such reimbursement is treated by the Internal Revenue Service as taxable income to the applicable director. Directors do not receive gross-ups to compensate for the resulting income taxes.

STOCK OWNERSHIP

Directors are expected to own ConocoPhillips stock in the amount of the aggregate annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, restricted stock, or restricted stock units, including deferred stock units, may be counted in satisfying the stock ownership guidelines. The holdings of each of our directors currently meet or exceed these guidelines.

Corporate Governance Matters —	Non-Employee Director Compensation	ConocoPhillips	2018 PROXY STATEMENT	27

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation on Earnings	All Other Compensation(4)(5)	Total
R.L. Armitage	125,000	$220,001	$—	$—	$—	$3,000	$348,001
R.H. Auchinleck	167,732	220,001	—	—	—	—	387,733
C.E. Bunch	127,917	220,001	—	—	—	10,000	357,918
J.E. Copeland, Jr. (retired)(6)	52,083	220,001	—	—	—	14,178	286,262
C. M. Devine	32,500	—	—	—	—	—	32,500
J.V. Faraci	144,639	220,001	—	—	—	10,000	374,640
J. Freeman	127,083	220,001	—	—	—	6,000	353,084
G. Huey Evans	128,958	220,001	—	—	—	10,000	358,959
S. Mulligan	65,000	—	—	—	—	—	65,000
A.N. Murti	128,263	220,001	—	—	—	—	348,264
R.A. Niblock	140,329	220,001	—	—	—	10,000	370,330
H.J. Norvik	132,799	220,001	—	—	—	—	352,800

(1)	Reflects 2017 annual cash compensation of $115,000 payable to each non-employee director. In 2017, non-employee directors serving in specified committee positions also received the following additional cash compensation:

●Lead Director—$35,000
●Chair of the Audit and Finance Committee—$25,000
●Chair of the Human Resources and Compensation Committee—$20,000
●Chair of any other committee—$10,000
●All other Audit and Finance Committee members—$10,000
●All other Human Resources and Compensation Committee members—$7,500
●All other committee members—$5,000

Amounts shown include prorated amounts attributable to committee reassignments, which may occur during the year. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in ConocoPhillips common stock, or received in restricted stock units. Messrs. Auchinleck, Faraci, Murti, Niblock and Norvik received 100% of their cash compensation in restricted stock units in 2017, with an aggregate grant date fair value as shown in the table. All other directors received their cash compensation in cash or deferred such amounts into the Director Deferral Plan.

(2)	Amounts represent the aggregate grant date fair value of stock awards granted under our non-employee director compensation program. On January 15, 2017, each non-employee director received a 2017 annual grant of restricted stock units with an aggregate value of $220,000 based on the average of the high and low price for our common stock, as reported on the NYSE, on the grant date. These grants are made in whole shares, with fractional share amounts rounded up, resulting in a grant of shares with a value of $220,001 to each person who was a director on January 15, 2017.
(3)	The following table reflects, for each director, the aggregate number of stock awards outstanding as of December 31, 2017:

Name	Number of Deferred Shares or Units of Stock
R.L. Armitage	39,679
R.H. Auchinleck	119,449
C.E. Bunch	14,195
J.E. Copeland, Jr. (retired)	—
C.M. Devine	—
J.V. Faraci	17,236
J. Freeman	21,358
G. Huey Evans	17,893
S. Mulligan	—
A.N. Murti	22,143
R.A. Niblock	43,518
H.J. Norvik	69,991

28	ConocoPhillips	2018 PROXY STATEMENT	Corporate Governance Matters —	Non-Employee Director Compensation

The following table lists delivery of director stock awards in 2017:

Name	Number of Shares Acquired on Award Delivery	Value Realized Upon Award Delivery
R.L. Armitage	—	$—
R.H. Auchinleck	—	—
C.E. Bunch	—	—
J.E. Copeland, Jr. (retired)	59,590	2,961,127
C. M. Devine	—	—
J.V. Faraci	—	—
J. Freeman	—	—
G. Huey Evans	—	—
S. Mulligan	—	—
A.N. Murti	—	—
R.A. Niblock	—	—
H.J. Norvik	—	—

(4)	The amounts shown in this column include a tax gross-up payment of $4,178 to Mr. Copeland; all other amounts reflect matching gifts.

ConocoPhillips has a practice of making gift presentations to its retiring directors, especially those of long service. The fair value of the retirement presentation to Mr. Copeland was $4,463, and this amount was imputed to Mr. Copeland’s income. In such circumstances, if a director is imputed income in accordance with applicable tax laws, ConocoPhillips generally will reimburse the director for the resulting increased tax costs. All such tax reimbursement has been included above, regardless of whether the corresponding perquisite or personal benefit is required to be reported pursuant to SEC rules and regulations.

ConocoPhillips maintains a Matching Gift Program under which we match certain gifts by directors to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. For directors, the program matches up to $10,000 in each program year. Administration of the program can cause us to pay more than $10,000 in a single fiscal year due to a lag in processing claims. The amounts shown are for the actual payments by ConocoPhillips in 2017. Mr. Lance is eligible for the program as an executive rather than as a director. Information on the value of matching gifts for Mr. Lance is provided in the Summary Compensation Table on page 78 and the notes to that table.

(5)	None of the directors had aggregate personal benefits or perquisites of $10,000 or more in value.
(6)	Mr. Copeland retired from the Board effective May 16, 2017. The amounts in the table above include his prorated compensation reflecting the portion of 2017 in which he served as a director.

Corporate Governance Matters —	Non-Employee Director Compensation	ConocoPhillips	2018 PROXY STATEMENT	29

WHAT AM I VOTING ON? You are voting on a proposal to elect the 10 nominees named in this Proxy Statement to one-year terms as ConocoPhillips directors.

WHAT IS THE MAKEUP OF THE BOARD OF DIRECTORS AND HOW OFTEN ARE THE MEMBERS ELECTED?

Our Board of Directors currently has 12 members. The size of the Board is expected to be reduced to 10 members when Mr. Armitage and Mr. Auchinleck retire at the 2018 Annual Meeting of Stockholders. Directors are elected at the annual stockholder meeting each year. Any vacancy on the Board created between annual stockholder meetings (if, for example, a current director resigns or the size of the Board is increased) may be filled by a majority vote of the remaining directors then in office. Any director appointed to fill a vacancy would hold office until the next election.

Under our Corporate Governance Guidelines, directors generally may not stand for re-election after they reach the age of 72.

WHAT IF A NOMINEE IS UNABLE OR UNWILLING TO SERVE?

All director nominees have consented to serve. However, should a director become unable or unwilling to serve before the date of the Annual Meeting, and the Board does not elect to reduce the size of the Board, shares represented by proxies may be voted for a substitute nominated by the Board.

HOW ARE DIRECTORS COMPENSATED?

Please see our discussion of non-employee director compensation beginning on page 26.

HOW ARE NOMINEES SELECTED?

The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to ConocoPhillips’ strategic needs, which change as the business environment evolves. We seek director candidates who possess the highest personal and professional ethics, integrity, and values, and who are committed to representing the long-term interests of all ConocoPhillips’ stakeholders.

The chart below shows our process for identifying and integrating new directors.
HOW WE SELECT NEW BOARD MEMBERS

30	ConocoPhillips	2018 PROXY STATEMENT	Item 1: Election of Directors

Our Corporate Governance Guidelines contain director independence standards consistent with the standards prescribed in the NYSE Listing Manual and provide that at all times at least a substantial majority of the Board must meet those standards. The Committee on Directors’ Affairs also seeks to ensure that the Board reflects a range of talents, ages, skills, personal attributes, and expertise—particularly in the areas of accounting and finance, management, domestic and international markets, leadership, government regulation, environmental and sustainability matters, public policy issues, and oil- and gas-related industries—sufficient to provide sound and prudent guidance with respect to ConocoPhillips’ strategic needs. The Board seeks to maintain a diverse membership and also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties, including attending Board and applicable committee meetings. To that end, the Committee on Directors’ Affairs considers the number of other boards on which each candidate already serves. Directors should advise the Chairman of the Board and the Chair of the Committee on Directors’ Affairs in advance of accepting an invitation to serve on another public company board.

The following are some of the key qualifications and skills the Committee on Directors’ Affairs considered in evaluating the director nominees. The chart on the next page shows how these qualifications and skills are distributed among our nominees. The individual biographies beginning on page 34 provide additional information about each nominee’s specific experiences, qualifications and skills.

CEO or senior officer. We believe that directors with CEO or senior officer experience provide valuable insights. These individuals have a demonstrated record of leadership and a practical understanding of organizations, processes, strategy, risk and risk management, and the methods to drive change and growth. Through their service as top leaders at other companies, they also bring valuable perspectives on common issues affecting large and complex organizations.

Financial reporting. We measure operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to ConocoPhillips’ success. Accordingly, we seek to have a number of directors who qualify as audit committee financial experts (as defined by SEC rules), and we expect all of our directors to be financially knowledgeable. We also believe it is important to have knowledge and experience in capital markets, both debt and equity, given our position as a large publicly-traded company.

Industry. We seek to have directors with significant experience in the energy industry. These directors have valuable perspective on issues specific to our business.

Global. As a global energy company, our future success depends, in part, on how well we grow our businesses outside the United States. Directors with global business or international experience provide valued perspectives on our operations.

Regulatory/government. The perspective of directors who have experience within the regulatory field is important. The energy industry is heavily regulated and directly affected by governmental actions and decisions, and we believe that directors with government experience offer valuable insight in this regard.

Public company board service. ConocoPhillips aspires to the highest standards of corporate governance and ethical conduct. Service on the boards and board committees of other large, publicly-traded companies provides an understanding of corporate governance practices and trends and insights into board management; relations between the board, the CEO and senior management; agenda setting; and succession planning. We believe this experience supports our goals of strong board and management accountability, transparency, and protection of stockholder interests.

Technology. Experience or expertise in information technology helps us pursue and achieve our business objectives. Leadership and understanding of technology, cybersecurity risk, cloud computing, scalable data analytics, and big data technologies add exceptional value to our Board as we increasingly utilize our global data assets to monitor and optimize our operations.

Environmental/sustainability. We adhere to robust operating standards and procedures that have delivered a proven track record. Our sustainable development approach is integrated into ConocoPhillips’ planning and decision making. We believe this experience strengthens the Board’s oversight and ensures that strategic business essentials and long-term value creation for stockholders are achieved with a responsible, sustainable business model which fosters a stable and healthy environment for tomorrow and proactively addresses stakeholder interests.

Item 1: Election of Directors	ConocoPhillips	2018 PROXY STATEMENT	31

NOMINEE SKILLS MATRIX					Nominee Skills

Nominees and Primary Occupation	Other current U.S. public company directorships	Dir. Since	Age	Ind.
Charles E. Bunch Former Chairman and CEO of PPG Industries, Inc.	●PNC Financial Services Group ●Marathon Petroleum Corporation ●Mondelẽz International, Inc.	2014	68	●	●	●		●	●	●
Caroline Maury Devine NEW Former President and Managing Director of a Norwegian affiliate of ExxonMobil	●John Bean Technologies Corporation ●Valeo	2017	67	●	●	●	●	●	●	●		●
John V. Faraci Former Chairman and CEO of International Paper Co.	●PPG Industries, Inc. ●United Technologies Corporation	2015	68	●	●	●		●		●		●
Jody Freeman Archibald Cox Professor of Law at Harvard Law School		2012	54	●			●		●			●
Gay Huey Evans, OBE Deputy Chairman, Financial Reporting Council		2013	63	●		●		●	●	●
Ryan M. Lance Chairman and CEO of ConocoPhillips		2012	55		●		●	●	●			●
Sharmila Mulligan NEW Founder and CEO of ClearStory Data Inc.		2017	52	●	●	●					●
Arjun N. Murti Senior Advisor at Warburg Pincus		2015	49	●		●	●	●
Robert A. Niblock Chairman, President and CEO of Lowe’s Companies, Inc.	●Lowe’s Companies, Inc.	2010	55	●	●	●				●
Harald J. Norvik Former Chairman, President and CEO of Statoil		2005	71	●	●		●	●	●	●		●

The ● indicates that the item is a specific qualification, characteristic, skill or experience that the director nominee brings to the Board. The lack of a ● for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill or experience. We look to each director nominee to be knowledgeable in these areas.

32	ConocoPhillips	2018 PROXY STATEMENT	Item 1: Election of Directors

Generally, the Committee on Directors’ Affairs identifies candidates through business and organizational contacts of the directors and management, though third-party search firms occasionally assist as well. Stockholders are also welcome to recommend director candidates for consideration. If you wish to recommend a candidate for nomination to the Board, please follow the procedures described under “Submission of Future Stockholder Proposals and Nominations” on page 103 for nominations made directly by a stockholder. Candidates recommended by stockholders are evaluated on the same basis as all other candidates.

After the 2017 Annual Meeting, at which eight of the current nominees for director were elected, the Committee on Directors’ Affairs recommended and the Board concurred in electing Sharmila Mulligan and C. Maury Devine to the Board effective July 12, 2017, and October 6, 2017, respectively. Both Mses. Mulligan and Devine were identified as part of the Committee on Directors’ Affairs’ regular process for identifying potential director nominees. Ms. Mulligan was identified by management and Ms. Devine was identified by a recommendation from our current non-employee director, Mr. Norvik.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Each nominee requires the affirmative vote of a majority of the votes cast at the meeting; the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In a contested election (if the number of nominees exceeded the number of directors to be elected), directors would be elected by a plurality of the shares represented at the meeting and entitled to vote on the election of directors.

WHAT IF A DIRECTOR NOMINEE DOES NOT RECEIVE A MAJORITY OF THE VOTES CAST?

If a nominee who is serving as a director is not elected at the Annual Meeting and no one else is elected in place of that director, then, under Delaware law, the director continues to serve on the Board as a “holdover director.” However, under our By-Laws, a holdover director is required to tender a resignation to the Board. The Committee on Directors’ Affairs then would consider the resignation and recommend to the Board whether to accept or reject it, or whether some other action should be taken. The Board would then make a decision, without participation by the holdover director. The Board is required to disclose publicly (by a news release, filing with the SEC, or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind that decision within 90 days from the date the election results are certified.

Item 1: Election of Directors	ConocoPhillips	2018 PROXY STATEMENT	33

WHO ARE THIS YEAR’S NOMINEES?

The following 10 directors are standing for election to hold office until the 2019 Annual Meeting of Stockholders. Each of the director nominees is a current director. Committee membership is effective as of May 14, 2018.

Charles E. Bunch
Former Chairman and Chief Executive Officer of PPG Industries, Inc.

Mr. Bunch served as Chairman and Chief Executive Officer of PPG Industries, Inc. from July 2005 to August 2015 and Executive Chairman from September 2015 to September 2016. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch was with PPG for more than 35 years prior to his retirement, holding positions in finance and planning, marketing, and general management in the United States and Europe. He currently serves on the boards of PNC Financial Services Group, Marathon Petroleum Corporation and Mondelẽz International, Inc. He previously served as a director of H.J. Heinz Company; as chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the American Coatings Association; and as a member of the University of Pittsburgh’s board of trustees.

Skills and Qualifications:

The Board values Mr. Bunch’s experience as a director and CEO in a highly-regulated industry, as well as his management and finance experience. Additionally, Mr. Bunch has a strong background in management development and compensation. His international business experience with global issues facing a large, multinational public company enables him to provide the Board with valuable operational and financial expertise.

Age: 68

Director Since: May 2014

ConocoPhillips Committees:
Audit and Finance Committee
Committee on Directors’ Affairs

Other current U.S. public
company directorships:

PNC Financial Services Group;
Marathon Petroleum Corporation;
Mondelēz International, Inc.

Caroline Maury Devine
Former President and Managing Director of a Norwegian affiliate of ExxonMobil

Ms. Devine served as President and Managing Director of a Norwegian affiliate of ExxonMobil from 1996 to 2000, and since 1988 held various corporate positions responsible for shareholder relations and governance issues, as well as international government relations with an emphasis on Vietnam, Indonesia, Nigeria and Russia.

Ms. Devine previously served the U.S. government for 15 years in positions on the White House Domestic Policy Staff, in the U.S. Embassy in Paris, and in the Drug Enforcement Administration. She is currently a member of the Council on Foreign Relations.

In addition to current positions on the boards of JBT Corporation and Valeo and as a member of the Nominating Committee of Petroleum Geo-Services ASA, Ms. Devine previously served on the boards of Det Norske Veritas, FMC Technologies, Inc., and Technip. She is a former Fellow at Harvard University’s Belfer Center for Science and International Affairs.

Skills and Qualifications:

Ms. Devine’s broad range of expertise in international affairs within the industry, as well as her government experience and service on other public company boards, are very valuable. Her senior officer experience demonstrates an understanding of organizations and the ability to deliver results.

Age: 67

Director Since: October 2017

ConocoPhillips Committees:
Audit and Finance Committee
Public Policy Committee

Other current U.S. public
company directorships:

John Bean Technologies Corporation;
Valeo

34	ConocoPhillips	2018 PROXY STATEMENT	Item 1: Election of Directors

John V. Faraci
Former Chairman and Chief Executive Officer of International Paper Co.

Mr. Faraci served as Chairman and Chief Executive Officer of International Paper Co. from 2003 until his retirement in 2014. He spent his career of more than 40 years at International Paper, also serving as the company’s Chief Financial Officer and in various other financial, planning and management positions. Mr. Faraci serves on the board of directors for PPG Industries, Inc. and United Technologies Corporation. He is a trustee of the American Enterprise Institute, Denison University, and the National Fish and Wildlife Foundation.

Skills and Qualifications:

The Board values Mr. Faraci’s experience as a director and CEO. His international business experience at a large public company enables him to provide the Board with valuable operational and financial expertise and an informed management perspective on global business issues.

Age: 68

Director Since: January 2015

ConocoPhillips Committees:
Audit and Finance Committee (Chair)
Human Resources and Compensation Committee
Executive Committee

Other current U.S. public
company directorships:

PPG Industries, Inc.;
United Technologies Corporation

Jody Freeman
Archibald Cox Professor of Law at Harvard Law School

Ms. Freeman is the Archibald Cox Professor of Law at Harvard Law School and founding director of the Harvard Law School Environmental Law and Policy Program. Ms. Freeman formerly served as Counselor for Energy and Climate Change in the White House from 2009 to 2010 and as an independent consultant to the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling in 2010. Ms. Freeman has served as a member of the Administrative Conference of the United States and is a Fellow of the American College of Environmental Lawyers. Before joining the Harvard faculty in 2005, she was a professor of Law at UCLA Law School from 1995 to 2005.

Skills and Qualifications:

Ms. Freeman’s expertise in environmental law and policy, and her unique experiences in shaping federal environmental and energy policy, especially in matters critical to ConocoPhillips’ operations, enable her to provide valuable insight into our policies and practices.

Age: 54 Director Since: July 2012 ConocoPhillips Committees: Committee on Directors’ Affairs Public Policy Committee (Chair) Executive Committee

Item 1: Election of Directors	ConocoPhillips	2018 PROXY STATEMENT	35

Gay Huey Evans, OBE
Deputy Chairman, Financial Reporting Council

Ms. Huey Evans currently serves as a non-executive director of Standard Chartered PLC and Itau BBA International Limited. She also currently serves as Deputy Chairman of The Financial Reporting Council, where she is a member of the Nomination Committee; Chair of the Beacon Awards, which celebrate British philanthropy; and a Trustee of Wellbeing of Women, where she is Chair of the Investment Committee. She was formerly Vice Chairman of the Board and Non-Executive Chairman, Europe, of the International Swaps and Derivatives Association, Inc. from 2011 to 2012. She was Vice Chairman, Investment Banking and Investment Management at Barclays Capital from 2008 to 2010. She was previously head of governance of Citi Alternative Investments (EMEA) from 2007 to 2008; and President of Tribeca Global Management (Europe) Ltd. from 2005 to 2007, both part of Citigroup. From 1998 to 2005, she was director of the markets division and head of the capital markets sector at the U.K. Financial Services Authority. She previously held various senior management positions with Bankers Trust Company in New York and London. Ms. Huey Evans previously served on the boards of Aviva plc, The London Stock Exchange Group plc. and Falcon Private Wealth Ltd.

Skills and Qualifications:

Ms. Huey Evans’ in-depth knowledge of, and insight into, global capital markets from her extensive experience in the financial services industry brings valuable expertise to ConocoPhillips’ businesses.

Age: 63 Director Since: March 2013 ConocoPhillips Committees: Audit and Finance Committee Public Policy Committee

Ryan M. Lance
Chairman and Chief Executive Officer of ConocoPhillips

Mr. Lance was appointed Chairman and Chief Executive Officer in May 2012, having previously served as Senior Vice President, Exploration and Production—International, from May 2009. Prior to that he served as President, Exploration and Production—Asia, Africa, Middle East and Russia/Caspian since April 2009, having previously served as President, Exploration and Production—Europe, Asia, Africa and the Middle East, since September 2007. Prior thereto, he served as Senior Vice President, Technology beginning in February 2007, and prior to that served as Senior Vice President, Technology and Major Projects beginning in 2006. He served as President, Downstream Strategy, Integration and Specialty Businesses from 2005 to 2006.

Skills and Qualifications:

Mr. Lance’s service as Chairman and Chief Executive Officer of ConocoPhillips makes him well qualified to serve both as a director and Chairman of the Board. Mr. Lance’s extensive experience in the industry as an executive in our exploration and production businesses, and as the global representative of ConocoPhillips, make his service as a director invaluable.

Age: 55 Director Since: April 2012 ConocoPhillips Committees: Executive Committee (Chair)

36	ConocoPhillips	2018 PROXY STATEMENT	Item 1: Election of Directors

Sharmila Mulligan
Founder and Chief Executive Officer of ClearStory Data Inc.

Ms. Mulligan is the Founder and Chief Executive Officer of ClearStory Data Inc., a modern data analytics company enabling business-oriented insights from disparate data. Ms. Mulligan has served as ClearStory’s Chief Executive Officer since inception in September 2011. From 2009 to 2011, Ms. Mulligan served as Executive Vice President for Aster Data Systems, Inc. until its acquisition by Teradata Corporation. Prior to Aster Data, Ms. Mulligan was a Vice President of Software Solutions for HP Inc. Prior to HP, Ms. Mulligan was Executive Vice President of Products and Marketing at Opsware Inc. from 2002 until its eventual acquisition by HP in 2007. Prior to Opsware Inc., Ms. Mulligan led Product Management and held Vice President positions at Netscape Communications, Microsoft, and General Magic. Ms. Mulligan is on the board of Lattice Engines, Inc. and an advisor to and investor in numerous enterprise software and consumer technology companies.

Skills and Qualifications:

Ms. Mulligan’s experience in cloud computing, scalable data analytics and a broad range of big data technologies plus Internet of Things and Artificial Intelligence innovation adds exceptional value to the Board. Her experience as a CEO enables her to provide the Board with beneficial strategic leadership qualities.

Age: 52 Director Since: July 2017 ConocoPhillips Committees: Audit and Finance Committee Human Resources and Compensation Committee

Arjun N. Murti
Senior Advisor at Warburg Pincus

Mr. Murti is Senior Advisor at Warburg Pincus. He previously served as a Partner at Goldman Sachs from 2006 to 2014. Prior to becoming Partner, he served as Managing Director from 2003 to 2006 and as Vice President from 1999 to 2003. During his time at Goldman Sachs, Mr. Murti worked as a sell-side equity research analyst covering the energy sector. He was co-director of equity research for the Americas from 2011 to 2014. Previously, Mr. Murti held equity analyst positions at JP Morgan Investment Management from 1995 to 1999 and at Petrie Parkman from 1992 to 1995.

Skills and Qualifications:

Mr. Murti brings to the Board a deep understanding of financial oversight and accountability with his experience as a Partner at Goldman Sachs, one of the largest banking institutions. He has spent more than 25 years in the financial services industry with an extensive focus, both domestic and global, on the energy industry. This experience provides the Board valuable insight into financial management and analysis.

Age: 49 Director Since: January 2015 ConocoPhillips Committees: Audit and Finance Committee Public Policy Committee

Item 1: Election of Directors	ConocoPhillips	2018 PROXY STATEMENT	37

Robert A. Niblock
Chairman, President and Chief Executive Officer of Lowe’s Companies, Inc.

Mr. Niblock is Chairman, President and Chief Executive Officer of Lowe’s Companies, Inc. He has served as Chairman and CEO of Lowe’s Companies, Inc. since January 2005 and he reassumed the title of President in 2011, after having served in that role from 2003 to 2006. Mr. Niblock became a member of the board of directors of Lowe’s when he was named Chairman- and CEO-elect in 2004. Mr. Niblock joined Lowe’s in 1993 and, during his career with the company, has served as Vice President and Treasurer, Senior Vice President, and Executive Vice President and CFO. Before joining Lowe’s, Mr. Niblock had a nine-year career with accounting firm Ernst & Young. Mr. Niblock has been a member of the board of directors of the Retail Industry Leaders Association since 2003, and has served as its Secretary since 2012. He previously served as its chairman in 2008 and 2009 and as vice chairman in 2006 and 2007.

Skills and Qualifications:

The Board values his experience as a CEO and in financial reporting matters. Mr. Niblock’s experience as an actively-serving CEO of a large public company allows him to provide the Board with valuable operational and financial expertise.

Age: 55

Director Since: February 2010

ConocoPhillips Committees:
Human Resources and Compensation Committee (Chair)
Committee on Directors’ Affairs
Executive Committee

Other current U.S. public
company directorships:

Lowe’s Companies, Inc.

Harald J. Norvik, Lead Director (Effective as of May 14, 2018)
Former Chairman, President and Chief Executive Officer of Statoil

Mr. Norvik currently serves on the board of Umoe ASA and as a member of the Nominating Committee of Petroleum Geo-Services ASA. He previously served on the board of Petroleum Geo-Services ASA from 2004 to 2016, serving as Vice Chairperson from 2009 to 2016, and served on the board of Deep Ocean Group from 2011 to 2017, the last year as Chairman. He was Chairman and a partner at Econ Management AS from 2002 to 2008 and was a strategic advisor there from 2008 to 2010. He served as Chairman of Aschehoug ASA from 2003 to 2014; as Chairman of the Board of Telenor ASA from 2007 to 2012; and as Chairman, President & CEO of Statoil from 1988 to 1999.

Skills and Qualifications:

As a former CEO of an international energy corporation, Mr. Norvik brings valuable experience and expertise in industry and operational matters. In addition, Mr. Norvik provides valuable international perspective as a person conducting business in Norway, a country in which ConocoPhillips has significant operations.

Age: 71 Director Since: July 2005 ConocoPhillips Committees: Human Resources and Compensation Committee Committee on Directors’ Affairs (Chair) Executive Committee

FOR	The Board recommends you vote FOR each nominee standing for election as director.

38	ConocoPhillips	2018 PROXY STATEMENT	Item 1: Election of Directors

The Audit and Finance Committee (the “Audit Committee”) assists the Board in fulfilling its responsibility to provide independent, objective oversight for ConocoPhillips’ financial reporting functions and internal control systems.

The Audit Committee currently consists of six non-employee directors. The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence and financial literacy. The Board has determined that at least one member, John V. Faraci, is an audit committee financial expert as defined by the SEC.

The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board and last amended on December 8, 2017. The charter is available on our website at www.conocophillips.com under “Investors Corporate Governance.”

The Audit Committee’s responsibilities include:
>	Discussing with management, the independent auditors, and the internal auditor the integrity of ConocoPhillips’ accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, including capital structure, financial risk management, retirement plans, and tax planning;
>	Reviewing significant corporate risk exposures and steps management has taken to monitor, control, and report such exposures;
>	Reviewing the qualifications, independence, and performance of the independent auditors and the qualifications and performance of ConocoPhillips’ internal auditors;
>	Reviewing ConocoPhillips’ overall direction and compliance with legal and regulatory requirements and internal policies; and
>	Maintaining open and direct lines of communication with the Board and management, our Compliance and Ethics Office, the internal auditors, and the independent auditors.

Management is responsible for preparing ConocoPhillips’ financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, maintaining and evaluating our internal controls over financial reporting and other control systems. The independent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the internal control over financial reporting, and expressing an opinion with respect to each.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of ConocoPhillips’ financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2017.

Review with Management. The Audit Committee reviewed and discussed with management the audited consolidated financial statements included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2017, which included a discussion of the quality—not just the acceptability—of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures. The Audit Committee also discussed management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2017, included in the financial statements.

Discussions with Internal Audit. The Audit Committee reviewed ConocoPhillips’ internal audit plan and discussed the results of internal audit activity throughout the year. ConocoPhillips’ General Auditor met with the Audit Committee at every in-person meeting in 2017 and was available to meet without management present at each of these meetings.

Audit and Finance Committee Report	ConocoPhillips	2018 PROXY STATEMENT	39

Discussions with the Independent Registered Public Accounting Firm. The Audit Committee met throughout the year with Ernst & Young LLP (“EY”), ConocoPhillips’ independent registered public accounting firm, including meeting with EY at each in-person meeting without management present. The Audit Committee has discussed with EY the matters required to be discussed by standards of the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has received the written disclosures and the letter from EY required by PCAOB rules, and has discussed with that firm its independence from ConocoPhillips. In addition, the Audit Committee considered the non-audit services EY provides to ConocoPhillips, and concluded that the auditor’s independence has been maintained.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2017.

THE CONOCOPHILLIPS AUDIT AND FINANCE COMMITTEE

John V. Faraci, Chairman
Charles E. Bunch
C. Maury Devine
Gay Huey Evans
Sharmila Mulligan
Arjun N. Murti

40	ConocoPhillips	2018 PROXY STATEMENT	Audit and Finance Committee Report

WHAT AM I VOTING ON?

The Audit Committee has appointed EY to serve as ConocoPhillips’ independent registered public accounting firm for fiscal year 2018. You are voting on a proposal to ratify such appointment.

WHAT ARE THE AUDIT COMMITTEE’S RESPONSIBILITIES WITH RESPECT TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our financial statements, and has the authority to determine whether to retain or terminate the independent auditor.

The Audit Committee reviews the experience and qualifications of the senior members of the independent auditor’s team and is directly involved in the appointment of the lead audit partner. Neither the lead audit partner nor the reviewing audit partner perform audit services for ConocoPhillips for more than five consecutive fiscal years. The Audit Committee also is responsible for determining and approving the audit engagement fees and other compensation associated with retaining the independent auditor.

The Audit Committee has evaluated the qualifications, independence, and performance of EY and believes that continuing to retain EY to serve as our independent registered public accounting firm is in the best interests of ConocoPhillips’ stockholders.

WHAT SERVICES DOES THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVIDE?

Audit services of EY for fiscal year 2017 included an audit of our consolidated financial statements, an audit of the effectiveness of our internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, EY provided certain other services as described below.

HOW MUCH WAS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PAID FOR 2017 AND 2016?

EY’s fees for professional services totaled $15.9 million for 2017 and $13.8 million for 2016. EY’s fees for professional services included the following:

>	Audit Fees—fees for audit services, which related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and related accounting consultations, were $12.6 million for 2017 and $12.3 million for 2016.

>	Audit-Related Fees—fees for audit-related services, which consisted of audits in connection with benefit plan audits, other subsidiary audits, special reports, asset dispositions, and related accounting consultations, were $2.4 million for 2017 and $1.2 million for 2016.

>	Tax Fees—fees for tax services, which consisted of tax compliance services and tax planning and advisory services, were $0.9 million for 2017 and $0.4 million for 2016.

>	All Other Fees—fees for other services were negligible in 2017 and 2016.

The Audit Committee has considered whether the non-audit services provided to ConocoPhillips by EY impaired EY’s independence and concluded they did not.

Item 2: Proposal to Ratify the Appointment of Ernst & Young LLP	ConocoPhillips	2018 PROXY STATEMENT	41

WHO REVIEWS THESE SERVICES AND FEES?

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other non-audit services that EY may provide to ConocoPhillips. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that EY’s independence is not impaired; (b) describes the audit, audit-related, tax, and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by EY must be pre-approved by the Audit Committee. The Audit Committee has delegated authority to review and approve services to its Chair. Any such approval must be reported to the entire committee at the next scheduled Audit Committee meeting.

WILL A REPRESENTATIVE OF ERNST & YOUNG BE PRESENT AT THE MEETING?

One or more representatives of EY will be present at the Annual Meeting. The representative(s) will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote on the proposal. If the appointment of EY is not ratified, the Audit Committee will reconsider the appointment.

FOR	The Audit and Finance Committee recommends you vote FOR the ratification of the appointment of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm for fiscal year 2018.

42	ConocoPhillips	2018 PROXY STATEMENT	Item 2: Proposal to Ratify the Appointment of Ernst & Young LLP

WHAT AM I VOTING ON?

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of ConocoPhillips’ Named Executive Officers as described in the “Compensation Discussion and Analysis” section and in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.

ConocoPhillips is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “Say on Pay,” considering approval of the compensation of ConocoPhillips’ Named Executive Officers.

The HRCC, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The “Compensation Discussion and Analysis” and the tabular disclosures regarding Named Executive Officer compensation, together with the accompanying narrative disclosures, explain the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board believes that ConocoPhillips’ executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that ConocoPhillips’ ability to responsibly deliver energy and provide sustainable value is driven by superior individual performance. The Board believes we must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay constitutes a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with company and individual performance, are appropriate in value, and have benefited ConocoPhillips and its stockholders.

WHAT IS THE EFFECT OF THIS RESOLUTION?

Because your vote is advisory, it will not be binding upon the Board. However, the HRCC and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

FOR	The Board recommends you vote FOR the advisory approval of the compensation of ConocoPhillips’ Named Executive Officers.

Item 3: Advisory Approval of Executive Compensation	ConocoPhillips	2018 PROXY STATEMENT	43

Role of the Human Resources and Compensation Committee

AUTHORITY AND RESPONSIBILITIES

The Human Resources and Compensation Committee (the “HRCC”) is responsible for providing independent, objective oversight for ConocoPhillips’ executive compensation programs and for determining the compensation of our “Senior Officers.” Our internal guidelines define a Senior Officer as an employee who is a senior vice president or higher, any executive who reports directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2017, ConocoPhillips had 14 Senior Officers. In addition, the HRCC acts as administrator of the compensation programs and certain of the benefit plans for Senior Officers and as an avenue of appeal for current and former Senior Officers disputing compensation or certain benefits. Finally, the HRCC assists the Board in overseeing the integrity of ConocoPhillips’ executive compensation practices and programs described in the “Compensation Discussion and Analysis” beginning on the next page.

A complete listing of the authority and responsibilities of the HRCC is set forth in the written charter adopted by the Board and last amended on February 17, 2016, which is available on our website at www.conocophillips.com under “Investors > Corporate Governance.”

MEMBERS

The HRCC currently consists of four members. All members must meet the independence requirements for “non-employee” directors under the Securities Exchange Act of 1934, for “independent” directors under the NYSE listing standards, and for “outside” directors under the Internal Revenue Code. The members of the HRCC and the member to be designated as Chair are reviewed and recommended annually by the Committee on Directors’ Affairs to the full Board.

MEETINGS

The HRCC holds regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary. In 2017, the HRCC had eight meetings. The HRCC reserves time at each regularly scheduled meeting to review matters in executive session with no members of management or management representatives present except as specifically requested by the HRCC. Additionally, the HRCC meets with the Lead Director at least annually to evaluate the performance of the CEO. More information regarding the HRCC’s activities at such meetings appears in the “Compensation Discussion and Analysis” beginning on the next page.

CONTINUOUS IMPROVEMENT

The HRCC is committed to a process of continuous improvement in exercising its responsibilities. To that end, the HRCC:

>	Routinely receives training regarding best practices for executive compensation;

>	With the assistance of management and consultants, independent compensation consultants, and, when deemed appropriate, independent legal counsel, regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance;

>	Annually reviews its charter and proposes any desired changes to the Committee on Directors’ Affairs for recommendation to the Board;

>	Annually conducts an assessment of its performance that evaluates the effectiveness of its actions and seeks ideas to improve its processes and oversight; and

>	Regularly reviews and assesses whether our executive compensation programs are having the desired effects without encouraging an inappropriate level of risk.

44	ConocoPhillips	2018 PROXY STATEMENT	Role of the Human Resources and Compensation Committee

This Compensation Discussion and Analysis describes the material elements of the compensation of our Named Executive Officers (“NEOs”) and describes the objectives and principles underlying ConocoPhillips’ executive compensation programs, the compensation decisions we have recently made under those programs, and the factors we considered in making those decisions.

Our NEOs for 2017 were:

Ryan M. Lance	Donald E. Wallette, Jr.	Matthew J. Fox

Chairman and CEO	EVP, Finance, Commercial, and CFO	EVP, Strategy, Exploration
and Technology
Alan J. Hirshberg	Janet Langford Carrig

EVP, Production, Drilling and Projects	SVP, Legal, General Counsel, and Corporate Secretary

Our executive compensation philosophy is focused on linking pay for performance. It is designed to reflect appropriate governance practices, align with the needs of our business, and maintain a strong link between executive pay and successful execution of our strategy.

For an overview of ConocoPhillips and our operations, see page 5 of our Proxy Summary

Compensation Discussion & Analysis	ConocoPhillips	2018 PROXY STATEMENT	45

A Letter from Our Human Resources and Compensation Committee

We were determined to understand your perspectives, and we have made constructive changes in response

See “Demonstrating Pay and Performance Alignment” on page 71

DEAR STOCKHOLDERS,

As members of the ConocoPhillips Human Resources and Compensation Committee, our most important responsibility is to ensure that our executive compensation programs align with the interests of our stockholders and adhere to our pay-for-performance philosophy, while allowing us the flexibility to attract, retain and incentivize executives to execute ConocoPhillips’ long-term strategy. The disappointing outcome of our 2017 Say on Pay vote was a message that our stockholders had concerns with certain aspects of our executive compensation programs. We were determined to understand your perspectives, and we have made constructive changes in response.

Following the 2017 Say on Pay vote, our Lead Director, Richard H. Auchinleck, and HRCC Chairman, Robert A. Niblock, met in person with stockholders representing approximately 37% of ConocoPhillips’ outstanding stock to better understand the specific stockholder concerns with our executive compensation programs and to solicit feedback on a number of changes the HRCC was considering. Senior management conducted additional stockholder engagements. In total, we conducted engagement meetings with stockholders representing more than 42% of our outstanding stock.

After aggregating the stockholder feedback, sharing it with the full Board, and deliberating as a committee, we made substantive and responsive changes to our executive compensation programs and the related disclosures in this Proxy Statement. These changes, which reflect the thoughtful and constructive insights we received from our stockholders, are summarized below:

>	Increased transparency around targets, results and payouts for the annual and long-term incentive programs; See pages 66-70
>	Disclosed payout matrix used to assess performance for relative metrics; See pages 65, 67 and 70
>	Reduced the complexity in the annual incentive program; See pages 61-64
—	reevaluated the performance metrics for the NEOs and reduced them to five key focus areas (Health, Safety, and Environmental (“HSE”), Operations, Financial, Strategic Milestones and Total Shareholder Return) which better reflect overall corporate performance and incentivize successful execution of our strategy
>	Increased the weighting of 2018 performance-based long-term incentives and adjusted mix; See page 72
—	increased the weighting of performance shares from 60% to 65%
—	replaced stock options in 2018 with time-vested restricted stock units weighted at 35%
>	Improved disclosures in the “Compensation Discussion and Analysis”
—	explained the link between compensation program metrics and ConocoPhillips’ strategy; See pages 50-52 and 61-64
—	enhanced disclosure on rationale for peer group selection; See pages 58-61
—	increased disclosure on CEO target compensation benchmarking; See pages 58-60

We have listened to stockholder concerns and taken significant steps to address them and improve our overall compensation programs. We are committed to the ongoing evaluation and improvement of our executive compensation programs to further enhance alignment with the interests of our stockholders. We welcome the opportunity to engage, and encourage you to reach out with any questions or concerns related to our programs. Correspondence can be addressed to the Human Resources and Compensation Committee care of the Corporate Secretary, as set forth on page 16 of this Proxy Statement.

Sincerely,

The ConocoPhillips Human Resources and Compensation Committee

Robert A. Niblock, Chairman Richard H. Auchinleck	John V. Faraci Harald J. Norvik

46	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis —	A Letter from Our Human Resources and Compensation Committee

Executive Overview

2017 Compensation Program Structure

Each year the HRCC, advised by its independent compensation consultant, undertakes a rigorous process to set and review executive compensation. The HRCC believes a substantial portion of our executive compensation should be focused on long-term performance and equity-based to reward sustained performance and to ensure the interests of our top executives are aligned with those of our stockholders.

Our four primary executive compensation programs are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to manage a large and complex organization such as ConocoPhillips. The following chart summarizes the principal components of executive compensation and the performance drivers of each element.

2017 Element of Pay	Overview	Key Benchmarks/Performance Metrics
Annual
Salary	Fixed cash compensation to attract and retain executives and balance at-risk compensation Limit: Salary grade minimum / maximum	●Benchmarked to compensation peer group average of the integrated and independent median and to Fortune 100 Industrials; adjusted for experience, responsibility, performance and potential

Variable Cash Incentive Program (“VCIP”)

Variable annual cash compensation to motivate and reward executives for achieving annual goals and strategic milestones that are critical to our strategic priorities

Limit: 0% - 200% of target for corporate performance, plus/minus individual adjustments

●Health, Safety & Environmental (20%)
●Financial - Relative Adjusted ROCE/CROCE (20%)
●Operational (20%)
●Strategic Milestones (20%)
●Relative TSR (20%)
●Measured over a one-year performance period and aligned with our strategic priorities

Long-Term Incentive Program (“LTIP”)

Variable long-term equity-based compensation to motivate and reward executives for achieving multi-year strategic priorities

Granted at beginning of performance period with final cash payout based on HRCC assessment of progress toward pre-established corporate performance metrics and stock price on the settlement date

Limit: 0% - 200% of target, inclusive of corporate performance and individual adjustments

●Relative TSR (50%) ●Financial – Relative Adjusted ROCE/CROCE (30%) ●Strategic Objectives (20%) ●Measured over a three-year performance period and aligned with our strategic priorities

	Variable long-term equity-based compensation to encourage absolute performance and long-term value creation over a performance period of up to ten years Limit: 0% - 100% of target	●Long-term stock price appreciation

*	Effective with equity grants in 2018, the HRCC approved replacing stock options with three-year, time-vested restricted stock units at a weight of 35% and increasing the weighting of performance shares to 65%. For more information, see “Changes to Our Long-Term Incentive Programs for 2018” beginning on page 72.

Compensation Discussion & Analysis —	Executive Overview	ConocoPhillips	2018 PROXY STATEMENT	47

2017 Say on Pay Vote Result, Stockholder Engagement and Board Responsiveness

ConocoPhillips regularly engages in dialogue with stockholders to continue to reinforce our understanding of stockholder views regarding our compensation programs. The Board and the HRCC value these discussions and also encourage stockholders to provide feedback about our executive compensation programs as described under “Communications with the Board of Directors.”

HISTORIC SAY ON PAY SUPPORT

Our executive compensation programs have historically received strong stockholder support (averaging over 90 percent in the three years prior to 2017). Following the challenging conditions of the industry downturn, a number of stockholders expressed concern about the complexity of our compensation programs and related disclosures. This concern was reflected in the 32 percent stockholder support for our 2017 Say on Pay vote.

STOCKHOLDER ENGAGEMENT IN RESPONSE TO 2017 SAY ON PAY OUTCOME

In response to the 2017 Say on Pay vote outcome, and in line with our commitment to ongoing stockholder engagement, we requested meetings with stockholders representing more than 50 percent of our outstanding stock, and participated in engagement meetings with stockholders representing more than 42 percent of our outstanding stock.

From the ConocoPhillips Board, our Lead Director, Richard H. Auchinleck, and HRCC Chairman, Robert A. Niblock, met in person with stockholders representing approximately 37 percent of ConocoPhillips’ outstanding stock to communicate our compensation philosophy and solicit feedback for improvements in our compensation practices.

From ConocoPhillips Management, Ellen R. DeSanctis, Vice President, Investor Relations and Communications; James D. McMorran, Vice President, Human Resources and Real Estate and Facilities Services; Shannon B. Kinney, Deputy General Counsel, Governance, Corporate and Commercial and Chief Compliance Officer; and Lloyd Visser, Global Head, Sustainable Development, accompanied the directors at the in-person meetings and conducted additional stockholder outreach and meetings.

BY THE NUMBERS: STOCKHOLDER ENGAGEMENT IN SPRING AND FALL 2017

All the feedback our stockholders provided was shared with and discussed by the full Board, and the executive compensation feedback was considered as the HRCC approved changes to our executive compensation programs. The following table details what the Board heard throughout the course of these conversations and how we took action to address each concern and make changes responsive to feedback.

48	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis —	Executive Overview

EXECUTIVE COMPENSATION CHANGES IMPLEMENTED IN CONSIDERATION OF STOCKHOLDER FEEDBACK

WHAT WE HEARD	WHAT WE DID

Variable Cash Incentive Program
Increase transparency around targets and payouts	●Disclosed targets and results (pages 66-68)
●Disclosed payout matrix for relative financial metrics (pages 65 and 67)
Simplify VCIP complexity	●Reduced complexity by aligning NEO VCIP metrics to focus on five key areas to better reflect overall corporate performance (pages 61-64)

Long-term Incentive Program
Increase transparency around targets and payouts	●Disclosed payout matrix for relative financial metrics (pages 65 and 70)
●Disclosed strategic plan objectives (pages 64 and 69-70)
Consider adjusting LTI pay mix	●For LTI grants in 2018, increased performance shares from 60% to 65% of LTI mix; replaced stock options with time-vested restricted stock units weighted at 35% of LTI mix (page 72)

Other/Disclosure
Improve CD&A disclosure	●Increased disclosure around targets, results and payouts, as outlined above (pages 66-70)
●Explained the link between compensation program metrics and ConocoPhillips strategy (pages 50-52 and 61-64)
●Increased disclosure on rationale for peer group selection (pages 58-61)
●Increased disclosure on CEO target compensation benchmarking (pages 58-60)
Vague reasons for use of discretion	●Will provide clear rationale if discretion is exercised

In addition to the changes above, based on stockholder feedback prior to the 2017 Annual Meeting, we made changes to our Performance Share Program (PSP) that are reflected in the three-year PSP results for the first time in this Proxy Statement. Those changes included (1) changing the metrics for performance shares to increase the weight of relative Total Shareholder Return from 40% to 50% and reduce the weight of Financial/Operational metrics from 40% to 30% Financial; and (2) focusing on two relative financial metrics to further align with stockholder interests.

The HRCC believes these changes are responsive to the views expressed by our stockholders and are consistent with our overall compensation objectives. We will continue our dialogue with stockholders on compensation issues as part of our ongoing engagement.

Compensation Discussion & Analysis —	Executive Overview	ConocoPhillips	2018 PROXY STATEMENT	49

2017 Strategic Transformation and Execution

When ConocoPhillips emerged as an independent E&P company in 2012, we set out to deliver a unique, returns-based value proposition through a combination of production and margin growth, with a compelling dividend. These objectives were established based on annual capital expenditures of about $16 billion and relatively high, stable oil prices. We delivered on our commitments to stockholders and met or exceeded our strategic objectives through 2014. However, oil and gas prices began a precipitous decline in late 2014 that continued through 2016, with some rebound in 2017. During the period from 2015 to 2017 we took several transformational actions to position ConocoPhillips for more cyclical and volatile commodity prices. These actions were designed to improve our resilience to lower prices, while still providing investors upside from higher prices.

BRENT PRICE ($/BBL)

The significant actions we took included:

Reduced capex from $17.1B in 2014 to $4.6B in 2017	Reduced adjusted operating costs* from $9.7B in 2014 to $5.9B in 2017	Exited high-cost, low-margin businesses, such as deepwater exploration

Sold >$30B of assets since 2012; ~$16B in 2017	Paid down $7.6B of debt in 2017, reducing year-end debt to $19.7B

Reduced ordinary dividend by 66% in Q1 2016 to a sustainable, through-cycle level; increased dividend by 6% in Q1 2017	Initiated a share buyback program with a $6B authorization; completed $3B through 2017

*

Adjusted operating costs is a non-GAAP financial measure. A reconciliation to U.S. GAAP and a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap.

See page 5 of the Proxy Summary for an overview of ConocoPhillips’ operations, size, scope and complexity.

50	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis —	Executive Overview

We announced an updated value proposition in late 2016 focused on creating value through commodity price cycles with a disciplined, returns-focused strategy. In late 2017, we reaffirmed our value proposition to the market. Our value proposition is underpinned by five strategic cash flow allocation priorities that we expect will deliver our goal of superior returns to stockholders through price cycles. We believe the following strategic priorities, and our ability to deliver them through cycles, are distinctive and differential among E&P companies.

1	2	3	4	5
Invest enough capital to sustain production and pay existing dividend;	Grow dividend annually;	Reduce debt and target ‘A’ credit rating;	Pay out 20 to 30 percent of cash from operations to stockholders annually; and	Disciplined investment to expand cash from operations.

Stockholders have responded positively to the updated strategy. Total shareholder return since we announced the renewed value proposition in November 2016 at our 2016 Analyst & Investor Meeting (“AIM”) through the end of 2017 was 20.3 percent, exceeding the independent performance peers and the total performance peer average. This TSR was also competitive with the S&P 500 total return of 23 percent for the same time period.

TOTAL SHAREHOLDER RETURN*: 2016 AIM THROUGH YEAR-END 2017

*

TSR in this chart is calculated using the closing prices on November 9, 2016 (the day before the 2016 AIM) and the closing prices on December 29, 2017, and assumes common stock dividends paid during the stated period are reinvested.

As we enter 2018, we remain committed to our value proposition and have already taken actions to further advance our strategic priorities. In January we paid down an additional $2.25 billion of debt. In February we announced a 7.5 percent increase in our quarterly dividend and a 33 percent increase in our planned 2018 share buybacks. We took these actions while maintaining discipline on our low cost of supply investment plan.

Compensation Discussion & Analysis —	Executive Overview	ConocoPhillips	2018 PROXY STATEMENT	51

Executive Compensation – Strategic Alignment

Our executive compensation programs are designed to align compensation with ConocoPhillips’ disciplined, returns-focused strategy and with the long-term interests of our stockholders. Our goal to deliver superior returns to stockholders through price cycles is tied to the five strategic cash flow allocation priorities discussed under “2017 Strategic Transformation and Execution” beginning on page 50. Our compensation metrics are directly tied to our strategic priorities, which provide comprehensive and integrated support for our value proposition.

52	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis —	Executive Overview

Pay for Performance

Our executive compensation programs closely tie pay to performance that advances our strategic objectives. As shown below, approximately 89% of the CEO’s 2017 target pay and approximately 84% of the other NEOs’ 2017 target pay was performance-based, with stock-based, long-term incentives making up the largest portion of performance-based pay.

Salary	+	VCIP	+	Performance Shares	+	Stock Options	=	Target Value

		Annual Incentive		Long-term Incentives

2017 TARGET COMPENSATION FOR CEO

2017 AVERAGE TARGET COMPENSATION FOR OTHER NEOs

2017 Compensation Metric Highlights

Executive compensation in 2017 reflects performance during both our short- and long-term incentive program periods. Performance highlights in 2017 include:

HSE	Operational	Financial
Achieved top safety performance with improvements on all safety and environmental targets; achieved lowest workforce TRR on record	Exceeded production target by 3%, outperformed capital targets by 11% through scope optimization and cost reductions, and achieved operating and overhead targets that were 8% below 2016	Ranked 3rd Adjusted ROCE/2nd Adjusted CROCE improvement relative to peers

Strategic Milestones		TSR*
Transformed ConocoPhillips by reducing our exposure to North American natural gas and oil sands assets through dispositions generating ~$16B that increased margins and accelerated debt reduction and share buyback objectives		Ranked 5th overall; outperformed E&Ps and the total peer average

*

TSR is based on a 20-trading day simple average prior to the beginning of a period of time and a 20-trading day simple average prior to the end of the stated period, and assumes common stock dividends paid during the stated period are reinvested.

See “Executive Compensation – Strategic Alignment” on page 52 and “Process for Determining Executive Compensation” beginning on page 56 for a description of how our executive compensation metrics are designed to align compensation with ConocoPhillips’ disciplined, returns-focused strategy. Also see “2017 Executive Compensation Analysis and Results” beginning on page 65 for a discussion and analysis of payout decisions.

Compensation Discussion & Analysis —	Executive Overview	ConocoPhillips	2018 PROXY STATEMENT	53

Philosophy and Principles of our Executive Compensation Program

Our Goals	Our goals are to attract, retain, and motivate high quality employees and to maintain high standards of principled leadership so we can responsibly deliver energy to the world and provide sustainable value for our stakeholders, now and in the future.
Our Philosophy – Pay for Performance	We believe that:

Our ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance;

A company must offer competitive compensation to attract and retain experienced, talented, and motivated employees;

Employees in leadership roles are motivated to perform at their highest levels when performance-based pay is a significant portion of their compensation; and

The use of judgment by the HRCC plays an important role in establishing increasingly challenging corporate performance criteria to align executive compensation with company performance.

Our Strategic Principles	To achieve our goals, we implement our philosophy through the following principles:

Establish target compensation levels that are competitive with the companies that we compete against for executive talent;

Create a strong link between executive pay and successful execution of our strategy;

Encourage prudent risk-taking by our executives;

Motivate performance using compensation to reward specific individual accomplishments;

Retain talented individuals;

Maintain flexibility to better respond to the cyclical energy industry; and

Integrate all elements of compensation into a comprehensive package that aligns goals, efforts, and results throughout the organization.

54	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis —	Philosophy and Principles of our Executive Compensation Program

Components of Executive Compensation

Our four primary executive compensation components are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to manage a large and complex organization such as ConocoPhillips.

BASE SALARY

Base salary is a central component of compensation for all of our salaried employees. Management, with the assistance of its outside compensation consultant, thoroughly examines the scope and complexity of jobs throughout ConocoPhillips and benchmarks the competitive compensation practices for such jobs. As a result of this work, management has developed a compensation scale under which all positions are assigned specific salary grades. For our executives, the base salary midpoint increases as the salary grade increases, but at a lesser rate than increases in overall target incentive compensation percentages. The result is a higher percentage of at-risk compensation as an executive’s salary grade rises.

Base salary is important to give employees financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be changed to account for considerations such as assigned roles, responsibilities and duties, experience, individual performance and time in position. We set base salaries to be competitive within our compensation peer group and Fortune 100 Industrials. See “Process for Determining Executive Compensation—Peers and Benchmarking” beginning on page 58 for a discussion of our position benchmarking exercise.

PERFORMANCE-BASED PAY PROGRAMS

Annual Incentive

All of our employees throughout the world—not only our executives—participate in our annual incentive program, called the Variable Cash Incentive Program (“VCIP”). It is our primary vehicle for recognizing company, business unit, and individual performance for the prior year. We believe that having an annual “at risk” compensation element gives all employees a financial stake in the achievement of our business objectives and motivates them to use their best efforts to ensure the achievement of those objectives. We also believe that one year is a time period over which all participating employees can have the opportunity to establish and achieve their specified goals.

The base VCIP award is weighted equally for corporate and business unit performance for most employees, but the Executive Leadership Team, which includes the Named Executive Officers, only participates in the corporate performance component. See “Process for Determining Executive Compensation—Performance Criteria” beginning on page 61 for details regarding performance criteria. The HRCC has discretion to adjust base awards up or down depending on individual performance. This decision is based on the input of the CEO for all Named Executive Officers other than the CEO, and on the HRCC’s evaluation of the CEO, conducted jointly with the Lead Director, for the CEO.

Long-Term Incentives

Historically, our primary long-term incentive compensation programs for executives are the Performance Share Program (“PSP”) and the Stock Option Program. Fewer than 60 of our current employees participate in these programs.

Prior to 2016, we targeted approximately 50 percent of each long-term incentive award in the form of restricted stock units awarded under the PSP and 50 percent in the form of stock options. In December 2015, the HRCC changed this mix so that beginning in 2016, approximately 60 percent of the long-term incentive award would be in the form of performance-based restricted stock units and 40 percent would be in the form of stock options. The compensation tables that begin on page 78 reflect the new allocation for the awards granted since 2016 and the prior allocation for awards granted before 2016.

In December 2017, in response to stockholder feedback, the HRCC approved an additional change to the mix. Beginning in 2018, approximately 65 percent of the long-term incentive award will be in the form of performance-based restricted stock units and 35 percent will be in the form of time-vested restricted stock units. See “Changes to Our Long-Term Incentive Programs for 2018” on page 72 for a more detailed discussion of the changes.

Compensation Discussion & Analysis —	Components of Executive Compensation	ConocoPhillips	2018 PROXY STATEMENT	55

Performance Share Program

The Performance Share Program rewards executives based on ConocoPhillips’ performance and individual performance over a three-year period. Each year the HRCC establishes performance metrics and targets for a new three-year performance period. Thus, performance results in any given year are considered in three overlapping performance periods. Use of a multi-year performance period helps to focus management on longer-term results. PSP award targets are set in shares at the beginning of the performance period and actual payouts based on the HRCC’s evaluation of performance are calculated using our stock price after the conclusion of the three-year program. Thus, the value of the performance shares is tied to stock price performance throughout the performance period.

Targets for participants whose salary grades are changed during a performance period are prorated. Changes in salary not accompanied by a change in salary grade do not affect the existing targets.

Each executive’s final award under the PSP is subject to a potential positive or negative performance adjustment, up to a maximum PSP payout of 200 percent of target. The adjustment is determined by the HRCC following several detailed reviews of company performance. Final awards are based on the HRCC’s evaluation of ConocoPhillips’ performance relative to the pre-established performance targets (discussed under “Process for Determining Executive Compensation—Performance Criteria”) and of each executive’s individual performance. The HRCC reviews and determines compensation for the CEO and considers input from the CEO with respect to the other Named Executive Officers.

Stock Option Program

The Stock Option Program is designed to maximize medium- and long-term stockholder value. The practice under this program is to set option exercise prices no lower than the fair market value of ConocoPhillips stock at the time of the grant. Because an option’s value is derived solely from an increase in our stock price, options only reward recipients if our stock appreciates. Options granted in 2017 have three-year vesting provisions and are exercisable for a period of ten years in order to incentivize our executives to increase ConocoPhillips’ share price over the long term. Stock options have been replaced with time-vested restricted stock units beginning with 2018 grants.

The combination of the PSP and the Stock Option Program (or time-vested restricted stock units going forward), along with our Stock Ownership Guidelines described under “Executive Compensation Governance—Alignment of Interests—Stock Ownership and Holding Requirements” on page 74, provides a comprehensive package of medium- and long-term compensation incentives for our executives that align their interests with those of our long-term stockholders.

Off-Cycle Awards

ConocoPhillips may make awards outside the PSP or the Stock Option Program. No off-cycle awards were made to any of our Named Executive Officers in 2015, 2016 or 2017. Currently, off-cycle awards are generally granted to certain incoming executives for one or more of the following reasons: (1) to induce an executive to join ConocoPhillips (occasionally replacing compensation the executive will lose by leaving the prior employer); (2) to induce an executive of an acquired company to remain with ConocoPhillips for a certain period of time following the acquisition; or (3) to provide a pro rata equity award to an executive who joins ConocoPhillips during an ongoing performance period for which the executive is ineligible under the standard PSP or Stock Option Program provisions. In these cases, the HRCC has sometimes approved a shorter period for restrictions on transfers of restricted stock units than those issued under the PSP or Stock Option Program. Any off-cycle awards to Senior Officers must be approved by the HRCC.

Process for Determining Executive Compensation

Our executive compensation programs take into account market-based compensation for executive talent; internal pay equity among our employees; ConocoPhillips’ past practices; corporate, business unit and individual results; and the talents, skills and experience that each individual executive brings to ConocoPhillips. Our Named Executive Officers each serve without an employment agreement. All compensation for these officers is set by the HRCC as described below.

RISK ASSESSMENT

ConocoPhillips has considered the risks associated with each of its executive and broad-based compensation programs and policies. As part of the analysis, we considered the performance measures we use, as well as the different types of compensation, varied performance measurement periods, and extended vesting schedules utilized under each incentive compensation program. As a

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result of this review, management concluded the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on ConocoPhillips. As part of the Board’s oversight of ConocoPhillips’ risk management programs, the HRCC conducts a similar review with the assistance of its independent compensation consultant. The HRCC agrees with management’s conclusion that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on ConocoPhillips.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRCC annually reviews and determines compensation for the CEO and for each of the Named Executive Officers. This comprehensive process begins in February, when performance targets and target compensation are established, and continues through the following February, when final incentive program payouts are determined. During this annual process, illustrated in the diagram below, the HRCC makes critical decisions on competitive compensation levels; program design; performance targets; corporate, business unit and individual performance; and appropriate pay adjustments necessary to reflect short- and long-term performance.

The HRCC believes that increasingly challenging performance metrics best assess ConocoPhillips’ performance relative to its strategy as an independent E&P company. Increasingly challenging targets can mean year-over-year performance target increases for safety, efficiency, emission reductions, unit cost targets, and margins. However, it can also mean the same or lower performance targets, recognizing the changing commodity price environment. For example, delivering flat production targets following significant capital and operating cost reductions, or establishing production targets below those set in prior years after significant asset dispositions, would be considered “increasingly challenging.”

Compensation decisions reflect input from the HRCC’s independent consultant and ConocoPhillips’ consultant, stockholders, and management. Among other things, the HRCC considers annual benchmark data provided by the consultants, dialogue with our largest stockholders, and four in-depth management reviews of ongoing corporate performance. This comprehensive and rigorous process allows the HRCC to make informed decisions and adjust compensation positively or negatively, although VCIP, PSP and stock option awards may never exceed 250 percent, 200 percent and 100 percent of target, respectively.

HRCC ANNUAL COMPENSATION CYCLE

July	October	December	February/March	May
●First Performance Review ●Independent third party benchmarks CEO pay and reviews market trends	●Compensation program risk analysis ●Review market best practices and initial program design concept ●Initial stockholder outreach	●Stockholder feedback shared with HRCC/Board ●Program design approved ●Second performance review	●Third and fourth performance reviews ●Independent third party review of peer target compensation and payouts ●Approve incentive payouts ●Approve performance targets and target compensation	●Stockholder outreach; feedback shared with the HRCC/Board ●Annual stockholder vote

MANAGEMENT

ConocoPhillips’ Human Resources department supports the HRCC in the execution of its responsibilities and manages the development of the materials for each committee meeting, including market data, individual and company performance metrics, and compensation recommendations. The CEO considers performance and makes individual recommendations to the HRCC on base salary, annual incentive and long-term equity compensation with respect to Senior Officers, including all Named Executive Officers other than himself. The HRCC reviews, discusses, modifies and approves, as appropriate, these recommendations. No member of the management team, including the CEO, has a role in determining his or her own compensation.

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COMPENSATION CONSULTANTS

The HRCC has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of the compensation of the CEO and the Senior Officers, and has sole authority to approve such consultant’s fees and other retention terms. Similarly, the HRCC has authority to retain, terminate and obtain advice and assistance from external legal, accounting or other advisors and consultants.

The HRCC retained FW Cook to serve as its independent executive compensation consultant in 2017. The HRCC has adopted specific guidelines for outside compensation consultants, which (1) require that work done by such consultants other than at the direction of the HRCC be approved in advance by the HRCC; (2) require the HRCC to conduct a review to determine if it is advisable to replace the independent consultant after a period of five years; and (3) prohibit ConocoPhillips from employing any individual who worked on our account for a period of one year after that individual leaves the employ of the independent consultant. FW Cook has provided an annual attestation of its compliance with our guidelines.

Separately, management retained Mercer to, among other things, assist it in compiling compensation data, conducting analyses, providing consulting services, and supplementing internal resources for market analysis.

The HRCC considered whether any conflict of interest exists with either FW Cook or Mercer in light of SEC rules. The HRCC assessed the following factors relating to each consultant in its evaluation: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the HRCC; (5) any ConocoPhillips stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Both FW Cook and Mercer provided the HRCC with appropriate assurances addressing such factors. Based on this information, the HRCC concluded that the work of the consultants did not raise any conflict of interest. The HRCC also took into consideration all factors relevant to FW Cook’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listing Manual, and determined that FW Cook is independent, and performs no other services for ConocoPhillips.

PEERS AND BENCHMARKING

With the assistance of our outside compensation consultants, we set our compensation structure and targets by referring to multiple relevant compensation surveys that include large energy companies and other complex organizations. We then compare that information to our salary grade targets (both for base salary and for incentive compensation) and make any changes needed to bring the cumulative target for each salary grade to approximately the 50th percentile for similar positions as indicated by the survey data.

For our Named Executive Officers, we conduct benchmarking, using available data, for each individual position. For example, although we determine compensation targets by benchmarking against other large, publicly-held energy companies, in setting targets for our executives, we also consider broader categories, such as mid-sized, publicly-held energy companies and other large, publicly-held companies outside the energy industry. This position benchmarking exercise relies on peer market data from Mercer. The HRCC’s independent consultant, FW Cook, reviews and independently advises on the conclusions reached as a result of this benchmarking.

The HRCC uses two separate categories of primary peer groups in designing our compensation programs: the compensation peer group and the performance peer group. There is considerable overlap between the two peer groups.

The companies in the compensation peer group broadly reflect the industry in which we compete for business opportunities and executive talent, and we believe these peers provide a good indicator of the current range of executive compensation. Performance peers are those companies in our industry in relation to which we believe we can best measure performance by comparing financial and business objectives and opportunities. The companies chosen as compensation and performance peers have several characteristics in common. Specifically, they: are complex organizations; are publicly traded (and not directed by a government or governmental entity); have very large market capitalization; have very large production and reserves; and are competitors for exploration prospects and for the same talent pool of potential employees. See “Company Overview” on page 5 for a discussion of ConocoPhillips’ size, scope and complexity.

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Compensation and Performance Peers

The following chart shows the companies that we currently consider our peers, together with their production, proved reserves and market capitalization:

Company Name	2016 Production(1) (MBOED)	Production as Multiple of COP production	Year-End 2016 Proved Reserves(1) (MMBOE)	Proved Reserves as Multiple of COP Proved Reserves	Market Value as of 12/31/16(2) ($ billions)	Market Value as Multiple of COP Market Value	Compensation Peer	Performance Peer
Exxon Mobil Corporation (“XOM”)	4,053	2.6	19,974	3.1	374	6.0
Royal Dutch Shell plc (“RDS.A”)	3,668	2.3	13,248	2.1	231	3.7
BP plc (“BP”)	3,268	2.1	17,810	2.8	121	2.0
Chevron Corporation (“CVX”)	2,594	1.7	11,122	1.7	222	3.6
Total SA	2,452	1.6	11,518	1.8	124	2.0
ConocoPhillips	1,569	1.0	6,424	1.0	62	1.0
Anadarko Petroleum Corporation (“APC”)	793	0.5	1,722	0.3	39	0.6
Occidental Petroleum Corporation (“OXY”)	630	0.4	2,406	0.4	54	0.9
Devon Energy Corporation (“DVN”)	611	0.4	2,058	0.3	24	0.4
Apache Corporation (“APA”)	522	0.3	1,311	0.2	24	0.4
Marathon Oil Corporation (“MRO”)	393	0.3	2,096	0.3	15	0.2
Fortune 100 Industrials (for CEO & staff executives)

(1)	Based on publicly available information.
(2)	Source: Bloomberg.
Note: ConocoPhillips’ 2016 production and proved reserves have not been restated to reflect asset dispositions.

Setting Compensation Targets—Compensation Peer Group

At the February 2017 HRCC meeting, the HRCC reviewed the compensation within the compensation peer group to benchmark the target compensation of ConocoPhillips’ Named Executive Officers. In addition, for the CEO and staff executive positions, the HRCC considers the Fortune 100 Industrials (non-financial companies) when setting target compensation. Staff executive positions include executives who have duties not solely or primarily related to our operations, such as finance, legal, accounting and human resources.

As the world’s largest independent E&P company, we are uniquely positioned between the larger integrated companies and independent E&P companies in terms of production and proved reserves. This makes it challenging to benchmark target compensation that adequately considers ConocoPhillips’ size, scope and scale relative to other independent E&P companies. We are often compared, for compensation purposes, against a set of publicly-traded independent E&P companies, many of which are much smaller and less complex than we are. We include the integrated companies in our compensation peer group given that we compete with them for talent, and they are more similar from a size and complexity perspective than the smallest publicly-traded E&P companies.

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The bubble chart below represents the positioning of ConocoPhillips relative to its selected compensation peer group using 2016 production, market cap as of December 31, 2016, and year-end 2016 proved reserves. The HRCC considered the relative positioning in the process of setting 2017 target compensation for the CEO.

The HRCC’s approach to setting target compensation since the spinoff in 2012 is to consider the average of the median target compensation of the integrated companies and the independent companies. Averaging the medians recognizes ConocoPhillips’ relative positioning between the integrateds and independents. The HRCC also validated the outcome with the Fortune 100 Industrials median.

Mr. Lance has had the same target compensation since 2013. The chart below shows how the HRCC arrived at the CEO’s target compensation for that year reflecting the average of the medians methodology.

COMPENSATION PEER GROUP
Bubble size represents market cap (as of 12/31/16)

Note:	ConocoPhillips’ 2016 production and proved reserves have not been restated to reflect asset dispositions.

AVERAGE OF THE MEDIANS
	Estimated 2013* Targets ($ in thousands)
	Base	STI Target	Total Compensation
Integrated Peers: Median
BP Chevron ExxonMobil Shell	$1,907	150%	$16,600
Independent Peers: Median
Anadarko Apache Devon Occidental	$1,471	168%	$14,850
Average of Integrated & Independent Peers Median	$1,689	159%	$15,725
ConocoPhillips 2013	$1,700	160%	$16,000

*	The HRCC included Marathon Oil Corporation with regard to performance periods that include the years 2016 and later.

In reviewing 2017 target compensation for the CEO, the HRCC noted that, since 2013, a number of CEOs within the compensation peer group have retired, and target compensation for the new incumbent was set below the retired CEO’s compensation, reducing the peer medians. The HRCC also considered the median target compensation of the Fortune 100 Industrials, which was approximately $16 million for 2017. Based on these factors, the HRCC made no changes to the CEO’s 2017 target compensation.

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Measuring Performance—Performance Peer Group

The HRCC believes our performance is best measured against both large independent E&P companies and the largest publicly-held, international, integrated oil and gas companies against which we compete in our business operations. Therefore, for our performance-based programs, the HRCC assessed our actual performance for a given period in comparison to the performance peer group.

INTERNAL PAY EQUITY

We believe our compensation structure provides a framework for an equitable compensation ratio among our executives, with higher targets for jobs involving greater duties and responsibilities. Our compensation program is designed so that the individual target level rises as salary grade level increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation as a multiple of the total compensation of his or her subordinates will increase in periods of above-target performance and decrease in times of below-target performance. The HRCC reviews the compensation of Senior Officers periodically to ensure the equitable compensation of officers with similar levels of responsibilities.

DEVELOPING PERFORMANCE MEASURES

We believe our performance metrics appropriately reflect the performance of ConocoPhillips consistent with our strategy as an independent E&P company. Specifically, the HRCC has approved a balance of metrics, some of which measure performance relative to our peer group and some of which measure progress in executing our strategic milestones and objectives. We have selected multiple metrics, as described herein, because we believe no single metric is sufficient to capture the performance we are seeking to drive. Moreover, reliance on any metric in isolation is unlikely to promote the well-rounded executive performance necessary to enable us to achieve long-term success. The HRCC reassesses performance metrics periodically to confirm that they remain appropriate.

PERFORMANCE CRITERIA

We use corporate performance criteria in determining individual payouts for our NEOs. In addition, our programs contemplate that the HRCC will exercise discretion in assessing individual performance. The HRCC considers all the elements described below before making a final determination. In response to stockholder feedback, the HRCC approved certain metrics for VCIP and PSP and the weight assigned to each metric, consistent with our strategy and focus as an independent E&P company. This is reflected in the charts below.

VCIP	HSE	Operational	Financial	Strategic Milestones	TSR
	20%	20%	20%	20%	20%

PSP	TSR	Financial	Strategic Objectives
	50%	30%	20%

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Corporate Performance Criteria

We utilize multiple measures of performance in our compensation programs to ensure that no single aspect of performance is driven in isolation. The HRCC approved compensation metrics that are consistent with our strategic cash flow allocation priorities, and therefore align with our goal to deliver superior returns to stockholders through price cycles. See “2017 Strategic Transformation and Execution” on pages 50-51 for a discussion of our value proposition and strategic priorities. The HRCC determines the ultimate payout of our programs based on how well ConocoPhillips achieves the targets set for these metrics. The compensation metrics, and how they align with our strategic priorities and desired outcomes, are described below.

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Health, Safety and Environmental (“HSE”) (VCIP and PSP)

Everything we do depends on safely executing our business plans and operating to high standards of HSE stewardship. We view this as our fundamental license to operate. We have a comprehensive HSE program across our entire company, which includes criteria for process and personal safety. We include relative Total Recordable Rate and absolute Process Safety Events in our compensation metrics to reinforce our commitment to be an industry leader in HSE, drive continuous HSE improvement, and provide accountability for HSE at all levels of the organization, including among our senior leaders.

Total Recordable Rate is a measure of the rate of recordable injury cases in a year. Process Safety Events refers to the control of process hazards in a facility with the potential to impact people, property or the environment. This includes the prevention, control and mitigation of unintentional releases of hazardous material or energy from primary containment. We invest significant resources and provide focused attention to continually improve our safety culture and performance across the entire company.

Operational (VCIP only)

As an E&P company, strong operational performance is essential for delivering on our commitments to stockholders. Our operational compensation metrics include absolute targets for production, capital expenditures, operating and overhead costs, and operational milestones.

Our primary source of revenue and cash flow is the sale of our produced oil and gas. Therefore, we set an annual production target and we measure the achievement of production results against the approved target. Importantly, our annual production target is tied to annual targets for capital expenditures, operating and overhead costs, and operational milestones. This is designed to ensure that we don’t inadvertently incentivize actions, such as growing at all costs, that are misaligned with our strategic priorities. Effective capital and operating cost management also helps us achieve a low cost of supply portfolio in support of our returns-focused strategy. The operational targets are also designed to create alignment within our workforce around delivering business plans while maintaining discipline.

Our operational milestones are intended to drive a focus on key actions or decisions that support delivery of our plan. In North America, 2017 operational milestones included executing the Lower 48 unconventional development program and unconventional growth (Eagle Ford, Permian, Powder River Basin, Niobrara) and progressing Alaska projects (GMT 1 and 1H NEWS) and the Canada Montney program. In Europe, milestones included development activities for Greater Ekofisk, J-Area, Clair Ridge and Aasta Hansteen. In Asia Pacific and Middle East there were milestones for APLNG and executing appraisal drilling programs for Barossa in Australia, and the non-operated Bohai Phase 3 project in China. Finally, there were two exploration milestones related to resource discoveries.

Financial (VCIP and PSP)

The financial metrics in our compensation programs strongly align with our returns-focused strategy and are core to delivering our value proposition of superior returns through cycles. Furthermore, based on observation and analysis, we believe that our financial compensation metrics also strongly correlate to total shareholder returns, and thus value creation for stockholders. We include adjusted ROCE and adjusted CROCE in both our VCIP and PSP programs to ensure that we maintain financial discipline and balance short- and long-term performance.

For VCIP and PSP, our financial compensation metrics include adjusted ROCE and adjusted CROCE based on absolute improvement relative to peers. These are measured from third quarter to third quarter for the relevant period for VCIP and PSP since full-year peer data is not publicly available at the time the HRCC makes its annual assessment of performance.

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Each of the financial metrics are described in more detail below:

Adjusted Return on Capital Employed (ROCE) - ROCE is an important metric for ensuring that ConocoPhillips is efficiently allocating capital. We believe that ROCE is a strong indicator of long-term share price performance, but should also be included in short-term compensation metrics to reinforce discipline and a focus on profitability.

We adjust ROCE to remove the impact of non-operational results and special items that are unusual or nonrecurring. We calculate adjusted ROCE as follows:

adjusted earnings plus after-tax interest expense plus minority interest	average capital employed (total equity plus total debt)

Adjusted Cash Return on Capital Employed (CROCE) - Similar to adjusted ROCE, adjusted CROCE measures ConocoPhillips’ performance in efficiently allocating capital. However, while adjusted ROCE is based on adjusted earnings, adjusted CROCE is based on cash flow. This is relevant because it measures the ability of our capital investments to generate and expand cash flow consistent with our value proposition. We also adjust CROCE to remove the impact of non-operational results and special items that are unusual or nonrecurring. We calculate adjusted CROCE as follows:

adjusted earnings plus after-tax interest expense plus minority interest plus depreciation, depletion and amortization (DD&A)	average capital employed (total equity plus total debt)

Strategic Milestones and Objectives (VCIP and PSP)

Delivering on our value proposition requires that we take actions and steward the business in ways that are not exclusively operational or financial in nature. Our strategic milestones and objectives represent specific actions that are critical to implementing our strategy and aligning our workforce. Strategic milestones are set annually for VCIP and objectives are included for each three-year PSP period. We have consistently heard from stockholders that they want a direct link from our stated strategy to metrics in the compensation plans. The strategic milestones and objectives respond to those requests.

For 2017, our strategic milestones included accelerating our value proposition through dispositions, growing our dividend modestly, reducing our debt, repurchasing shares, and improving absolute financial returns.

For the three-year PSP, the strategic objectives included optimizing the portfolio to lower the cost of supply, maintaining financial strength and flexibility, achieving sustainable reductions in cost structure, and improving HSE performance—including sustaining excellence in ESG.

Relative Total Shareholder Return (“TSR”) (VCIP and PSP)

We believe our operational, financial and strategic milestones and objectives have a strong, positive correlation to TSR in our sector. Thus, as we pursue these metrics, we expect to achieve superior returns to stockholders; TSR is the best overall indicator of our success. By integrating compensation metrics with strategic priorities, we believe we are strongly aligned with stockholder interests across time periods and through cycles.

We believe it is important to include TSR in both VCIP and PSP because it is the most tangible, visible measure of the value we have created for stockholders during the relevant period. However, TSR has a stronger weighting in the PSP program to more closely align with stockholder performance benchmarks and to discourage short-term actions over long-term value creation.

TSR represents the percentage change in stock price from the beginning to the end of a stated period, plus the percentage impact from common stock dividends paid during the stated period assuming dividends are reinvested into the stock. Consistent with market practice, we calculate TSR based on a 20-trading day simple average prior to the beginning of a period and a 20-trading day simple average prior to the end of the stated period.

We measure TSR relative to our performance peer group to mitigate the influence of sector-wide factors, such as commodity price volatility, on our stock price.

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Individual Performance Criteria

Individual adjustments for our Senior Officers, including our Named Executive Officers, are approved by the HRCC, based on the recommendation of the CEO (other than for himself). The HRCC considers individual adjustments for each Named Executive Officer based on a subjective review of the individual’s personal leadership and contribution to ConocoPhillips’ financial and operational success. The CEO’s individual adjustment is determined by the HRCC, taking into account the review of the CEO’s performance conducted jointly by the HRCC and the Lead Director. The HRCC considers the totality of the executive’s performance in deciding on any positive or negative individual adjustment.

2017 Executive Compensation Analysis and Results

The following is a discussion and analysis of the decisions the HRCC made regarding our Named Executive Officers in 2017.

BASE SALARY

As a result of low commodity prices and economic uncertainty, management implemented certain measures to reduce operating costs. Among other things, the HRCC made the difficult, but necessary, decision not to award annual salary adjustments in 2015, 2016 and 2017 for the NEOs. These actions were driven primarily by a recognition of the weak price environment, and did not represent a change in overall compensation philosophy.

The HRCC reviews base salary annually for each of the NEOs. Base salary for the CEO has remained unchanged since March 1, 2013. Base salary for the other NEOs has remained unchanged since March 1, 2014, except that, to recognize additional responsibilities and duties assumed by Messrs. Hirshberg and Wallette in their expanded roles, the HRCC approved a ten-percent increase in base salary for each of these officers effective April 1, 2016. This resulted in a prorated increase in 2016 base salary with the full impact of the increase reflected in 2017.

The table below shows the base salary for each Named Executive Officer earned during the years ended 2016 and 2017:

Name	12/31/2016	12/31/2017
R.M. Lance	$1,700,000	$1,700,000
D.E. Wallette, Jr.	939,550*	961,400
M.J. Fox	1,241,000	1,241,000
A.J. Hirshberg	1,178,200*	1,205,600
J.L. Carrig	760,032	760,032

*	Reflecting prorated increase to 2016 base salary discussed above.

PERFORMANCE-BASED PROGRAMS

In determining performance-based compensation awards for our Named Executive Officers for performance periods concluding at the end of 2017, the HRCC began by assessing overall company performance. To that end, the HRCC considered the performance reviews throughout and after the performance period ended to assess the degree of difficulty in achieving performance targets. The HRCC applied the approved payout matrix to the relative financial metric results, and then considered any adjustments to the awards under our three performance-based compensation programs (VCIP, PSP and Stock Option Program) in accordance with their terms and pre-established criteria. The HRCC retains the discretion to make a positive or negative adjustment to awards (other than stock option awards, for which no upward adjustment is allowed) to ensure pay and performance are appropriately aligned.

The HRCC followed the matrix below in making its determination of payouts for the relative financial metrics (adjusted ROCE/CROCE) and TSR in the VCIP and PSP programs:

Relative Ranking	1st - 2nd	3rd	4th	5th	6th	7th	8th	9th	10th - 11th
Payout	200%	175%	150%	125%	100%	75%	50%	25%	0%

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Annual Incentive—Variable Cash Incentive Program (VCIP)

All of our employees are eligible for VCIP. The VCIP payout for our Executive Leadership Team, including the NEOs, is calculated using the following formula. This formula was simplified in response to stockholder feedback to focus solely on five key areas of corporate performance, rather than corporate and business unit performance, and is subject to HRCC approval and discretion to set the award:

Eligible Earnings	X	Target Percentage for the Salary Grade	X	Corporate Performance Adjustment	±	Any Individual Performance Adjustment

Note:	VCIP awards for all other employees are based on a combination of corporate performance and business unit performance.

VCIP Performance

In December 2016, the HRCC approved five corporate performance measures (Health, Safety and Environmental; Operational; Financial; Strategic Milestones; and Total Shareholder Return) by which it would judge performance for VCIP. Each of the performance measures was assigned equal weight.

The HRCC determines the ultimate payout of our programs based on how well ConocoPhillips achieves the targets established under the five corporate performance measures set forth above. These measures directly correspond to our strategic cash flow allocation priorities, which support our goal to deliver superior returns to stockholders through price cycles. See “Executive Compensation – Strategic Alignment” on page 52 and “Performance Criteria” beginning on page 61.

The absolute targets approved by the HRCC were based on ConocoPhillips’ rigorous budget planning process and aligned with our disciplined, return-focused strategy to create value through commodity price cycles. Our first cash allocation priority is to invest capital to maintain flat production by offsetting natural production decline, while the fifth priority is disciplined growth capital. Based on these priorities, the 2017 Production target was set in-line with 2016 production of 1,569 MBOED, adjusted for the full-year impact of 2016 dispositions and excluding Libya and adjustments for expected 2017 dispositions. The Operating and Overhead and Capital targets were set 14 percent and 7 percent below 2016 targets, respectively, also adjusted for dispositions. The HRCC believes these targets were challenging, recognizing the difficulty of achieving flat production with significant reductions to capital and operating and overhead costs.

In determining award payouts under VCIP in 2017, the HRCC met four times with management to review progress and performance against the approved metrics. This process allows the HRCC to make informed decisions to positively or negatively adjust payouts where warranted. Results for production, capital and operating and overhead costs are normalized to account for dispositions (e.g., Western Canada, FCCL, San Juan), foreign exchange rates, commodity price and related tax and production-sharing contract impacts and items beyond the control of management (e.g., production impacts from hurricanes). This allows the HRCC to measure results against targets on a consistent basis and measure management performance so there is no benefit or detriment to executive compensation for these items. The normalization adjustments are reviewed by the HRCC.

We achieved another record HSE year, exceeded our operational targets and transformed our portfolio and overall balance sheet by putting our strategy into action. Our financial and TSR results improved versus 2016 as well. Our serious incidents and Tier 1 process safety events decreased and we beat our lowest combined Total Recordable Rate on record. Our production continued to grow despite less capital. We significantly outperformed on both production and capital targets and met our operating and overhead targets. Additionally, we achieved all of our operational milestones for operated properties. Our financial returns results ranked near the top relative to our performance peers, driven by exceptional operational performance, asset sales and debt reduction. We exceeded our strategic milestone targets on all fronts. Our dispositions included approximately $16 billion of transactions, which allowed us to triple our share repurchases, increase the dividend, and reduce our debt. And our TSR significantly improved. We finished fifth among our performance peers and first among our independent peers. These results reflect a strong positive response to the strategy reset we launched in late 2016. The HRCC believes the 169 percent corporate performance payout reflects ConocoPhillips’ overall strong performance and transformational year in 2017.

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The HRCC considered the following quantitative and qualitative performance measures and made the following program and adjusted payout decisions:

Metric Category	Category Weighting	Metric	VCIP Target	VCIP Results & Performance Summary	Payout	Weighted Payout
HSE	20%	Total Recordable Rate (“TRR”) (relative)	Top-quartile performance and industry leader	Achieved lowest workforce TRR on record; achieved top-quartile safety performance and recognized as HSE industry leader	175%	35%
		Process Safety Events (“PSE”)	Continuous Improvement	Serious incident and Tier 1 PSE rates improved year-over-year 53% and 58%, respectively
Operational	20%	Production (MBOED)	1,535	Exceptional operating performance producing 1,579 MBOED; exceeded target by ~3% while spending less capital and achieving Operating and Overhead targets	155%	31%
		Capital ($B)	$5.3	Capital managed to $4.7B, ~11% below target; driven by scope optimization and cost reductions; overall, delivered capital milestones for less capital
		Operating and Overhead ($B)	$6.0	Managed operating and overhead costs to target of $6.0B; a reduction of ~8% from 2016 despite the additional cost associated with increased production
		Operational Milestones	See operational milestones discussed on page 63.	Strong project performance with 100% of milestones for operated properties achieved
Financial	20%	Adjusted ROCE (absolute improvement relative to peers)		3rd in peer group (175% per matrix)	187.5%	37.5%
		Adjusted CROCE (absolute improvement relative to peers)		2nd in peer group (200% per matrix)
Strategic Milestones The strategic milestones are aligned with the strategic priorities set out at the November 2016 Analyst & Investor Meeting.	20%	Optimize portfolio through strategic dispositions		Strategic disposition transactions ~$16B in 2017; three-year plan target was $5-$8B; this transformational change improved margins and accelerated achievement of other strategic milestones described below	200%	40%
		Provide distinctive stockholder distributions with annual dividend growth and share repurchase program		Stockholder distributions exceeded target by tripling 2017 repurchases to $3B; dividend increased by 6% in 2017; overall, returned 61% of cash flow from operating activities, excluding working capital, through a combination of dividend ($1.3B) and share buybacks ($3.0B)
		Maintain a strong balance sheet, reduce debt and focus on improving absolute financial returns		Debt reduction of $7.6B in 2017 accelerated debt levels to under the three-year target of $20B; strengthened our position to deliver improved cash and financial returns at lower crude prices
TSR	20%	Total shareholder return (relative to peers)		5th in peer group (125% per matrix) with absolute TSR of +6.5% based on 20-day average methodology; outperformed all independent E&Ps and total peer average.	125%	25%
				Total Payout		169%

The absolute targets approved by the HRCC were based on the ConocoPhillips’ rigorous budget planning process and aligned with our disciplined, return-focused strategy to create value through commodity price cycles. Our first cash allocation priority is to invest capital to maintain flat production by offsetting natural production decline, while the fifth priority is disciplined growth capital. Based on these priorities, the 2017 Production target was set in-line with 2016 production of 1,569 MBOED, adjusted for the full-year impact of 2016 dispositions and excluding adjustments for expected 2017 dispositions and excluding Libya (production results also exclude Libya). The Operating and Overhead and Capital targets were set 14% and 7% below 2016 targets, respectively. The HRCC believes these targets were challenging, recognizing the difficulty of achieving flat production with significant reductions to capital and operating and overhead costs.

Operating and overhead costs include production and operating expenses; selling, general and administrative expenses; and controllable exploration general and administrative expenses, geological and geophysical, and lease rental and other expenses, adjusted to remove the impact of special items that are unusual or nonrecurring. Operating and overhead results, and the absolute metric results for production and capital, are adjusted to normalize, as applicable, for dispositions (e.g., Canada, San Juan), foreign exchange rates, price and related tax and production-sharing contract impacts, and items beyond the control of management (e.g., production impacts from hurricanes). Actual 2017 production was 1,356 MBOED, excluding Libya.

For relative metrics, adjustments for material, nonrecurring special items (e.g., gains on dispositions, impairments) are made to company results to determine adjusted ROCE/CROCE, and we also use disclosed material adjustments made by peers when measuring relative results for these metrics. Adjusted earnings (loss) that are part of the adjusted ROCE/CROCE calculations is a non-GAAP financial measure. A reconciliation to U.S. GAAP and a discussion of the usefulness and purpose of adjusted earnings (loss) can be found at www.conocophillips.com/nongaap.

Compensation Discussion & Analysis —	2017 Executive Compensation Analysis and Results	ConocoPhillips	2018 PROXY STATEMENT	67

Individual Performance Adjustments

An important design element of the program is the HRCC’s ability to make individual adjustments for each Named Executive Officer in recognition of the individual’s personal leadership and contribution to ConocoPhillips’ financial and operational success during the year. All of the NEOs made significant contributions under the strong leadership of the CEO. The HRCC approved the following individual performance adjustments: Mr. Wallette for proactive balance sheet management including rating agencies, debt markets and the share buyback program (positive 10 percent adjustment); Mr. Fox for strategy development and his role in the strategic dispositions of noncore assets, including our 50 percent nonoperated interest in the FCCL Partnership, as well as the majority of our Western Canada gas assets and our interests in the San Juan basin that allowed further acceleration of our value proposition (positive 15 percent adjustment); and Mr. Hirshberg for delivering exceptional operational performance with the best on record HSE performance (positive ten percent adjustment). No individual adjustments were made for our NEOs in this program in 2015 and 2016.

The calculation of the 2017 VCIP award for each NEO is summarized below:

	2017 Eligible Earnings	Target VCIP	Corporate Payout	Individual Performance Adjustment*	Total Payout
R. M. Lance	$1,700,000	160%	169%	–	$4,596,800
D.E. Wallette, Jr.	961,400	100%	169%	10%	1,720,906
M.J. Fox	1,241,000	115%	169%	15%	2,625,956
A.J. Hirshberg	1,205,600	115%	169%	10%	2,481,728
J.L. Carrig	760,032	89%	169%	–	1,143,164

*	The value of the individual performance adjustment is calculated as a percentage of target value.

68	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis —	2017 Executive Compensation Analysis and Results

Long-Term Incentive: Performance Share Program (PSP)

In 2015, the HRCC approved performance metrics for the PSP performance period running from January 2015 through December 2017.

The PSP program is designed to motivate senior leadership worldwide to execute their duties in a way that not only achieves ConocoPhillips’ approved strategy, but also closely aligns senior leadership with stockholder interests. Less than 60 of our current employees participate in this program.

PSP Performance

The PSP uses staggered three-year performance periods that measure performance against three corporate performance metrics; relative Total Shareholder Return, which is weighted 50 percent; relative Financial, which is weighted 30 percent; and Strategic Objectives, which is weighted 20 percent.

When ConocoPhillips emerged as an independent E&P company in 2012, we established objectives based on annual capital expenditures of about $16 billion and relatively high, stable oil prices. We delivered on our commitments to stockholders and met or exceeded our strategic objectives through 2014. However, oil and gas prices began a precipitous decline in late 2014 that continued through 2016. The performance period began in 2015 with Brent prices around $55/bbl after having fallen from over $100/bbl. Brent prices reached a low of $26/bbl in 2016 before making a slow recovery over the remainder of the performance period. During the period from 2015 to 2017 we took several transformational actions to position ConocoPhillips for more cyclical and volatile commodity prices. These strategic actions were designed to improve our resilience to lower prices, while still providing investors upside from higher prices. The significant actions we took included:

>	Reducing capex from $17.1 billion in 2014 to $4.6 billion in 2017;
>	Reducing adjusted operating costs* from $9.7 billion in 2014 to $5.9 billion in 2017;
>	Exiting high-cost, low-margin businesses, such as deepwater exploration;
>	Selling ~$16 billion of assets in 2017;
>	Paying down $7.6 billion of debt in 2017, reducing year-end debt to $19.7 billion;
>	Reducing the ordinary dividend by 66 percent in Q1 2016 to a sustainable, through-cycle level; increasing the dividend by 6 percent in Q1 2017; and
>	Initiating a share buyback program with a $6 billion authorization; completing $3 billion through 2017.

The approved PSP XIII payout is 65% of target for the 2015-2017 performance period. The HRCC considered ConocoPhillips’ overall performance based on the PSP XIII performance measures set forth above, which, similar to VCIP, directly correspond to our strategic cash flow allocation priorities and support our goal to deliver superior returns to stockholders through price cycles. See “Executive Compensation – Strategic Alignment” on page 52 and “Performance Criteria” beginning on page 61. Our strategic objectives were considered against several metrics, including: achieving sustainable reductions in our cost structure; maintaining our financial strength and flexibility; and optimizing our portfolio. We performed very well in these areas, as we took difficult, but necessary and decisive, actions to adapt ConocoPhillips to a lower price environment. However, our adjusted ROCE and adjusted CROCE performance fell in the bottom quartile and our relative TSR was below median. The financial and TSR performance, especially in 2015 and 2016, led to the below-target payout. The HRCC believes we are executing the right strategy and recognizes the leadership and commitment our executives displayed during this volatile performance period. Accordingly, the HRCC considers the PSP XIII payout an appropriate reflection of ConocoPhillips’ performance during the period, balancing the challenges faced in 2015 and 2016 both in TSR and financial results with the transformation in 2017.

*	Adjusted operating costs is a non-GAAP financial measure. A reconciliation to U.S. GAAP and a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap.

Compensation Discussion & Analysis —	2017 Executive Compensation Analysis and Results	ConocoPhillips	2018 PROXY STATEMENT	69

The HRCC considered the following quantitative and qualitative performance measures and made the following program and payout decisions that it believes demonstrate strong alignment between stockholder interests and executive compensation:

Metric Category	Category Weighting	Metric	PSP Results & Performance Summary	Payout	Weighted Payout
TSR	50%	Total shareholder return (relative to peers)	7th in peer group (75% per matrix) for 2015-2017 based on 20-day average methodology; outperformed independent E&P three-year peer average.	75%	37.5%
Financial	30%	Adjusted ROCE (absolute improvement relative to peers)	9th in peer group (25% per matrix)	12.5%	3.75%
		Adjusted CROCE (absolute improvement relative to peers)	10th in peer group (no payout per matrix)
Strategic Objectives	20%	Maintain financial strength and flexibility and optimize portfolio	Transformed the company and its portfolio by developing and executing a returns-focused strategy to achieve a sustaining price of <$40/bbl through strategic asset sales of $18 billion, reducing debt by almost 30% to <$20B and improving our credit rating	120%	24%
		Achieve $1B controllable cost reduction from 2014 actuals and deliver overall controllable cost per BOE reduction	Exceeded $1B target, reducing controllable costs by $4B since 2014; reduced cost of supply across the portfolio; <$35/bbl average cost of supply
		Improve three-year HSE performance

Maintained our focus on sustainability resulting in climate change scenario planning and strategy, inclusion of development risks into business planning and decision-making, and setting a long-term greenhouse gas emissions intensity reduction target. Improved safety and environmental performance over the three-year period.

				Total Payout	65%

The strategic objectives are a direct response to continued feedback from stockholders to link compensation performance metrics to our strategy.

Adjustments for material, nonrecurring special items (e.g., gains on dispositions, impairments) are made to company results to determine adjusted ROCE/CROCE, and we also use disclosed material adjustments made by peers when measuring relative results for these metrics. Adjusted earnings (loss) in the adjusted ROCE/CROCE calculations is a non-GAAP financial measure. A reconciliation to U.S. GAAP and a discussion of the usefulness and purpose of adjusted earnings (loss) can be found at www.conocophillips.com/nongaap.

Controllable costs include production and operating expenses; selling, general and administrative expenses; and controllable exploration general and administrative expenses, geological and geophysical, and lease rental and other expenses, adjusted to remove the impact of special items that are unusual or nonrecurring.

PSP award targets are set in shares at the beginning of the performance period and actual payouts based on the HRCC’s evaluation of performance are calculated using our stock price after the conclusion of the three-year program. Thus, the value of the performance shares is tied to stock price performance throughout the performance period, further demonstrating the strong alignment between executive incentive compensation and stockholder interests. The calculation of the PSP XIII payout, including the reported value and realized value, for each NEO is summarized below.

	Reported Value* ($)	Target Units (#)	Corporate Payout Percentage (%)	Final Units Awarded (#)	Realized Value** ($)
R.M. Lance	$6,630,693	95,757	65%	62,242	$3,401,214
D.E. Wallette, Jr.	1,951,740	28,186	65%	18,321	1,001,151
M.J. Fox	3,126,619	45,153	65%	29,349	1,603,776
A.J. Hirshberg	2,761,283	39,877	65%	25,920	1,416,398
J. L. Carrig	1,436,141	20,740	65%	13,481	736,669
*	Based on the 2015 grant date fair value reported in the 2016 proxy (2017 proxy for Ms. Carrig) in the Stock Awards column of the Summary Compensation Table.
**

Based on 65% payout approved by the HRCC at its February 13, 2018, meeting and the fair market value of COP stock on February 17, 2018 of $54.645, the date restrictions lapsed on the PSP XIII (2015-2017) award.

No individual adjustments were made. This is the third consecutive year that the HRCC has made no such adjustments for our NEOs in this program.

Long-Term Incentive: Stock Option Program

All 2017 awards under the Stock Option Program were made at target. Less than 60 of our current employees participate in this program.

In December 2017, the HRCC approved replacing stock options with time-vested RSUs effective with equity grants made in 2018.

70	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis — 2017 Executive Compensation Analysis and Results

Demonstrating Pay and Performance Alignment

The charts below illustrate the strong alignment between our executives’ pay and ConocoPhillips’ performance by comparing the corporate payout levels of our annual and long-term incentive programs to our stock performance. Additionally, the compensation reported in the Summary Compensation Table reflects the accounting value of long-term equity awards at grant and not the value actually realized from these awards. Since a significant portion of the reported compensation represents potential pay, we believe it is useful to supplement that information with realized pay.

VCIP CORPORATE PERFORMANCE*

*	Through 2016, the annual incentive program consisted of 50% corporate performance metrics and 50% business unit performance metrics.

PSP CORPORATE PERFORMANCE

*	The ‘payout adjusted for stock price’ in the graph above considers, on a percentage of target basis, both the HRCC’s approved performance payout and the final settlement value based on the fair market value of COP stock on the settlement date following the conclusion of the three-year performance period.

CEO – REALIZED PAY ANALYSIS

As required by SEC rules, the compensation reported in the Summary Compensation Table reflects the accounting value of long-term equity awards at grant and not the value realized from these awards. Since a significant portion of the reported compensation represents potential pay, we believe it is useful to also disclose realized pay.

Realized long-term incentive pay may be significantly different from the pay reported in the Summary Compensation Table due to performance share program payouts, stock price and stock option exercises. For Stock Awards granted in 2013, 2014 and 2015 and whose performance periods ended in 2015, 2016 and 2017, respectively, the total realized value is approximately 59 percent of the value reported for these grants in the Summary Compensation Table. No value has been realized from Option Awards granted and reported between 2013 and 2017.

Compensation Discussion & Analysis —	Demonstrating Pay and Performance Alignment	ConocoPhillips	2018 PROXY STATEMENT	71

To illustrate CEO reported and realized pay for PSP, the chart below summarizes the reported grant date fair value of PSP XI (2013-2015), XII (2014-2016) and XIII (2015-2017) and the value realized from each program. PSP award targets are set in shares at the beginning of the performance period. Actual payouts are based on the HRCC’s evaluation of corporate performance during the period against approved metrics, after which the number of target shares initially granted is adjusted accordingly. The performance-adjusted number of shares is then multiplied by our stock price on the settlement date after the conclusion of the three-year program, resulting in the final cash payout. The difference in value between reported and realized pay demonstrates alignment with stockholders.

Thousands

Changes to our Long-Term Incentive Programs for 2018

Effective with equity grants awarded in 2018, the HRCC approved replacing stock options with three-year, time-vested restricted stock units. In making this decision, the HRCC considered:

>	the overall need to balance risk, retention, and dilution;
>	the potential increased volatility in performance share payouts, considering that 80% of the corporate payout is based on relative financial and TSR performance; and
>	the fact that including time-vested restricted stock units in the pay mix is consistent with peer market practice

During our outreach, stockholders indicated support for this change, with some suggesting we reduce the weighting of time-vested restricted stock units from the current 40 percent weighting of stock options.

In response to this feedback, the HRCC increased the weighting of performance shares from 60 percent to 65 percent and assigned a weight of 35 percent to the time-vested restricted stock units.

2018 Target Compensation

In addition to determining the 2017 compensation payouts, the HRCC established the targets for 2018 compensation for our Named Executive Officers. No adjustments were made relative to 2017 target total compensation. With the exception of salary, the targeted amounts shown below are performance-based and, therefore, actual amounts received, if any, may differ from these targets. Mr. Lance’s total target compensation has remained unchanged since March 1, 2013.

Name	Salary	2018 VCIP Target Value	2018 Executive RSU Target Value	PSP 18 (2018-2020) Target Value	Total 2018 Target Compensation
R.M. Lance	$1,700,000	$2,720,000	$4,053,000	$7,527,000	$16,000,000
D.E. Wallette, Jr.	961,400	961,400	1,312,311	2,437,149	5,672,260
M.J. Fox	1,241,000	1,427,150	1,911,140	3,549,260	8,128,550
A.J. Hirshberg	1,205,600	1,386,440	1,856,624	3,448,016	7,896,680
J.L. Carrig	760,032	676,428	877,837	1,630,268	3,944,565

72	ConocoPhillips	2018 PROXY STATEMENT	Compensation Discussion & Analysis — Changes to our Long-Term Incentive Programs for 2018

Other Executive Compensation and Benefits

OTHER COMPENSATION AND PERSONAL BENEFITS

In addition to our four primary compensation components, we provide our Named Executive Officers a limited number of benefits as described below. Some benefits, such as executive life insurance coverage and nonqualified benefit plans, are provided for competitive reasons. Other benefits are designed primarily to promote a healthy work/life balance, to provide opportunities for developing business relationships, and to personalize our social responsibility programs.

Comprehensive Security Program—Because our executives face personal safety risks in their roles as representatives of a global E&P company, our Board has adopted a comprehensive security program for our executives.

Personal Entertainment—We purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which we operate. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes. We believe these tickets offer an opportunity to expand our networks at a very low or no incremental cost to ConocoPhillips.

Tax Gross-Ups—Certain of the personal benefits received by our executives are deemed by the Internal Revenue Service to be taxable income to the individual. When we determine that such income is incurred for purposes more properly characterized as company business than personal benefit, we provide further payments to the executive to reimburse the cost of including the item in the executive’s taxable income. Most often, these tax gross-up payments are provided for travel by a family member or other personal guest to attend a meeting or function in furtherance of company business, such as Board meetings, company-sponsored events, and industry and association meetings where spouses or other guests are expected to attend.

Executive Life Insurance—We provide life insurance policies and death benefits for all of our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. For each of our executives, we maintain an additional life insurance policy (at no cost to the executive) with a value equal to the executive’s annual salary. In addition to these two plans, we also provide our executives the option of purchasing group variable universal life insurance in an amount up to eight times their respective annual salaries. We believe this is a benefit valued by our executives that can be provided at no cost to ConocoPhillips.

Defined Contribution Plans—We maintain the following nonqualified defined contribution plans for our executives. These plans allow deferred amounts to grow tax-free until distributed, while enabling ConocoPhillips to use the money for the duration of the deferral period for general corporate purposes:

>	Voluntary Deferred Compensation Plans—The purpose of our voluntary nonqualified deferred compensation plans is to allow executives to defer a portion of their salary and incentive compensation so that such amounts are not immediately taxable.
>	Make-Up Plans—The purpose of our nonqualified defined contribution make-up plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on high-income participants in qualified plans.

Further information on these plans is provided under Nonqualified Deferred Compensation beginning on page 87.

Defined Benefit Plans—We also maintain nonqualified defined benefit plans for our executives. The primary purpose of these plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on high-income participants in qualified plans. The only such arrangement under which our Named Executive Officers are entitled to benefits of this type is the Key Employee Supplemental Retirement Plan. This type of plan is common among our competitors and we believe the lack of such a plan would put ConocoPhillips at a disadvantage in attracting and retaining talented executives. Further information on this plan is provided under Pension Benefits beginning on page 84.

SEVERANCE PLANS AND CHANGES IN CONTROL

We maintain plans to address severance of our executives in certain circumstances as described under Executive Severance and Changes in Control beginning on page 89. Plans of this nature are common within the industry; our plans are designed to aid ConocoPhillips in attracting and retaining executives. Under each of our severance and change-in-control severance plans, the executive must terminate from service with ConocoPhillips in order to receive severance pay.

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Executives who began participation in the change-in-control severance plan after the spinoff are not eligible for excise tax gross-ups under the plan. Executives who had been participants in the plan prior to the spinoff may receive excise tax gross-ups. The HRCC chose to grandfather the gross-up provision for certain participants because, in the event of a change in control, the provisions of our performance share program prior to the spinoff left those participants with the potential of a large excise tax. The HRCC determined it would be unfair should this burden suddenly be shifted to the participants. The post-spinoff design of the PSP reduced the potential tax impact to participants.

In 2013, the HRCC amended the change-in-control severance plan to limit single trigger vesting of equity awards to awards not assumed by an acquirer and for program periods that began prior to 2014. Awards assumed by an acquirer made with regard to later program periods under the PSP or the Stock Option Program will only vest upon the occurrence of both a change-in-control event and termination of employment of the employee (usually called a “double trigger”).

BROADLY AVAILABLE PLANS

Our Named Executive Officers are eligible to participate in the same basic benefits package as our other U.S. salaried employees. This includes expatriate benefits; relocation services; retirement, medical, dental, vision, life and accident insurance plans; health savings accounts; and flexible spending arrangements for health care and dependent care expenses.

Executive Compensation Governance

ALIGNMENT OF INTERESTS—STOCK OWNERSHIP AND HOLDING REQUIREMENTS

We place a premium on aligning the interests of our executives with those of our stockholders. Our Stock Ownership Guidelines require executives to hold equity valued at a multiple of base salary, ranging from 1.8 times salary for lower-level executives to six times salary for the CEO. Employees have five years from the date they become subject to these guidelines to comply. Holdings counted toward the guidelines include: (1) shares of stock owned individually, jointly, or in trusts controlled by the employee; (2) restricted stock and restricted stock units; (3) shares owned in qualified savings or stock ownership plans, whether vested or not; (4) stock or units in nonqualified deferred compensation plans, whether vested or not; and (5) annual Performance Share Program target awards when approved by the HRCC. Employees subject to the guidelines who have not reached the required level of stock ownership are expected to hold shares received upon vesting or earn-out of restricted stock, restricted stock units, or performance shares (net of shares for taxes), and shares received upon exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes), so they meet their requirement in a timely manner. The multiple of equity held by each of our Named Executive Officers currently exceeds our established guidelines.

CLAWBACK POLICY

The HRCC has approved a clawback policy providing that ConocoPhillips will recoup any incentive compensation (cash or equity) paid or payable to any executive to the extent such recoupment is required or contemplated by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act, or any other applicable law or listing standards. This clawback policy allows the Board to recoup compensation paid in the event of certain business circumstances, including a financial restatement. The policy operates in addition to provisions already contained in our award documents supporting grants under the PSP, the Stock Option Program, and other compensation programs using company equity. Those documents permit the Board to suspend rights to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to ConocoPhillips, including acts of misconduct (such as embezzlement, fraud, theft or disclosure of confidential information) or other acts that harm our business, reputation, or employees, as well as misconduct that results in ConocoPhillips having to prepare an accounting restatement. If the SEC adopts final rules regarding clawback requirements under the Dodd-Frank Act, we will review our policies and plans and, if necessary, amend them to comply with the new mandates. To date, no Named Executive Officers have been subject to any clawbacks.

ANTI-PLEDGING AND ANTI-HEDGING

ConocoPhillips has a policy that prohibits our directors and executives from pledging company stock or hedging or trading in derivatives of company stock. This policy, together with the Stock Ownership Guidelines discussed above, helps ensure that our Named Executive Officers and other Senior Officers remain subject to the risks, as well as the rewards, of stock ownership.

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EQUITY GRANT PRACTICES

When the HRCC awards Performance Share Units, options, or other equity grants to the Named Executive Officers, the value of the units or the exercise price of the options or other equity is determined based on an average of the stock’s high and low prices on the date of grant (or the preceding business day, if the markets are closed on the date of grant). Since 2016, to determine the target number of awards, we use an average of the closing prices on the 10 trading days preceding the date of grant. Grants of Performance Share Units and option grants are generally made at the HRCC’s February meeting (the date of which is determined at least a year in advance) or, in the case of new hires, on the date of commencement of employment or the date of HRCC approval, whichever is later.

STATUTORY AND REGULATORY CONSIDERATIONS

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. The HRCC also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, and designs deferred compensation programs with the intent that they comply with or are exempt from Section 409A of the Internal Revenue Code. The HRCC generally seeks to preserve tax deductions for executive compensation. Nonetheless, ConocoPhillips has awarded compensation that is not fully tax deductible when the HRCC believes that doing so is in the best interests of our stockholders, and reserves the right to do so in the future. The HRCC has been informed that the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed through the 2017 Tax Cuts and Jobs Act adopted on December 22, 2017 (the “2017 Tax Act”), effective for taxable years beginning after December 31, 2017. Under the 2017 Tax Act, compensation paid to any “covered employee” in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or any other named executive officer for tax years after December 31, 2016. The rules and regulations promulgated under Section 162(m) are complicated, and may change from time to time, and the scope of the transition relief under the 2017 Tax Act repealing Section 162(m)’s performance-based exemption from the deduction limit is uncertain. As such, there is no guarantee that compensation payable pursuant to any of our compensation programs will ultimately be deductible by ConocoPhillips.

Tax-Based Program Criteria

Our incentive programs were designed to conform to the requirements of Section 162(m) of the Internal Revenue Code, as in effect prior to the 2017 Tax Act, which allowed for deductible compensation in excess of $1 million if certain conditions, including the attainment of pre-established performance criteria, are met. We have designed the PSP and the VCIP, both of which involve pre-determined performance measures, to meet requirements for deductibility of these items of compensation. Maximum payments for the performance period under PSP and VCIP are set, but they are subject to downward adjustment through the application of the generally applicable methodology for PSP and VCIP awards previously discussed, effectively establishing a ceiling for PSP and VCIP payments to each Named Executive Officer. Threshold performance criteria for PSP and VCIP differed, due primarily to the different lengths in the threshold performance periods.

For the PSP, the criteria for the 2015-2017 performance period required that ConocoPhillips meet one of the following measures before any award could be made to a Named Executive Officer:

(1) Among the top seven of eleven specified companies in total shareholder return;

(2) Reserve additions of at least 750 MMBOE; or

(3) Cash from operations of at least $7.5 billion.

For the 2017 VCIP, the criteria required that ConocoPhillips meet one of the following measures before any award could be made to a Named Executive Officer:

(1) Among the top seven of eleven specified companies in total shareholder return;

(2) Reserve additions of at least 200 MMBOE;

(3) Cash from operations (excluding changes in working capital and adjusted for material dispositions) of at least $4.5 billion; or

(4) Controllable operating and overhead costs (adjusted for special items) of $7 billion or less.

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For the 2015-2017 PSP performance period, the specified companies for comparison were ConocoPhillips, ExxonMobil, Royal Dutch Shell, Chevron, Total, BP, Occidental, BG Group, Anadarko, Devon and Apache. BG Group was discontinued as a comparator company upon its acquisition by Royal Dutch Shell. For the 2017 VCIP program period, the specified companies for comparison were ConocoPhillips, ExxonMobil, Royal Dutch Shell, Chevron, Total, BP, Occidental, Anadarko, Devon, Apache and Marathon Oil.

The performance criteria for this purpose are set by the HRCC and may change from year to year, although the criteria must come from a list of possible criteria set forth in the stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan (the 2011 Omnibus Stock and Performance Incentive Plan for performance periods beginning before May 13, 2014). The award ceilings are also set by the HRCC each year, although they may not exceed limits set in the applicable Omnibus Stock and Performance Incentive Plan. The HRCC is responsible for determining whether the criteria are met after each performance period ends.

While this design was intended to preserve deductibility, the HRCC reserves the right to grant non-deductible compensation, and there is no guarantee that compensation payable pursuant to any of our compensation programs will ultimately be deductible.

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Human Resources and Compensation Committee Report

Review with Management. The HRCC has reviewed and discussed the “Compensation Discussion and Analysis” presented in this Proxy Statement with members of management, including the Chief Executive Officer and Chief Financial Officer.

Discussion with Independent Executive Compensation Consultant. The HRCC has discussed with Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, ConocoPhillips’ executive compensation programs, as well as specific compensation decisions made by the HRCC. FW Cook was retained directly by the HRCC, independent of management. The HRCC has received written disclosures from FW Cook confirming no other work has been performed for ConocoPhillips by FW Cook, has discussed with FW Cook its independence from ConocoPhillips, and believes FW Cook to have been independent of management.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the HRCC recommended to the Board that the “Compensation Discussion and Analysis” be included in ConocoPhillips’ Proxy Statement on Schedule 14A (and, by reference, included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2017).

THE CONOCOPHILLIPS HUMAN RESOURCES AND COMPENSATION COMMITTEE

Robert A. Niblock, Chairman
Richard H. Auchinleck
John V. Faraci
Harald J. Norvik

Human Resources and Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on our HRCC, (2) a director of another entity, one of whose executive officers served on our HRCC, or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors. In addition, no member of the HRCC was an officer or employee of ConocoPhillips or any of our subsidiaries during the year ended December 31, 2017, was formerly an officer or employee of ConocoPhillips or any of our subsidiaries, or had any other relationship requiring disclosure under applicable rules.

Human Resources and Compensation Committee Report	ConocoPhillips	2018 PROXY STATEMENT	77

The following tables and accompanying narrative disclosures provide information concerning total compensation paid to the Chief Executive Officer and the other Named Executive Officers of ConocoPhillips for 2017. Please also see our discussion of the relationship between the “Compensation Discussion and Analysis” to these tables under “2017 Executive Compensation Analysis and Results” beginning on page 65. The data presented in the tables that follow include amounts paid to the Named Executive Officers by ConocoPhillips or any of its subsidiaries for 2017.

Summary Compensation Table

The Summary Compensation Table below reflects amounts earned with respect to 2017 and, with regard to non-equity incentive plan compensation, for the performance period ending in 2017. The table does not include the cost of benefits that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements. All of our Named Executive Officers are U.S.-based salaried employees.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
R.M. Lance	2017	$1,700,000	$—	$6,993,660	$4,652,424	$4,596,800	$3,578,653	$327,393	$21,848,930
Chairman and CEO	2016	1,700,000	—	6,607,217	4,419,261	2,638,400	3,601,723	245,437	19,212,038
	2015	1,700,000	—	6,630,693	5,790,780	2,524,160	4,392,300	301,786	21,339,719
D.E. Wallette, Jr.	2017	961,400	—	2,264,449	1,506,438	1,720,906	2,935,282	109,606	9,498,081
Executive Vice President, Finance,	2016	939,550	—	1,944,837	1,301,146	911,364	2,248,397	61,530	7,406,824
Commercial, and CFO	2015	874,000	—	1,951,740	1,704,798	811,072	1,091,611	85,414	6,518,635
M.J. Fox	2017	1,241,000	—	3,297,776	2,194,020	2,625,956	438,163	149,519	9,946,434
Executive Vice President,	2016	1,241,000	—	3,115,552	2,083,774	1,384,336	414,358	91,371	8,330,391
Strategy, Exploration & Technology	2015	1,241,000	—	3,126,619	2,730,348	1,324,395	125,684	159,327	8,707,373
A.J. Hirshberg	2017	1,205,600	—	3,203,706	2,131,596	2,481,728	439,221	170,957	9,632,808
Executive Vice President, Production,	2016	1,178,200	—	2,751,504	1,840,685	1,314,282	2,262,525	121,457	9,468,653
Drilling & Projects	2015	1,096,000	—	2,761,283	2,411,712	1,169,651	1,190,020	159,072	8,787,738
J.L. Carrig	2017	760,032	—	1,514,732	1,007,964	1,143,164	163,710	96,278	4,685,880
Senior Vice President, Legal, General	2016	760,032	—	1,431,038	957,264	656,136	165,708	70,372	4,040,550
Counsel & Corporate Secretary	2015	760,032	—	1,436,141	1,254,510	627,726	154,017	92,484	4,324,910

(1)	Includes any amounts that were voluntarily deferred under the Key Employee Deferred Compensation Plan.
(2)

Because our primary short-term incentive compensation arrangement for salaried employees (the Variable Cash Incentive Program or “VCIP”) has mandatory performance measures that must be achieved before there is any payout to Named Executive Officers, amounts paid under the VCIP are shown in the Non-Equity Incentive Plan Compensation column of the table, rather than the Bonus column.

(3)

Amounts shown represent the aggregate grant date fair value of awards made under the Performance Share Program (“PSP”) during each of the years indicated, as determined in accordance with FASB ASC Topic 718. See the “Employee Benefit Plans” section of Note 17 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2017 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination.

The amounts shown for stock awards are from our PSP awards. No off-cycle awards were granted to any of the Named Executive Officers during 2015, 2016, and 2017. The amounts shown for awards from the PSP relate to the respective three-year performance periods that began in each of the years presented. Performance periods under the PSP generally are three years. As a new performance period has begun each year since the program commenced, there are three overlapping performance periods ongoing at any time.

78	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables —	Summary Compensation Table

The amounts shown for 2015 include the full initial target for PSP XIII for the January 2015—December 2017 performance period, as well as any incremental targets set during 2015 with regard to any ongoing performance period as a result of promotions. The amounts shown for 2016 include the full target for PSP XIV for the January 2016—December 2018 performance period, as well as any incremental targets set during 2016 with regard to any ongoing performance period as a result of promotions. The amounts shown for 2017 include the full initial target for PSP 17 for the January 2017— December 2019 performance period, as well as any incremental targets set during 2017 with regard to any ongoing performance period as a result of promotions.

Amounts shown represent the grant date fair value at target level under the PSP as determined pursuant to FASB ASC Topic 718. Amounts are shown at target for each year since it is most probable at the setting of the target for the applicable performance periods that targets will be achieved. If payout was made at maximum levels for company performance and excluding any individual adjustments, the amounts shown would double from the targets shown, although the value of the actual payout would be dependent upon the stock price at the time of the payout. If payout was made at minimum levels, the amounts would be reduced to zero. No adjustment is made to the target shown for prior years based upon any change in probability after the target is set. Changes to targets resulting from promotion or demotion of a Named Executive Officer are shown as awards in the year of the promotion or demotion, even though the awards may relate to a program period that began in an earlier year.

The grant date fair values of the target awards for PSP XIII (January 2015-December 2017) appear in the table in 2015. Actual payouts with regard to the targets for PSP XIII were approved by the HRCC at its February 2018 meeting. Pursuant to that approval, payouts were made in February 2018 (with values shown at fair market value on the date of settlement) to the Named Executive Officers as follows: Mr. Lance, 62,242 units valued at $3,401,214; Mr. Wallette, 18,321 units valued at $1,001,151; Mr. Fox, 29,349 units valued at $1,603,776; Mr. Hirshberg, 25,920 units valued at $1,416,398; and Ms. Carrig, 13,481 units valued at $736,669. These amounts do not appear in the table. Under the terms and conditions of the awards, participants were able to make elections prior to the beginning of the performance period to defer all or a portion of the award value into the Key Employee Deferred Compensation Plan. Mr. Wallette deferred 100% of the value, equal to $971,745 (net of taxes withheld), and Ms. Carrig deferred 100% of the value, equal to $714,404 (net of taxes withheld). See also the section on Nonqualified Deferred Compensation beginning on page 87 for further information.

For target awards for program periods beginning in 2013 and later, the escrow period ends shortly after the end of the performance period, except that in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, the escrow period ends at the exceptional termination event. In the event of termination due to layoff or early retirement after age 55 with five years of service, restrictions lapse unless the employee has elected to defer receipt of the payout until a later time. For programs beginning in 2012 and later, settlement will be made in cash rather than unrestricted shares, although the employee may elect, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

(4)

Amounts represent the dollar amount recognized as the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. See the “Employee Benefit Plans” section of Note 17 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2017 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. All such options were awarded under the Stock Option Program. Options awarded to Named Executive Officers under that program generally vest in three equal annual installments beginning on the first anniversary of the date of grant, and expire ten years after the date of grant. However, if a Named Executive Officer has attained the early retirement age of 55 with five years of service, the value of the options granted is expensed in the year of grant or over the number of months until the executive attains age 55 with five years of service. Option awards are made in February of each year at a regularly-scheduled meeting of the HRCC. Occasionally, option awards are made at other times, such as when an individual commences employment. In determining the number of shares to be subject to these option grants, the HRCC uses a Black-Scholes-Merton-based methodology to value the options.

(5)	Includes amounts paid under the VCIP and VCIP amounts that were voluntarily deferred to the Key Employee Deferred Compensation Plan. See the section on Nonqualified Deferred Compensation beginning on page 87 for further information. See also note 2 above.
(6)

Amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans maintained by ConocoPhillips determined using interest rate, discount rate, and mortality rate assumptions consistent with those used in ConocoPhillips’ financial statements. Interest rate assumption changes have a significant impact on the pension values, with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. The discount rate assumptions and discount periods from the assumed retirement age to current age used in determining the present value may also have a significant impact on the pension values, with lower discount rates having the effect of increased actuarial values reported and vice versa, and shorter discount periods having the effect of increased actuarial values reported and vice versa. The years of service credited is also a factor in the benefit accrual. Each additional year of service credit will generally result in an increase in the actuarial values reported. Furthermore, with the increase in pensionable earnings that occurred with the promotions of the Named Executive Officers as a result of increased responsibilities upon the spinoff in 2012 and, for Messrs. Wallette and Hirshberg, as a result of the new allocation of responsibilities with the retirement of our former Chief Financial Officer in 2016, the three-year final average earnings used as a factor in the benefit accrual has increased, resulting in an increase in the actuarial values reported each year until the three-year period has passed. This applies to each of the Named Executive Officers other than Mr. Fox and Ms. Carrig, who are not in a final average earnings title of ConocoPhillips’ U.S. pension plans. The increase in Mr. Lance’s lump sum value of pension for 2017 reflects lower interest rate and discount rate assumptions, an additional year of age (which increases his pension value to a shorter discount period from the assumed retirement age to current age), an additional year of credited service, and an increase in final average earnings. See Pension Benefits beginning on page 84 of this Proxy Statement for further information.

Executive Compensation Tables —	Summary Compensation Table	ConocoPhillips	2018 PROXY STATEMENT	79

(7)	As discussed in “Compensation Discussion and Analysis” beginning on page 45 of this Proxy Statement, ConocoPhillips provides its executives with a number of compensation and benefit arrangements. The tables below reflect amounts earned in 2017 under those arrangements. We have excluded the cost of benefits that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements. All of our Named Executive Officers are U.S.-based salaried employees. Certain of the amounts reflected below were paid in local currencies for Named Executive Officers with foreign compensation, which we value in this table in U.S. dollars using a monthly currency valuation for the month in which costs were incurred. All Other Compensation includes the following amounts, which were determined using actual cost paid by ConocoPhillips unless otherwise noted:

Name	Personal Use of Company Aircraft(a)	Home Security and Other Security Related Costs(b)	Executive Group Life Insurance Premiums(c)	Tax Reimbursement Gross-Up(d)	Meeting Presentations & Meeting Travel Reimbursement(e)	Matching Gift Program(f)	Matching Contributions Under the Tax-Qualified Savings Plans(g)	Company Contributions to Non-Qualified Defined Contribution Plans(h)
R.M. Lance	$123,976	$1,990	$12,689	$32,537	$3,201	$—	$24,300	$128,700
D.E. Wallette, Jr.	—	890	7,176	13,658	1,356	—	24,300	62,226
M.J. Fox	—	—	9,263	17,252	1,564	9,750	24,300	87,390
A.J. Hirshberg	2,231	940	8,999	38,838	1,445	10,000	24,300	84,204
J.L. Carrig	—	—	5,673	11,753	449	10,000	24,300	44,103

(a)

Amounts in this column represent the approximate incremental cost to ConocoPhillips for personal use of the aircraft, including travel for any family member or guest. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. However, where there were identifiable costs related to a particular trip—such as airport landing fees or food and lodging for aircraft personnel who remained at the location of the personal trip—those amounts are separately determined and included in the table above. The amounts shown include incremental costs associated with flights to the hangar or other locations without passengers (commonly referred to as “deadhead” flights) arising from the non-business use of the aircraft by a Named Executive Officer. ConocoPhillips’ Comprehensive Security Program requires that the CEO, Mr. Lance, fly on company aircraft unless the Global Security Department determines that other arrangements represent an acceptable risk.

(b)

The use of a home security system is required as part of ConocoPhillips’ Comprehensive Security Program for certain executives and employees, including the Named Executive Officers, based on risk assessments made by our Global Security Department. Amounts shown represent the approximate incremental cost to ConocoPhillips for the installation and maintenance of the home security systems with features required by our security program in excess of the cost of a “standard” system typical for homes in the neighborhoods where the Named Executive Officers reside. Each Named Executive Officer pays the cost of the “standard” system personally. In addition, amounts shown reflect other security costs, primarily related to transportation and protection services provided under our Comprehensive Security Program if a risk assessment indicated that enhanced procedures were warranted when an executive attended certain public events.

(c)

The amounts shown are for premiums paid for executive group life insurance provided by ConocoPhillips with a value equal to the employee’s annual salary. In addition, certain employees, including the Named Executive Officers, are eligible to purchase group variable universal life insurance policies at no incremental cost to ConocoPhillips.

(d)

The amounts shown are for payments by ConocoPhillips relating to certain taxes incurred by the employee. These taxes arise primarily when ConocoPhillips requests family members or other guests to accompany the employee to a function and, as a result, the employee is deemed to make a personal use of company assets (for example, when a spouse accompanies an employee on a company aircraft), or when a retirement presentation is made to an employee. ConocoPhillips believes such expenses are appropriately characterized as a business expense and, if the employee has imputed income in accordance with the applicable tax laws, ConocoPhillips will generally reimburse any increased tax costs.

(e)	The amounts in this column represent the cost of presentations made to employees and their spouses at company meetings and reimbursements for the cost of spousal attendance at such meetings.
(f)

ConocoPhillips maintains a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched. For executives, the program matches up to $10,000 with regard to each program year. Administration of the program can cause us to pay more than the limit in a single fiscal year due to a lag in processing claims. The amounts shown are for the actual payments by ConocoPhillips during the year.

(g)

Under the terms of its tax-qualified defined contribution plans, ConocoPhillips makes matching contributions and allocations to the accounts of its eligible employees, including the Named Executive Officers.

(h)

Under the terms of its nonqualified defined contribution plans, ConocoPhillips makes contributions to the accounts of its eligible employees, including the Named Executive Officers. See the narrative, table, and notes to the Nonqualified Deferred Compensation section beginning on page 87 for further information.

80	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables —	Summary Compensation Table

Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards Table is used to show participation by the Named Executive Officers in the incentive compensation arrangements described below.

The columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards show information regarding VCIP. The amounts shown in the table are those applicable to the 2017 program year using a minimum of zero and a maximum of 250 percent of VCIP target for each participant; the amounts shown do not represent actual payouts for that program year. Actual payouts for the 2017 program year were made in February 2018 and are shown in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

The columns under the heading Estimated Future Payouts Under Equity Incentive Plan Awards show information regarding PSP. The amounts shown in the table are those set for 2017 compensation tied to the 2017 through 2019 program period and do not represent actual payouts for that program year.

The All Other Option Awards column reflects option awards granted under the Stock Option Program. The option awards shown were granted on the same day the target was approved, and vest ratably over a three-year period. For the 2017 program year under the Stock Option Program, targets were set and awards granted at the regularly scheduled February 2017 meeting of the HRCC.

		Estimated Future Payouts Under -Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Options Awards Average Price ($Sh)(4)	Exercise or Base Price Of Options Awards Closing Price ($Sh)(5)	Grant Date Fair Value of Stock and Options Awards(6)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R.M. Lance		$—	$2,720,000	$6,800,000	—	—	—	—	—	—	—	—
	2/14/2017	—	—	—	—	—	—	—	506,800	$49.755	$50.14	$4,652,424
	2/14/2017	—	—	—	—	149,954	299,908	—	—	—	—	6,993,660
D.E. Wallette, Jr.		—	961,400	2,403,500	—	—	—	—	—	—	—	—
	2/14/2017	—	—	—	—	—	—	—	164,100	49.755	50.14	1,506,438
	2/14/2017	—	—	—	—	48,553	97,106	—	—	—	—	2,264,449
M.J. Fox		—	1,427,150	3,567,875	—	—	—	—	—	—	—	—
	2/14/2017	—	—	—	—	—	—	—	239,000	49.755	50.14	2,194,020
	2/14/2017	—	—	—	—	70,709	141,418	—	—	—	—	3,297,776
A.J. Hirshberg		—	1,386,440	3,466,100	—	—	—	—	—	—	—	—
	2/14/2017	—	—	—	—	—	—	—	232,200	49.755	50.14	2,131,596
	2/14/2017	—	—	—	—	68,692	137,384	—	—	—	—	3,203,706
J.L. Carrig		—	676,428	1,691,070	—	—	—	—	—	—	—	—
	2/14/2017	—	—	—	—	—	—	—	109,800	49.755	50.14	1,007,964
	2/14/2017	—	—	—	—	32,478	64,956	—	—	—	—	1,514,732

(1)

The grant date shown is the date on which the HRCC approved the target awards or, in the case of prorated promotional awards under the PSP program, the effective date of the promotion. There were no promotional awards in 2017.

(2)

Threshold and maximum awards are based on the program provisions under VCIP. Actual awards earned can range from zero to 200 percent of the target awards for corporate performance, with a further possible adjustment of up to 50 percent of the target awards for individual performance. Amounts reflect estimated cash payouts under VCIP after the close of the performance period. The estimated amounts are calculated based on the applicable annual target and base salary for each Named Executive Officer in effect for the 2017 performance period, including any salary increases during the year. While the program terms would also automatically adjust for salary decreases, these are not reflected in the table above. If threshold levels of performance are not met, then the payout can be zero. The HRCC also retains the authority to make awards under the program at its discretion. Actual payouts under VCIP for 2017 are based on actual base salaries earned in 2017 and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 78.

(3)	Threshold and maximum awards are based on the program provisions under the PSP. Actual awards earned can range from zero to 200 percent of the target awards.
(4)

The exercise price is the average of the high and low prices of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant (or on the last preceding date for which there was a reported sale in the absence of any reported sales on the grant date). Accordingly, the option has no immediately realizable value on the grant date, and any potential payout reflects an increase in share price after the grant date. The stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan provides for the use of such an average price in setting the exercise price on options unless the HRCC directs otherwise. The predecessor plans—the stockholder-approved 2004, 2009, and 2011 Omnibus Stock and Performance Incentive Plans—had the same provision. Grants made before May 13, 2009, were made under the 2004 Plan. Grants made between May 13, 2009, and May 11, 2011, were made under the 2009 Plan. Grants made between May 12, 2011, and May 13, 2014, were made under the 2011 Plan.

(5)	The closing price is the closing price of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant.
(6)

For equity incentive plan awards, these amounts represent the grant date fair value at target level under PSP as determined pursuant to FASB ASC Topic 718 and reflected in the Stock Awards column in the Summary Compensation Table on page 78. For option awards, these amounts represent the grant date fair value of the option awards determined under FASB ASC Topic 718 using a Black-Scholes-Merton-based methodology. Actual value realized upon vesting of the PSP award or option exercise depends on market prices at the time of settlement for PSP awards or exercise for stock option awards. See the “Employee Benefit Plans” section of Note 17 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2017 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination.

Executive Compensation Tables —	Grants of Plan-Based Awards Table	ConocoPhillips	2018 PROXY STATEMENT	81

Outstanding Equity Awards at Fiscal Year End

The Outstanding Equity Awards at Fiscal Year End table is used to show equity awards measured in ConocoPhillips stock held by the Named Executive Officers.

Option Awards(1)						Stock Awards(7)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(13)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested Have Not Vested
R.M. Lance	44,896(3)	—	—	$60.5300	02/14/2018	—	$—	—	$—
	61,115	—	—	34.6700	02/12/2019	—	—	—	—
	98,949	—	—	36.9000	02/12/2020	—	—	—	—
	87,174	—	—	53.4700	02/10/2021	—	—	—	—
	105,098	—	—	54.8000	02/09/2022	—	—	—	—
	584,900	—	—	58.0775	02/05/2023	—	—	—	—
	569,400	—	—	65.4630	02/18/2024	—	—	—	—
	404,666	202,334(4)	—	69.2450	02/17/2025	—	—	—	—
	273,300	546,600(5)	—	33.1250	02/16/2026	—	—	—	—
	—	506,800(6)	—	49.7550	02/14/2027	—	—	—	—
	—	—	—	—	—	568,006(8)	31,177,849	369,016	20,255,288
D.E. Wallette, Jr.	13,377(3)	—	—	60.5300	02/14/2018	—	—	—	—
	28,121	—	—	34.6700	02/12/2019	—	—	—	—
	31,311	—	—	36.9000	02/12/2020	—	—	—	—
	34,407	—	—	53.4700	02/10/2021	—	—	—	—
	42,322	—	—	54.8000	02/09/2022	—	—	—	—
	128,500	—	—	58.0775	02/05/2023	—	—	—	—
	167,600	—	—	65.4630	02/18/2024	—	—	—	—
	119,133	59,567(4)	—	69.2450	02/17/2025	—	—	—	—
	80,466	160,934(5)	—	33.1250	02/16/2026	—	—	—	—
	—	164,100(6)	—	49.7550	02/14/2027	—	—	—	—
	—	—	—	—	—	143,275(9)	7,864,365	113,034	6,204,436
M.J. Fox	21,783	—	—	54.8000	02/09/2022	—	—	—	—
	162,134	—	—	58.0775	02/05/2023	—	—	—	—
	268,500	—	—	65.4630	02/18/2024	—	—	—	—
	190,800	95,400(4)	—	69.2450	02/17/2025	—	—	—	—
	128,866	257,734(5)	—	33.1250	02/16/2026	—	—	—	—
	—	239,000(6)	—	49.7550	02/14/2027
	—	—	—	—	—	180,219(10)	9,892,221	174,005	9,551,134
A.J. Hirshberg	87,174	—		53.4700	02/10/2021	—	—	—	—
	105,098	—	—	54.8000	02/09/2022	—	—	—	—
	174,200	—	—	58.0775	02/05/2023	—	—	—	—
	198,300	—	—	65.4630	02/18/2024	—	—	—	—
	168,533	84,267(4)	—	69.2450	02/17/2025	—	—	—	—
	113,833	227,667(5)	—	33.1250	02/16/2026	—	—	—	—
	—	232,200(6)	—	49.7550	02/14/2027
	—	—	—	—	—	152,531(11)	8,372,427	159,918	8,777,899
J.L. Carrig	59,389	—	—	34.6700	02/12/2019	—	—	—	—
	64,184	—	—	36.9000	02/12/2020	—	—	—	—
	64,073	—	—	53.4700	02/10/2021	—	—	—	—
	75,768	—	—	54.8000	02/09/2022	—	—	—	—
	97,900	—	—	58.0775	02/05/2023	—	—	—	—
	116,400	—	—	65.4630	02/18/2024	—	—	—	—
	87,666	43,834(4)	—	69.2450	02/17/2025	—	—	—	—
	59,200	118,400(5)	—	33.1250	02/16/2026	—	—	—	—
		109,800(6)		49.7550	02/14/2027
	—	—	—	—	—	113,132(12)	6,209,815	79,924	4,387,028

82	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables — Outstanding Equity Awards at Fiscal Year End

(1)

All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions on transferability.

(2)

The options shown in this column vested and became exercisable in 2017 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second, and third anniversaries of the grant date.

(3)	These options expired unexercised on February 14, 2018, as the stock price on that date was less than the exercise price.
(4)	Represents the final one-third vesting of the February 17, 2015, grant, which became exercisable on February 17, 2018.
(5)	Represents the final two-thirds vesting of the February 16, 2016, grant, half of which became exercisable on February 16, 2018, and the remainder of which will become exercisable on February 16, 2019.
(6)

Represents the February 14, 2017, grant, one-third of which became exercisable on February 14, 2018, one-third of which will become exercisable on February 14, 2019, and the final third of which will become exercisable on February 14, 2020.

(7)

No stock awards were made to the Named Executive Officers in 2017 except as a long-term incentive award payout under the PSP (shown in the columns labeled Stock Awards) or pursuant to elections made by a Named Executive Officer to receive cash compensation in the form of restricted stock units. Amounts above include PSP awards for the performance period that ended in December 2017 (PSP XIII), shown at target. At its February 13, 2018, meeting, the HRCC approved final payout levels for the Named Executive Officers with regard to that performance period, as follows: Mr. Lance, 62,242 units; Mr. Wallette, 18,321 units; Mr. Fox, 29,349 units; Mr. Hirshberg, 25,920 units; and Ms. Carrig, 13,481 units. Stock awards shown in the columns entitled Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested continue to have restrictions upon transferability. Under the PSP, stock awards are made in the form of restricted stock units or restricted stock, the former having been used in the most recent awards. The terms and conditions of both are substantially the same, requiring restriction on transferability until separation from employment, although for performance periods beginning after 2008 and before 2013, restrictions will lapse five years from the anniversary of the grant date unless the employee has elected prior to the beginning of the performance period to defer the lapsing of such restrictions until separation from employment. For performance periods beginning after 2012, restrictions will lapse three years after the award date. Except in cases where the five-year provision applies, forfeiture is expected to occur if the separation is not the result of death, disability, layoff, retirement after the executive has reached the age of 55 with five years of service, or after a change of control, although the HRCC has the authority to waive forfeiture. Restricted stock awards have voting rights and pay dividends. Restricted stock unit awards have no voting rights and pay dividend equivalents, but no dividend equivalents are paid or accrued for awards made under the PSP until after the applicable performance period has ended. Dividend equivalents, if any, on restricted stock units held are paid in cash or credited to each officer’s account in the form of additional stock units. Neither pays dividends or dividend equivalents at preferential rates. Restricted stock held by the Named Executive Officers prior to November 17, 2001, was converted to restricted stock units prior to the completion of the merger of Conoco Inc. and Phillips Petroleum Company, with the original restrictions still in place. Awards for ongoing performance periods under the PSP beginning prior to 2017 (PSP XIV [January 2016—December 2018] and PSP 17 [January 2017—December 2019]) are shown at target levels in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC. Until an actual grant is made, these target awards have no voting rights and pay no dividends or dividend equivalents. Stock awards shown reflect the closing price of ConocoPhillips common stock, as reported on the NYSE, on December 29, 2017, ($54.89), the last trading day of 2017.

Amounts presented in Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested represent restricted stock and restricted stock unit awards granted with respect to prior periods. The plans and programs under which such grants were made provide that awards made in the form of restricted stock and restricted stock units be held in such form until the recipient retires (with respect to awards made before 2009) or eight years (with respect to awards made from 2009 through 2012), with the possible election to hold until retirement, or three years (with regard to awards made in 2013 or later), with payouts for the last to be made in cash (unless voluntarily deferred to an account in the Key Employee Deferred Compensation Plan). If such awards immediately vested upon completion of the relevant performance period, as we are informed by our compensation consultant is more typical for restricted stock programs, the amounts reflected in this column would be zero for awards made in years prior to 2012.

(8)

Includes 7,624 restricted shares for LTIP VIII—PSP I initial payout for which restrictions lapse at retirement; includes 5,834 restricted stock units for LTIP VIII—LTIP IX for which restrictions lapse at retirement; includes 106,204 restricted stock units related to grants for PSP I final payout—PSP VI for which restrictions lapse following separation from service; includes 39,850 restricted stock units related to grants for PSP VIII for which restrictions lapse five years from grant date; includes 31,939 restricted stock units related to grants for PSP VIII Tail, 117,833 restricted stock units related to grants for PSP IX Tail, and 162,965 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 95,757 restricted stock units related to grants for the PSP XIII target award. The actual payouts with regard to the targets for PSP XIII were approved by the HRCC at its February 2018 meeting, and pursuant to that decision, Mr. Lance received a payout of 62,242 units. Restrictions on the PSP XIII award lapsed on February 17, 2018, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. For certain awards, Mr. Lance has voluntarily elected to defer the lapsing of restrictions until separation from service, and those awards continue to appear in the table. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 31,939 restricted stock units related to PSP VIII Tail on February 5, 2018; however, Mr. Lance elected to defer the lapsing of restrictions on this award until after his separation from service.

(9)

Includes 31,099 restricted stock units related to grants for PSP I final payout—PSP VI for which restrictions lapse following separation from service; includes 6,133 restricted stock units related to grants for PSP IX for which restrictions lapse five years from grant date; includes 6,528 restricted stock units related to grants for PSP VIII Tail, 27,552 restricted stock units related to grants for PSP IX Tail, and 43,777 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 28,186 restricted stock units related to grants for the PSP XIII target award. The actual payouts with regard to the targets for PSP XIII were approved by the HRCC at its February 2018 meeting, and pursuant to that decision, Mr. Wallette received a payout of 18,321 units. Restrictions on the PSP XIII award lapsed on February 17, 2018, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. For certain other awards, Mr. Wallette has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 6,528 restricted stock units related to PSP VIII Tail on February 5, 2018.

(10)

Includes 11,303 restricted stock units related to grants for PSP VIII Tail, 49,591 restricted stock units related to grants for PSP IX Tail, and 74,172 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 45,153 restricted stock units related to grants for the PSP XIII target award. The actual payouts with regard to the targets for PSP XIII were approved by the HRCC at its February 2018 meeting, and pursuant to that decision, Mr. Fox received 29,349 units. Restrictions on the PSP XIII award lapsed on February 17, 2018, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Restrictions lapsed on 11,303 restricted stock units related to PSP VIII Tail on February 5, 2018.

(11)

Includes 10,698 restricted stock units related to grants for PSP VIII Tail, 38,322 restricted stock units related to grants for PSP IX Tail, and 63,634 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 39,877 restricted stock units related to grants for the PSP XIII target award. The actual payouts with regard to the targets for PSP XIII were approved by the HRCC at its February 2018 meeting, and pursuant to that decision, Mr. Hirshberg received

Executive Compensation Tables —	Outstanding Equity Awards at Fiscal Year End	ConocoPhillips	2018 PROXY STATEMENT	83

25,920 units. Restrictions on the PSP XIII award lapsed on February 17, 2018, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 10,698 restricted stock units related to PSP VIII Tail on February 5, 2018.

(12)

Includes 34,242 restricted stock units related to grants for PSP III final payout—PSP VI for which restrictions lapse following separation from service; includes 5,453 restricted stock units related to grants for PSP VIII Tail, 19,773 restricted stock units related to grants for PSP IX Tail, and 32,924 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 20,740 restricted stock units related to grants for the PSP XIII target award. The actual payouts with regard to the targets for PSP XIII were approved by the HRCC at its February 2018 meeting, and pursuant to that decision, Ms. Carrig received 13,481 units. Restrictions on the PSP XIII award lapsed on February 17, 2018, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 5,453 restricted stock units related to PSP VIII Tail on February 5, 2018.

(13)

Reflects potential stock awards under ongoing performance periods for the PSP, for the performance periods from January 2016 through December 2018 (Mr. Lance, 219,062 target units; Mr. Wallette, 64,481 target units; Mr. Fox, 103,296 target units; Mr. Hirshberg, 91,226 target units; and Ms. Carrig, 47,446 target units) and January 2017 through December 2019 (Mr. Lance, 149,954 target units; Mr. Wallette, 48,553 target units; Mr. Fox, 70,709 target units; Mr. Hirshberg, 68,692 target units; and Ms. Carrig, 32,478 target units). There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested table is used to show equity awards measured in ConocoPhillips stock where there was an option exercised by, or a stock award that vested to, a Named Executive Officer during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized upon Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
R.M. Lance	—	—	141,914(1)	$6,891,186
D.E. Wallette, Jr.	—	—	56,132(2)	2,739,710
M.J. Fox	—	—	84,008(3)	4,121,975
A.J. Hirshberg	—	—	97,337(4)	4,760,879
J.L. Carrig	—	—	79,975(4)	3,936,200

(1)

Includes restricted stock units for PSP VII and PSP IX for which restrictions lapsed on the fifth anniversary of the grant date of the final approved award. Mr. Lance elected to continue to hold the restricted stock units for PSP VIII. Also includes restricted stock units for PSP XII for which restrictions lapsed on February 18, 2017, the third anniversary of the grant date. PSP XII was settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

(2)

Includes restricted stock units for PSP VII and PSP VIII for which restrictions lapsed on the fifth anniversary of the grant date of the final approved award. Mr. Wallette elected to continue to hold the restricted stock units for PSP IX. Also includes restricted stock units for PSP XII for which restrictions lapsed on February 18, 2017, the third anniversary of the grant date. PSP XII was settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

(3)

Includes restricted stock units for PSP VIII and PSP IX for which restrictions lapsed on the fifth anniversary of the grant date of the final approved award. Also includes restricted stock units for PSP XII for which restrictions lapsed on February 18, 2017, the third anniversary of the grant date. PSP XII was settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. The table also includes 39,551 restricted stock units related to an award that was approved by the HRCC on January 1, 2012. This award was made as an inducement to his employment and the restrictions lapsed for the remaining 50 percent of the award on the fifth anniversary of the grant date. This resulted in a settlement of unrestricted stock on January 1, 2017, of 39,551 shares of common stock (prior to withholding for taxes) with a fair value on that date of $1,992,777.

(4)

Includes restricted stock units for PSP VII, PSP VIII and PSP IX for which restrictions lapsed on the fifth anniversary of the grant date of the final approved award. Also includes restricted stock units for PSP XII for which restrictions lapsed on February 18, 2017, the third anniversary of the grant date. PSP XII was settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

Pension Benefits

ConocoPhillips maintains several defined benefit plans for its eligible employees. With regard to U.S.-based salaried employees, the defined benefit plan that is qualified under the Internal Revenue Code is the ConocoPhillips Retirement Plan (“CPRP”).

The CPRP is a non-contributory plan that is funded through a trust. The CPRP consists of eight titles, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one title (although an employee may also have a frozen benefit under one or more other titles), and eligibility is based on heritage company and time of hire. Of the Named Executive Officers, Messrs. Lance and Wallette (having been employees of Phillips Petroleum Company) are eligible for, and vested in, benefits under Title I of the CPRP, and Messrs. Fox and Hirshberg and Ms. Carrig are eligible for, and vested in, benefits under Title II.

84	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables — Option Exercises and Stock Vested

Under Title I, employees become vested in the benefits after five years of service. Messrs. Lance and Wallette are vested in their benefits. Under Title II, employees become vested in their benefits after three years of service. Messrs. Fox and Hirshberg and Ms. Carrig are vested in their benefits. Titles I and II allow the employee to elect the form of benefit payment from among several annuity types or a single sum payment option, but all of the options are actuarially equivalent.

Title I provides a final average earnings type of pension benefit for eligible employees payable at normal or early retirement. Under Title I, normal retirement occurs upon termination on or after age 65; early retirement can occur at age 55 with five years of service (or if laid off during or after the year in which the participant reaches age 50). Under Title I, early retirement benefits are reduced by five percent per year for each year before age 60 that benefits are paid, but for benefits that commence at or after age 60, the benefit is unreduced. Messrs. Lance and Wallette were eligible for early retirement at the end of 2017 under the terms of Title I.

Retirement benefits under Title I are calculated as the product of 1.6% times years of credited service multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the three highest consecutive years in the last 10 calendar years before retirement plus the year of retirement. Such benefits are reduced by the product of 1.5 percent of the annual primary Social Security benefit multiplied by years of credited service, although a maximum reduction limit of 50 percent may apply in certain cases. The formula below illustrates how the retirement benefits are calculated. For purposes of the formula, “pension compensation” denotes the final annual eligible average compensation described above.

[	1.6%	X	Pension Compensation	X	Years of Credited Service	]	–	[	1.5%	X	Annual Primary SS Benefit	X	Years of Credited Service	]

Eligible pension compensation generally includes salary and annual incentive compensation. However, under Title I, if an eligible employee receives layoff benefits from ConocoPhillips, eligible pension compensation includes the annualized salary for the year of layoff, rather than actual salary, and years of credited service are increased by any period for which layoff benefits are calculated. Furthermore, foreign service as an employee of Phillips Petroleum Company through 1991 is counted as time and a quarter when determining the service element in the benefit formula under Title I. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. (The notes to the table on page 87 provide further detail on that credited service.)

Benefits under Title II are based on monthly pay and interest credits to a cash balance account created on the first day of the month after a participant’s hire date. Pay credits are equal to a percentage of total salary and annual incentive compensation. Participants whose combined years of age and service total less than 44 receive a 6 percent pay credit, those whose combined years of age and service total 44 through 65 receive a 7 percent pay credit, and those whose combined years of age and service total 66 or more receive a 9 percent pay credit. Normal retirement age is 65, but participants may receive their vested benefit upon termination of employment at any age. Mr. Fox and Ms. Carrig are eligible for the 9 percent pay credit, while Mr. Hirshberg is eligible for the 7 percent pay credit.

Eligible pension compensation under Titles I and II is limited in accordance with the Internal Revenue Code. In 2017, that limit was $270,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under Titles I and II. In 2017, that limit was $215,000 (reduced actuarially for ages below 62).

In addition to participation in the U.S.-based plans as described above, Mr. Fox is a participant in the ConocoPhillips UK Pension Plan (the UK Plan), a defined benefit pension plan that is funded through a trust, with regard to the time he was on the U.K. payroll. The UK Plan is a U.K. registered plan with Her Majesty’s Revenue and Customs. The UK Plan consists of two sections: the ConocoPhillips section and the Heritage Conoco section. The ConocoPhillips section is contributory. The Heritage Conoco section is non-contributory. Mr. Fox is vested in and will be eligible for a benefit as a deferred vested participant in the Heritage Conoco section. Mr. Fox is retirement eligible, having reached age 55. The UK Plan provides a final average earnings type of pension benefit for eligible employees payable at normal pension age or early retirement upon approval by the Pension Board of Trustee Directors. Under the provisions of the UK Plan, a member is entitled to receive their full benefits upon attainment of normal pension age (60 in the case of a Heritage Conoco member) subsequent to termination. Early retirement may occur after termination after reaching age 55, but results in reduced benefits for each year prior to age 60 that benefits are paid. In general, retirement benefits are calculated as the product of 1.75% times years of credited service times final pensionable salary. Final pensionable salary is generally basic annual salary plus pensionable allowances earned in the 12 months before active membership in the UK Plan ceased. The UK Plan allows participants to choose between taking a full annuity or a tax-free cash lump sum of up to 25% of the value of the benefit and a reduced annuity. Both choices are actuarially equivalent and the lump sum is capped at 25% of the lifetime allowance.

Executive Compensation Tables —	Pension Benefits	ConocoPhillips	2018 PROXY STATEMENT	85

As a registered pension plan, there is an annual limit on the amount of pension savings that benefit from tax relief (the “Annual Allowance”). Since Mr. Fox is a deferred member of the plan and his pension does not increase during any pension input by more than the relevant percentage, he did not have any pension savings subject to the Annual Allowance. In addition, a lifetime allowance is imposed. The standard lifetime allowance for the current tax year is £1 million, although a participant may apply for fixed protection at a higher level under certain circumstances. If the total value of U.K.-registered pension benefits exceeds a participant’s lifetime allowance, legislation dictates the excess will incur a tax penalty at the time of distribution.

ConocoPhillips also maintains several nonqualified pension plans. These are funded through our general assets, although we also maintain trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the nonqualified pension plans. The plan available to the Named Executive Officers is the ConocoPhillips Key Employee Supplemental Retirement Plan (“KESRP”). This plan is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans. The two such limitations that most frequently impact the benefits to employees are the limit on compensation that can be taken into account in determining benefit accruals and the maximum annual pension benefit. In 2017, the former limit was set at $270,000, while the latter was set at $215,000. The KESRP determines a benefit without regard to such limits, and then reduces that benefit by the amount of benefit payable from the related qualified plan (in this case, the CPRP). Thus, in operation the combined benefits payable from the related plans for an eligible employee equal the benefit that would have been paid if there had been no limitations imposed by the Internal Revenue Code. Benefits under the KESRP are generally paid in a single sum at the later of age 55 or six months after retirement. When payments do not begin until after retirement, interest at then current six-month Treasury-bill rates, under most circumstances, will be credited on the delayed benefits. Distribution may also be made upon a determination of death or disability. Certain foreign service as an employee of Phillips Petroleum Company is counted as time and a quarter when determining the service element in the benefit formula under the KESRP. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. (The notes to the table on page 87 provide further detail on that credited service.) Each of the Named Executive Officers is eligible for, and is vested in, the KESRP.

Mr. Lance was an employee of ARCO Alaska, which was acquired by Phillips Petroleum Company in 2000. A special provision applies in calculating pension benefits for such employees under Title I. First, we calculate a benefit under the Title I formula using service with both ARCO and ConocoPhillips, subtracting from the result the value of the benefit under the ARCO plan through the time of the acquisition (for which the BP Retirement Accumulation Plan remains liable, after the acquisition of ARCO by BP and certain plan mergers). Next, we calculate a benefit under the Title I formula using only service with ConocoPhillips. We compare the results of the two methods, and the employee receives the larger benefit. For Mr. Lance, that calculation currently provides a larger benefit under the first method. The table reflects that benefit, showing only the value payable from the plan of ConocoPhillips, not from the BP Retirement Accumulation Plan.

Mr. Fox was previously an employee of Conoco (U.K.) Limited, which merged with a Phillips subsidiary in 2002, at the merger of Conoco Inc. and Phillips Petroleum Company. In 2003, Mr. Fox transferred from the U.K. payroll to the U.S. payroll and thus earned a deferred vested pension benefit in the ConocoPhillips UK Pension Plan. As an employee on the U.S. payroll, Mr. Fox became a participant in CPRP Title II. The time served as a participant in the UK Plan is taken into account when determining his Title II benefit in the CPRP and his KESRP benefit. Furthermore, Mr. Fox left ConocoPhillips in 2010 and returned in 2012. Mr. Fox is not credited with any service during the period he was employed elsewhere. However, pursuant to the terms of the KESRP, his benefit earned prior to his separation from service in 2010 was previously distributed.

Mr. Hirshberg was previously an employee of Exxon Mobil Corporation. In connection with his hiring by ConocoPhillips, Mr. Hirshberg became entitled to a benefit under the KESRP equal to the benefit calculated under the KESRP for a participant in Title I of the CPRP, reduced by actual benefits payable from the CPRP or other ConocoPhillips plans and by estimated benefits payable from the plans of ExxonMobil. Mr. Hirshberg is vested in the benefit payable under the KESRP. The table reflects that benefit, showing only the values payable from the plans of ConocoPhillips, not from the plans of ExxonMobil.

Except where otherwise noted, assumptions used in calculating the present value of accumulated benefits in the table are found in Note 17 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2017 Annual Report on Form 10-K.

86	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables —	Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
R.M. Lance	Title I - ConocoPhillips Retirement Plan	34	$1,200,000	—
	ConocoPhillips Key Employee Supplemental Retirement Plan	34	31,408,173	—
D.E. Wallette, Jr.(2)	Title I - ConocoPhillips Retirement Plan	37	2,186,450	—
	ConocoPhillips Key Employee Supplemental Retirement Plan	37	14,707,875	—
M.J. Fox(3)	Title II - ConocoPhillips Retirement Plan	32	373,578	—
	ConocoPhillips UK Pension Plan	20	1,416,056	—
	ConocoPhillips Key Employee Supplemental Retirement Plan	32	1,304,380	—
A.J. Hirshberg(4)	Title II - ConocoPhillips Retirement Plan	7	152,135	—
	ConocoPhillips Key Employee Supplemental Retirement Plan	35	14,950,503	—
J.L. Carrig(5)	Title II - ConocoPhillips Retirement Plan	11	263,908	—
	ConocoPhillips Key Employee Supplemental Retirement Plan	11	922,134	—

(1)	The eligible pension compensation, as defined on pages 84 through 86, used to calculate the present value of the accumulated benefit for US plans in this column as of December 31, 2017, for each Named Executive Officer is: Mr. Lance, $5,308,569; Mr. Wallette, $2,016,673; Mr. Fox, $2,625,336; Mr. Hirshberg, $2,672,817; and Ms. Carrig, $1,416,168. Mr. Fox’s UK pension benefit and eligible pension compensation of $112,174 was converted to U.S. dollars at an exchange rate per British Pound Sterling of $1.3513 as of December 31, 2017.
(2)	Includes additional credited service for Mr. Wallette of 7.25 months related to foreign service prior to 1992, when the credit was discontinued.
(3)

Mr. Fox became an employee of ConocoPhillips on January 1, 2012. Prior to joining ConocoPhillips, Mr. Fox was an employee of Nexen Inc. None of the benefits earned by Mr. Fox as an employee of Nexen are included in the table. The service credited to Mr. Fox does not include his time of service with Nexen. However, prior to his service at Nexen, Mr. Fox was an employee of ConocoPhillips and ConocoPhillips UK. Mr. Fox’s service shown in the table includes that prior service with ConocoPhillips, in accordance with the standard terms and conditions of the applicable plans. Under Title II, and related provisions in the KESRP, Mr. Fox received pay credits equal to 9% of his pension compensation in 2017, when his combined age and years of service exceeded 65. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Mr. Fox’s case, are 32.

(4)

Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010. Prior to joining ConocoPhillips, Mr. Hirshberg was employed by ExxonMobil and participated in its defined benefit plans. None of the benefits earned by Mr. Hirshberg as an employee of ExxonMobil are included in the table. The service credited to Mr. Hirshberg does not include his time of service with ExxonMobil with regard to calculation of his benefit under Title II, but, pursuant to the offer letter and resolutions approved by the HRCC in connection with his hire, service credited to Mr. Hirshberg with regard to calculation of his benefit under the KESRP as a deemed Title I participant does include his time of service with ExxonMobil. This is reflected in the table by showing different service crediting periods for Mr. Hirshberg with regard to each of the plans. In determining his benefit in accordance with Title II, the service crediting period for Title II is also included in the service crediting period for the KESRP. Under Title II, and related provisions in the KESRP, Mr. Hirshberg received pay credits equal to 7% of his pension compensation in 2017, when his combined age and years of service was 63. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Mr. Hirshberg’s case, are 7. For purposes of determining his benefit in the KESRP as a deemed Title I participant, years of service would include both his total years of service with ExxonMobil and ConocoPhillips, which in Mr. Hirshberg’s case, are 35.

(5)

Ms. Carrig became an employee of ConocoPhillips on August 1, 2006. Under Title II, and related provisions in the KESRP, Ms. Carrig received pay credits equal to 9% of her pension compensation in 2017, when her combined age and years of service exceeded 65. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Ms. Carrig’s case, are 11.

Nonqualified Deferred Compensation

ConocoPhillips maintains several nonqualified deferred compensation plans for its eligible employees in addition to the plans discussed in the Pension Benefits section beginning on page 84. Those available to the Named Executive Officers are briefly described below.

The Key Employee Deferred Compensation Plan of ConocoPhillips (“KEDCP”) is a nonqualified deferral plan that permits certain key employees voluntarily to defer salary and VCIP (or other similar annual incentive compensation program payments that would otherwise be received in subsequent years). Beginning in 2016, amounts payable from the PSP for performance periods ending in 2015 or later also may be deferred to the KEDCP. The KEDCP permits eligible employees to defer compensation of up to 100 percent of PSP, up to 100 percent of VCIP, and up to 50 percent of salary. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the KEDCP.

Under the KEDCP, for amounts deferred and vested after December 31, 2004, the default distribution option is to receive a lump sum to be paid at least six months after separation from service. Participants may elect to defer payments from one to five years after separation from service, and to receive annual, semiannual, or quarterly payments for a period of up to 15 years. For elections that set a date certain for payment, the distribution will begin in the calendar quarter following the date requested and will be paid out on the distribution schedule elected by the participant.

Executive Compensation Tables —	Nonqualified Deferred Compensation	ConocoPhillips	2018 PROXY STATEMENT	87

For amounts deferred prior to January 1, 2005, a one-time revision of the ten annual installment payments schedule is allowed from 365 days to no later than 90 days prior to retirement at age 55 or above or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above. Participants may receive distributions in 1 to 15 annual installments, 2 to 30 semi-annual installments, or 4 to 60 quarterly installments.

The Defined Contribution Make-Up Plan of ConocoPhillips (“DCMP”) is a nonqualified restoration plan under which ConocoPhillips makes employer contributions that cannot be made in the qualified ConocoPhillips Savings Plan—a defined contribution plan of the type often referred to as a 401(k) plan—due to certain voluntary reductions of salary under the KEDCP or due to limitations imposed by the Internal Revenue Code. For 2017, the Internal Revenue Code limited the amount of compensation that could be taken into account in determining a benefit under the ConocoPhillips Savings Plan to $270,000. Employees make no contributions to the DCMP. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the DCMP.

Under the DCMP, amounts vested after December 31, 2004, will be distributed as a lump sum six months after separation from service, or, at a participant’s election, in 1 to 15 annual installments, 2 to 30 semi-annual installments, or 4 to 60 quarterly installments, beginning no earlier than one year after separation from service. For amounts vested prior to January 1, 2005, participants may, from 365 days to no later than 90 days prior to termination or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above, indicate a preference to defer the value into an account under the KEDCP.

Each participant directs investments of the individual accounts set up for that participant under either the KEDCP or the DCMP. Participants may make changes in the investments as often as daily. All ConocoPhillips defined contribution nonqualified deferred compensation plans allow investment of deferred amounts in a broad range of mutual funds or other market-based investments, including ConocoPhillips stock. As market-based investments, none of these provide above-market return.

Since each executive participating in each plan chooses the investment vehicle or vehicles and may change allocations, the return on the investment will depend on how well the underlying investment fund performs during the period the executive chose it as an investment vehicle. The aggregate performance of each such investment is reflected in the Nonqualified Deferred Compensation Table under the column Aggregate Earnings in Last Fiscal Year.

Benefits due under each of the plans discussed above are paid from ConocoPhillips’ general assets, although we also maintain trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the plans. The trusts and the funds held in them are assets of ConocoPhillips. In the event of bankruptcy, participants would be unsecured general creditors.

Name	Applicable Plan(1)	Beginning Balance	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(5)
R.M. Lance	Defined Contribution Make-Up Plan of ConocoPhillips	$1,310,450	$—	$128,700	$108,622	$—	$1,547,772
	Key Employee Deferred Compensation Plan of ConocoPhillips	3,126,261	1,311,623	—	342,770	—	4,780,654
D.E. Wallette, Jr.	Defined Contribution Make-Up Plan of ConocoPhillips	457,600	—	62,226	49,026	—	568,852
	Key Employee Deferred Compensation Plan of ConocoPhillips	7,349,946	1,590,389	—	1,130,229	—	10,070,564
M.J. Fox	Defined Contribution Make-Up Plan of ConocoPhillips	448,342	—	87,390	11,002	—	546,734
	Key Employee Deferred Compensation Plan of ConocoPhillips	—	—	—	—	—	—
A.J. Hirshberg	Defined Contribution Make-Up Plan of ConocoPhillips	470,854	—	84,204	39,139	—	594,197
	Key Employee Deferred Compensation Plan of ConocoPhillips	—	—	—	—	—	—
J.L. Carrig	Defined Contribution Make-Up Plan of ConocoPhillips	490,934	—	44,103	93,071	—	628,108
	Key Employee Deferred Compensation Plan of ConocoPhillips	2,395,329	729,411	—	671,479	—	3,796,219

(1)

Our primary defined contribution deferred compensation programs for executives (KEDCP and DCMP) make a variety of investments available to participants. As of December 31, 2017, there were a total of 95 investment options, 35 of which were the same as those available in ConocoPhillips’ primary tax-qualified defined contribution plan for employees (the 401(k) plan, the ConocoPhillips Savings Plan) and 60 of which were other mutual fund options approved by an administrator designated by the relevant plan.

(2)

Reflects deferrals by the Named Executive Officer under the KEDCP in 2017. For Mr. Lance, this column reflects $527,680 in 2016 VCIP deferred (included in the 2016 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table), and $783,943 in a deferred PSP XII payout covering performance period 2014 through 2016. For Mr. Wallette, this column reflects $480,700 in 2017 salary deferred (included in the 2017 Salary column of the Summary Compensation Table), and $1,109,689 in a deferred PSP XII payout covering performance period 2014 through 2016. For Ms. Carrig, this column reflects $98,804 in 2017 salary deferred (included in the 2017 Salary column of the Summary Compensation Table), and $630,607 in 2016 VCIP deferred (included in the 2016 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table).

88	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables —	Nonqualified Deferred Compensation

(3)

Reflects contributions by ConocoPhillips under the DCMP relating to wages earned in 2017 (included in the All Other Compensation column of the Summary Compensation Table on page 78 for 2017). Of this amount, the following amounts were contributed in January 2018, relating to company contributions on 2017 service: for Mr. Lance, $25,500, for Mr. Wallette, $13,532, for Mr. Fox, $18,615, for Mr. Hirshberg, $18,084, and for Ms. Carrig, $11,400. In addition to the amounts shown relating to 2017, contributions by ConocoPhillips under the DCMP in earlier years (included in the All Other Compensation column of the Summary Compensation Table for those respective years) were as follows: in 2016, for Mr. Lance, $86,100, for Mr. Wallette, $40,473, for Mr. Fox, $58,560, for Mr. Hirshberg, $54,792, and for Ms. Carrig, $29,702; and in 2015, for Mr. Lance, $129,150, for Mr. Wallette, $54,810, for Mr. Fox, $87,840, for Mr. Hirshberg, $74,790, and for Ms. Carrig, $44,553.

(4)	None of these earnings are included in the Summary Compensation Table for 2017. Aggregate earnings reflect the net impact of investment gains and losses and, consequently, may be a negative amount.
(5)

Reflects contributions by our Named Executive Officers, contributions by ConocoPhillips, and earnings on balances prior to 2017; plus contributions by our Named Executive Officers, contributions by ConocoPhillips, and earnings for 2017, less any distributions (shown in the appropriate columns of this table, with amounts that are included in the Summary Compensation Table for 2017 shown in notes 2, 3 and 4 above). This also includes contributions by ConocoPhillips made in January 2018, allocated to 2017. See note 3 above.

Executive Severance and Changes in Control

Salary and other compensation for our Named Executive Officers is set by the HRCC, as described in the “Compensation Discussion and Analysis” beginning on page 45 of this Proxy Statement. These officers may participate in ConocoPhillips’ employee benefit plans and programs for which they are eligible, in accordance with their terms. The amounts earned by the Named Executive Officers for 2017 appear in the various Executive Compensation Tables beginning on page 78 of this Proxy Statement.

Each of our Named Executive Officers is expected to receive amounts earned while employed unless the executive voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include:

>	VCIP compensation earned during the fiscal year;
>	Grants pursuant to the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year;
>	Previously granted restricted stock and restricted stock units;
>	Vested stock option grants under the Stock Option Program;
>	Amounts contributed and vested under our defined contribution plans; and
>	Amounts accrued and vested under our retirement plans.

While normal retirement age under our benefit plans is 65, early retirement provisions allow benefits at earlier ages if vesting requirements are met, as discussed in the sections of this Proxy Statement titled Pension Benefits and Nonqualified Deferred Compensation. For our compensation programs (VCIP, Stock Option Program, and PSP), early retirement is generally defined to be termination at or after the age of 55 with five years of service. As of December 31, 2017, each of our Named Executive Officers had met the early retirement criteria. In addition, specific severance arrangements for executive officers, including the Named Executive Officers, are provided under two severance plans: the ConocoPhillips Executive Severance Plan (“CPESP”), available to a limited number of senior executives, and the ConocoPhillips Key Employee Change in Control Severance Plan (“CICSP”), also available to a limited number of senior executives, but only upon a change in control. These arrangements are described below. Executives are not entitled to participate in both plans as a result of a single event. For example, executives receiving benefits under the CICSP would not be entitled to benefits potentially payable under the CPESP relating to the event giving rise to benefits under the CICSP.

Executive Compensation Tables —	Executive Severance and Changes in Control	ConocoPhillips	2018 PROXY STATEMENT	89

CONOCOPHILLIPS EXECUTIVE SEVERANCE PLAN

The CPESP covers executives in salary grades generally corresponding to vice president and higher. Under the CPESP, if ConocoPhillips terminates the employment of a plan participant other than for cause, as defined in the plan, upon executing a general release of liability and, if requested, an agreement not to compete with ConocoPhillips, the participant will be entitled to:

>	A lump-sum cash payment equal to one-and-a-half or two times the sum of the employee’s base salary and current target VCIP;
>	A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from the crediting of an additional one-and-a-half or two years to the employee’s number of years of age and service under the applicable pension plan;
>	A lump-sum cash payment equal to ConocoPhillips’ cost of certain welfare benefits for an additional one-and-a-half or two years;
>	Continuation in eligibility for a pro rata portion of the annual VCIP for which the employee is eligible in the year of termination; and
>	Treatment as a layoff under our various compensation and equity programs. Generally, layoff treatment will allow executives to retain awards previously made and continue their eligibility under ongoing ConocoPhillips programs. Thus, actual program grants of restricted stock or restricted stock units would vest and the executive would remain eligible for awards attributable to ongoing performance periods under the PSP in which the executive had participated for at least one year.

ConocoPhillips may amend or terminate the CPESP at any time. Amounts payable under the CPESP will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to ConocoPhillips, monetarily or otherwise, or if required by law to be “clawed back,” such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act.

CONOCOPHILLIPS KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

The CICSP covers executives in salary grades generally corresponding to vice president and higher, and is incorporated by reference to Exhibit 10.21 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2013; File No. 001-32395. Under the CICSP, if within two years after a “change in control” of ConocoPhillips, the employment of a participant is terminated by ConocoPhillips other than for cause, or by the participant for good reason (as such terms are defined in the plan), upon executing a general release of liability, the participant will be entitled to:

>	A lump-sum cash payment equal to two or three times the sum of the employee’s base salary and the higher of current target VCIP compensation or the previous two years’ average VCIP compensation;
>	A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from crediting an additional two or three years to the employee’s number of years of age and service under the applicable pension plan;
>	A lump-sum cash payment equal to ConocoPhillips’ cost of certain welfare benefits for an additional two or three years;
>	Continuation in eligibility for a pro rata portion of the annual VCIP compensation for which the executive is eligible in the year of termination; and
>	If necessary, a gross-up payment sufficient to compensate the executive for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to Section 4999 of the Internal Revenue Code and for any taxes imposed on this additional payment, although if the applicable payments are not more than 110 percent of the “safe harbor” amount under Section 280G of the Internal Revenue Code, the payments are “cut back” to the safe harbor amount rather than a gross-up payment being made. Executives who became participants in the plan after the spinoff in 2012 are not eligible for this gross-up payment.

90	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables — Executive Severance and Changes in Control

Upon a change in control, with respect to awards granted prior to or attributable to performance periods prior to January 1, 2014, each participant’s equity awards will vest and any applicable restrictions will lapse. With respect to awards granted after December 31, 2013, attributable to performance periods beginning on or after January 1, 2014, that are assumed, or substituted for, by an acquirer, accelerated vesting will occur only following both a change in control and a termination of employment. Termination of employment includes involuntary termination for cause or voluntary termination for good reason. Participants will continue to be able to exercise stock options for their remaining terms, but exercisability of stock options will not be accelerated. No distributions are made with respect to restricted stock units until after the participant separates from service.

After a change in control, the CICSP may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee’s written consent. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to ConocoPhillips, monetarily or otherwise, or if required by law to be “clawed back,” such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act.

QUANTIFICATION OF SEVERANCE PAYMENTS

Each of our NEOs is expected to receive amounts earned during his or her period of employment unless he or she voluntarily resigns prior to becoming retirement-eligible or is terminated for-cause. The tables below reflect the amount of incremental compensation payable in excess of the items listed above to each of our Named Executive Officers in the event of involuntary not-for-cause termination, termination following a change-in-control (“CIC”) (either involuntarily without cause or for good reason), and in the event of the death or disability of the executive. The amounts shown assume that such termination was effective as of December 31, 2017, and thus include amounts earned through such time, and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from ConocoPhillips. In the event of a for-cause termination, the HRCC can suspend the right to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if a NEO engages in any activity determined to be detrimental to ConocoPhillips. In addition, the NEO’s incentive compensation is subject to a clawback policy. See page 74 for more information about the clawback policy.

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
R.M. Lance*
Base Salary	$3,400,000	$5,100,000	$—	$—
Short-term Incentive	5,440,000	8,160,000	—	—
Variable Cash Incentive Program	—	—	—	—
January 2015 - December 2017 (performance period)	—	1,839,638	—	—
January 2016 - December 2018 (performance period)	—	4,008,123	—	—
January 2017 - December 2019 (performance period)	—	5,487,298	—	—
Restricted Stock/Units from prior periods	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	7,495,444	11,435,577	—	—
Post-employment Health & Welfare	84,915	127,373	—	—
Life Insurance	—	—	3,400,000	—
280G Tax Gross-up	—	16,896,554	—	—
	$16,420,359	$53,054,563	$3,400,000	$—

*	See notes beginning on page 93

Executive Compensation Tables —	Executive Severance and Changes in Control	ConocoPhillips	2018 PROXY STATEMENT	91

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
D.E. Wallette, Jr.*
Base Salary	$1,922,800	$2,884,200	$—	$—
Short-term Incentive	1,922,800	2,884,200	—	—
Variable Cash Incentive Program	—	—	—	—
January 2015 - December 2017 (performance period)	—	541,490	—	—
January 2016 - December 2018 (performance period)	—	1,179,806	—	—
January 2017 - December 2019 (performance period)	—	1,776,734	—	—
Restricted Stock/Units from prior periods	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	1,964,111	2,484,347	—	—
Post-employment Health & Welfare	62,871	98,717	—	—
Life Insurance	—	—	1,922,800	—
280G Tax Gross-up	—	5,481,495	—	—
	$5,872,582	$17,330,989	$1,922,800	$—

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
M.J. Fox*
Base Salary	$2,482,000	$3,723,000	$—	$—
Short-term Incentive	2,854,300	4,281,450	—	—
Variable Cash Incentive Program	—	—	—	—
January 2015 - December 2017 (performance period)	—	867,482	—	—
January 2016 - December 2018 (performance period)	—	1,889,972	—	—
January 2017 - December 2019 (performance period)	—	2,587,460	—	—
Restricted Stock/Units from prior periods	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	590,279	897,782	—	—
Post-employment Health & Welfare	58,958	88,437	—	—
Life Insurance	—	—	2,482,000	—
280G Tax Gross-up	—	6,172,449	—	—
	$5,985,537	$20,508,032	$2,482,000	$—

*	See notes beginning on page 93

92	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables — Executive Severance and Changes in Control

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
A.J. Hirshberg*
Base Salary	$2,411,200	$3,616,800	$—	$—
Short-term Incentive	2,772,880	4,159,320	—	—
Variable Cash Incentive Program	—	—	—	—
January 2015 - December 2017 (performance period)	—	766,100	—	—
January 2016 - December 2018 (performance period)	—	1,669,150	—	—
January 2017 - December 2019 (performance period)	—	2,513,688	—	—
Restricted Stock/Units from prior periods	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	2,300,665	4,098,749	—	—
Post-employment Health & Welfare	269,844	404,766	—	—
Life Insurance	—	—	2,411,200	—
280G Tax Gross-up	—	7,538,072	—	—
	$7,754,589	$24,766,645	$2,411,200	$—

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
J.L. Carrig*
Base Salary	$1,520,064	$2,280,096	$—	$—
Short-term Incentive	1,352,856	2,029,284	—	—
Variable Cash Incentive Program	—	—	—	—
January 2015 - December 2017 (performance period)	—	398,447	—	—
January 2016 - December 2018 (performance period)	—	868,085	—	—
January 2017 - December 2019 (performance period)	—	1,188,478	—	—
Restricted Stock/Units from prior periods	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	333,629	507,432	—	—
Post-employment Health & Welfare	75,493	113,239	—	—
Life Insurance	—	—	1,520,064	—
280G Tax Gross-up	—	3,169,874	—	—
	$3,282,042	$10,554,935	$1,520,064	$—

As discussed in the narrative preceding the tables above, the amounts shown indicate the difference in compensation arising from the stated type of termination in comparison to a voluntary resignation. A Named Executive Officer who voluntarily resigns before reaching the retirement age and service threshold contained in those equity awards and compensation programs (age 55 with 5 years of service) would not earn awards for ongoing performance periods under the VCIP, the PSP, or the Stock Option Program, and would lose prior awards under the PSP (or other restricted stock or restricted stock units) and stock options. For a Named Executive Officer who has reached the retirement age and service threshold in those programs, a voluntary resignation would be deemed a retirement, and thus would not typically lose those awards. However, before the awards are actually delivered as cash or stock (including upon the exercise of an option), the awards remain at risk, even for a Named Executive Officer who has reached the age and service threshold. If ConocoPhillips were to invoke the detrimental activity clause, amounts that would normally be paid in connection with a voluntary resignation to a Named Executive Officer who had reached the age and service threshold would instead be forfeited.

*

Notes Applicable to All Termination Tables—Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown above. In preparing the tables, we made the following assumptions:

●	Base Salary—In the event of an involuntary not-for-cause termination not related to a change in control (“regular involuntary termination”), the amount reflects two times base salary. In the event of an involuntary or good reason termination related to a change in control (“CIC termination”), the amount reflects three times base salary.
●	Short-Term Incentives—In the event of a regular involuntary termination, the amount reflects two times the current VCIP target. In the event of a CIC termination, the amount reflects three times the current VCIP target or three times the average of the prior two VCIP payouts, whichever is greater.

Executive Compensation Tables —	Executive Severance and Changes in Control	ConocoPhillips	2018 PROXY STATEMENT	93

●	Variable Cash Incentive Program—In the event of a regular involuntary termination or a CIC termination, the amount reflects the employee’s pro rata current VCIP target. Targets for VCIP are for a full year and are pro rata for the Named Executive Officers based on time spent in their respective positions.
●	Long-Term Incentives—For the performance periods related to PSP, amounts for the January 2015—December 2017 period reflect actual payout units that were awarded in February 2018, except in the event of a CIC termination, the amounts reflect the higher of target or actual payout, as the award cannot be reduced following a change in control. Amounts for other ongoing performance periods are shown at target, including any adjustments for promotion or demotion made since the target awards were granted. For restricted stock and restricted stock units awarded under PSP, amounts reflect the closing price of ConocoPhillips common stock on the last trading day of 2017 (December 29, 2017), as reported on the NYSE, of $54.89.
●	Stock Options—For stock options where the December 31, 2017, ConocoPhillips common stock price was higher than the option exercise price, the amounts reflect the intrinsic value as if the options had been exercised on December 31, 2017, but only regarding the options the executive would have retained for the specific termination event. For options with an exercise price higher than the December 31, 2017, ConocoPhillips common stock price, the amounts reflect a zero intrinsic value regarding the options the executive would have retained for the specific termination event.
●	Incremental Pension Values—The amounts reflect the single sum value of the increment due to an additional two years of age and service with associated pension compensation in the event of a regular involuntary termination (three years in the event of a CIC termination), regardless of whether the value is provided directly through a defined benefit plan or through the relevant severance plan.
●	280G Tax Gross-up—Each Named Executive Officer is entitled, under the CICSP, to an associated “excise tax gross-up” to the extent any CIC payment triggers the golden parachute excise tax provisions under Section 4999 of the Internal Revenue Code (within certain limitations). While this provision does not apply to any employee who began participation in the plan following the spinoff, all of the Named Executive Officers were participants in the plan at that time. It is assumed that a CIC event will not trigger acceleration of any Phillips 66 equity awards granted as part of the equity conversion upon the spinoff. The following material assumptions were used to estimate excise taxes and associated tax gross-ups:
—	Options are valued using a Black-Scholes-Merton-based option methodology;
—	PSP XIII awards are treated as earned awards that would be subject to time-vesting conditions only given the performance measurement period closed on December 31, 2017;
—	Parachute payments for time-vested stock options, restricted stock and restricted stock units are valued using Treas. Reg. Section 1.280G-1 Q&A 24(b) or (c) as applicable; and
—	Calculations assume certain performance-based pay such as PSP awards still in an ongoing performance period and pro rata VCIP payments are reasonable compensation for services rendered prior to the CIC based on the portion of the performance period that would have elapsed through December 31, 2017.

94	ConocoPhillips	2018 PROXY STATEMENT	Executive Compensation Tables —	Executive Severance and Changes in Control

CEO Pay Ratio

ConocoPhillips’ compensation and benefits philosophy and the overall structure of our compensation and benefit programs are designed to reward all employees who contribute to our success. We strive to ensure the compensation of every employee reflects their talents, skills, responsibilities and experience and is competitive within our peer group. Compensation and benefits are benchmarked and set to be market-competitive in the employees’ home payroll country. Under rules adopted pursuant to the Dodd-Frank Act, ConocoPhillips is required to calculate and disclose the total compensation paid to its median employee, as well as the ratio of total compensation paid to the median employee as compared to the total compensation paid to the CEO. The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

The ratio of pay of the CEO compared to that of the median employee was approximately 138 to 1 in 2017. The annual total compensation of the CEO was $21,864,670. The estimated median of the annual total compensation of all ConocoPhillips employees other than the CEO, as represented by the annual total compensation of a median employee, was $158,943. The compensation of the CEO and the median employee were determined using the same rules we followed in preparing the Summary Compensation Table on page 78, except the compensation of the CEO and median employee were adjusted to include non-discriminatory health and welfare benefits totaling $15,740 and $13,444, respectively.

ConocoPhillips had approximately 11,671 employees worldwide as of the determination date. To identify the “median employee,” we excluded employees from nine countries, representing in total approximately 2.2% of employees worldwide. After excluding such employees and the CEO, we determined the pay ratio using the remaining approximately 11,418 employees. The chart below shows the countries from which employees were excluded and the approximate number of employees from each such country.

Payroll Country Excluded	Number of Employees Excluded
China	84
Malaysia	51
Singapore	34
Timor Leste	30
Qatar	24
Colombia	11
Libya	9
Japan	5
Angola	4

For the remaining employees, we used a consistently applied compensation measure that management believes reasonably reflects the annual compensation of employees and includes elements of compensation distributed widely among employees. Those elements were base salary, overtime, annual incentive compensation (VCIP) at target, equity awards, and certain country-specific allowances. We used data as of October 1, 2017, to identify ConocoPhillips employees, and data as of December 31, 2017, to determine the consistently applied compensation measure for those employees. Data not denominated in U.S. dollars was converted to U.S. dollars using an average monthly conversion rate for each denomination during 2017. Data came from ConocoPhillips’ payroll records. We did not make any adjustments to the data to account for differences in cost of living in any of the countries in which we have employees.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

CEO Pay Ratio	ConocoPhillips	2018 PROXY STATEMENT	95

Holdings of Major Stockholders

The following table sets forth information regarding persons whom we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholders’ Schedule 13G filings with the SEC):

	Common Stock
Name and Address	Number of Shares	Percent of Class
The Vanguard Group(1)	92,107,225	7.7%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(2)	87,761,163	7.3%
55 East 52nd Street
New York, NY 10055
State Street Corporation(3)	60,509,846	5.06%
One Lincoln Street
Boston, MA 02111

(1)	Based on a Schedule 13G/A filed with the SEC on February 9, 2018, by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd.
(2)

Based on a Schedule 13G/A filed with the SEC on February 8, 2018, by BlackRock Inc., on behalf of itself, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

(3)

Based on Schedule 13G filed with the SEC on February 14, 2018, by the State Street Corporation, on behalf of itself, State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Ireland Limited, State Street Global Advisors Limited, State Street Global Advisors, Australia, State Street Global Advisors Asia Ltd, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors France, S.A.S, State Street Global Advisor Trust Company, State Street Global Advisors Singapore Ltd., and State Street Global Advisors GmbH

96	ConocoPhillips	2018 PROXY STATEMENT	Stock Ownership —	Holdings of Major Stockholders

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of February 20, 2018, unless otherwise noted, by each ConocoPhillips director, each Named Executive Officer, and all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, and restricted and deferred stock units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 20, 2018.

	Number of Shares or Units
Name	Total Common Stock Beneficially Owned	Restricted/Deferred Stock Units(1)		Options Exercisable Within 60 Days(2)
R.L. Armitage	505	43,376		—
R.H. Auchinleck	6,550	120,575		—
C.E. Bunch	3,429	17,892		—
C.M. Devine	—	3,697		—
J.V. Faraci	—	21,143		—
J. Freeman	—	25,055		—
G. Huey Evans	—	21,590		—
S. Mulligan	—	3,697		—
A.N. Murti	19,000	25,840		—
R.A. Niblock	—	47,414		—
H.J. Norvik	—	73,876		—
R.M. Lance	107,260	474,549	(3)	2,829,169
D.E. Wallette, Jr.	54,926	108,561	(4)	826,594
M.J. Fox	73,268	123,763	(5)	1,076,016
A.J. Hirshberg	91,638	104,591	(6)	1,122,638
J.L. Carrig (7)	559,074	90,705	(8)	1,394,604
Directors and Executive Officers as a Group	967,364	1,381,529		7,994,200
(20 Persons)

(1)	Includes restricted or deferred stock units that may be voted or sold only upon passage of time.
(2)	Includes beneficial ownership of shares of common stock that may be acquired within 60 days of February 20, 2018, through stock options awarded under compensation plans.
(3)	Includes 328,495 units that are expected to settle in cash. Does not include 503,302 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 72,308 units underlying the 2018 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from February 20, 2018.
(4)	Includes 71,329 units that are expected to settle in cash. Does not include 156,514 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 23,413 units underlying the 2018 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from February 20, 2018.
(5)	Includes 123,763 units that are expected to settle in cash. Does not include 237,325 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 34,096 units underlying the 2018 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from February 20, 2018.
(6)	Includes 104,591 units that are expected to settle in cash. Does not include 221,432 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 33,124 units underlying the 2018 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from February 20, 2018.
(7)	Includes 511,739 shares of common stock and 630,390 stock options held by John A. Carrig. Janet Langford Carrig, Senior Vice President, Legal, General Counsel and Corporate Secretary, is Mr. Carrig’s spouse and as such may be deemed to be a beneficial owner of his shares. Ms. Carrig has disclaimed beneficial ownership of Mr. Carrig’s shares to the extent she does not have a pecuniary interest in such shares.
(8)	Includes 56,463 units that are expected to settle in cash. Does not include 109,008 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 15,662 units underlying the 2018 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from February 20, 2018.

Stock Ownership —	Securities Ownership of Officers and Directors	ConocoPhillips	2018 PROXY STATEMENT	97

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ConocoPhillips’ directors and executive officers, and persons who own more than 10 percent of a registered class of ConocoPhillips’ equity securities, to file reports of ownership and changes in ownership of ConocoPhillips common stock with the SEC and the NYSE, and to furnish ConocoPhillips with copies of the forms they file. To ConocoPhillips’ knowledge, based solely upon a review of the copies of such reports furnished to us and written representations of our officers and directors, during the year ended December 31, 2017, all Section 16(a) reports applicable to our officers and directors were filed on a timely basis.

98	ConocoPhillips	2018 PROXY STATEMENT	Stock Ownership —	Section 16(a) Beneficial Ownership Reporting Compliance

The following table sets forth information about ConocoPhillips’ common stock that may be issued under all existing equity compensation plans as of December 31, 2017:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	39,691,945	(3)	$52.18	20,699,836	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	39,691,945		$52.18	20,699,836

(1)

Includes awards issued from the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2014, the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 11, 2011, the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2009, and the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 5, 2004. After approval of the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, no additional awards may be granted under the 2011, the 2009 or the 2004 Omnibus Stock and Performance Incentive Plans of ConocoPhillips.

(2)

Excludes (a) 569,349 restricted stock units, and (b) 4,374 shares underlying stock units, payable in common stock on a one-for-one-basis, credited to stock unit accounts under our deferred compensation arrangements. These awards, which were excluded from the above table, were issued from the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Performance Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the 1993 Burlington Resources Inc. Stock Incentive Plan, the Burlington Resources Inc. 1997 Employee Stock Incentive Plan, the Burlington Resources Inc. 2002 Stock Incentive Plan, and the Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors. Upon consummation of the merger of Conoco and Phillips, all outstanding options to purchase and restricted stock units payable in common stock of Conoco and Phillips were converted into options to purchase or rights to receive shares of ConocoPhillips common stock. Likewise, upon the acquisition of Burlington Resources, Inc., all outstanding options to purchase and restricted stock units payable in common stock of Burlington Resources, Inc. were converted into options or rights to receive shares of ConocoPhillips common stock. No additional awards may be granted under the aforementioned plans.

(3)

Includes an aggregate of 428,388 restricted stock units issued in payment of annual awards and dividend equivalents which were reinvested with regard to existing awards received annually and restricted stock units issued in payment of dividend equivalents with regard to fees that were deferred in the form of stock units under our deferred compensation arrangements for non-employee members of the Board of Directors of ConocoPhillips, or assumed in connection with the merger for services performed as a non-employee member of the Board of Directors for either Conoco Inc. or Phillips Petroleum Company. Also includes 301,738 restricted stock units issued in payment of dividend equivalents reinvested with respect to certain special awards made to a former executive officer. Dividend equivalents were credited under the 2004 Omnibus Stock and Performance Incentive Plan during the time period from May 5, 2004, to May 12, 2009, under the 2009 Plan during the time period from May 13, 2009, to May 10, 2011, under the 2011 Omnibus Stock and Performance Incentive Plan during the time period from May 11, 2011, to May 12, 2014, and thereafter under the 2014 Omnibus Stock and Performance Incentive Plan. Also includes 3,142 restricted stock units, eligible for cash dividend equivalents, that were issued as a special award to an employee in lieu of a bonus; the restrictions lapse on the first anniversary of the grant date. In addition, 5,474,620 restricted stock units that are eligible for cash dividend equivalents were issued to U.S. and U.K. payroll employees residing in the United States or the United Kingdom at the time of the grant; 2,273,493 restricted stock units that are not eligible for cash dividend equivalents due to legal restrictions to non-U.S. or non-U.K. payroll employees and U.S. or U.K. payroll employees residing in countries other than the United States or United Kingdom at the time of the grant. Both awards vest on the third anniversary of the grant date. In addition, 1,269 restricted stock units that are eligible for cash dividend equivalents were issued as retention bonuses; the awards vest over a period of three years, the restrictions lapsing in three equal annual installments beginning on the first anniversary of the grant dates. Also includes, 74,328 restricted stock units that are not eligible for cash dividend equivalents and which vest in three equal annual installments beginning on the first anniversary of the grant date were issued to employees on the U.S., U.K. and other payrolls. Also includes 484,872 restricted stock units issued to executives on February 10, 2006, 422,075 restricted stock units issued to executives on February 8, 2007, 420,987 restricted stock units issued to executives on February 14, 2008, 213,227 restricted stock units issued to executives on February 12, 2009, 107,304 restricted stock units issued to executives on February 12, 2010, and 259,028 restricted stock units issued to executives on February 10, 2011. These restricted stock units have no voting rights, are eligible for cash dividend equivalents, and have restrictions on transferability that last until separation of service from the company. Also includes 293,891 and 430,703 restricted stock units issued to executives on February 9, 2012, and April 4, 2012, respectively. These units have no voting rights, are eligible for dividend equivalents, and have restrictions on transferability with a default of five years from the grant date, or if elected, until separation from service. Also includes 102,806 restricted stock units issued to executives on February 5, 2013, and 465,707 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of five years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 731,817 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of six years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 520,570 restricted stock units issued to executives on February 17, 2015. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Also includes 1,133,284 restricted stock units issued to executives on February 16, 2016. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Also includes 790,312 restricted stock units issued to executives on February 14, 2017. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Further included are 24,695,394 non-qualified and 27,409 incentive stock options with a term of 10 years, which become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Included among these amounts are awards granted to employees who are no longer employed by ConocoPhillips, including those who became employees of Phillips 66 at the spinoff, but who continue to hold awards denominated in ConocoPhillips equity.

(4)

The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, stock awards, stock units, and performance shares. Under the 2014 Omnibus Stock and Performance Incentive Plan, no more than 40,000,000 shares of common stock may be issued for incentive stock options (99,329 have been issued with 20,699,836 available for future issuance). Securities remaining available for future issuance take into account outstanding equity awards made under the 2014 Omnibus Stock and Performance Incentive Plan, the 2011 Omnibus Stock and Performance Incentive Plan, the 2009 Omnibus Stock and Performance Incentive Plan, the 2004 Omnibus Stock and Performance Incentive Plan, and prior plans of predecessor companies as set forth in note 2.

Equity Compensation Plan Information	ConocoPhillips	2018 PROXY STATEMENT	99

Item 4: Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation

Chevy Chase Trust Company in its capacity as Trustee of the AFL-CIO Equity Index Fund, 7501 Wisconsin Avenue, Suite 1500W, Bethesda, MD 20814, has notified ConocoPhillips, as the primary filer, that they intend to present the following proposal at the 2018 Annual Meeting:

WHAT IS THE PROPOSAL?

RESOLVED: shareholders of ConocoPhillips Corporation (the “Company”) urge the Human Resources and Compensation Committee of the Board of Directors to adopt a policy to use generally accepted accounting principles (“GAAP”) when evaluating performance for purposes of determining senior executive compensation. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan.

Supporting Statement

As shareholders, we believe that senior executives should be held accountable for the performance of the Company. We are concerned that the use of non-GAAP financial metrics for executive compensation benchmarks can undermine the connection between pay and performance. In our view, excluding and including certain costs from financial performance goals can also create perverse incentives for executives and lead to executive pay inflation.

Our Company has used Adjusted Return on Capital Employed (“ROCE”) and Adjusted Cash Return on Capital Employed, (“CROCE”), non-GAAP performance metrics, to calculate performance for the senior executive annual incentive award. The Company adjusts net income (loss) to calculate ROCE. The Company adjusts EBIDA to calculate CROCE (2017 Company Proxy Statement, page 47 and 48).

While the program yielded a payout to executives of 90% of the target based on adjusted ROCE and adjusted CROCE, the Human Resources and Compensation Committee reduced the payout to 0%. As disclosed on page 55 of the proxy statement: “We exceeded our absolute targets, but prices negatively impacted our financial performance resulting in a $3.3 billion adjusted earnings net loss. (The unadjusted net earnings loss was $3.6 billion.)

While we commend the Human Resources and Compensation Committee’s restraint in recognizing a multiple billion dollar loss does not warrant achievement on these financial metrics we find it cumbersome to set incentive pay based on metrics that are first adjusted upward and then downward based on the discretion of the committee. We believe a more straight-forward approach is to use GAAP metrics without adjustment.

More generally, the use of non-GAAP financial metrics for compensation determinations can lead to executive pay inflation. It is our belief that this use of non-GAAP financial metrics can tilt the scales to unduly help executives achieve their performance benchmarks. For example, approximately two-thirds of S&P 500 companies reported adjusted earnings exceeding their GAAP income in 2015. (Robert Pozen and S.P. Kothari, “Decoding CEO Pay,” Harvard Business Review, August 2017, available at https://hbr.org/2017/07/decoding-ceo-pay)

For these reasons, we urge shareholders to vote FOR this resolution.

100	ConocoPhillips	2018 PROXY STATEMENT	Item 4 —	Item 4: Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation

The Board Recommends you Vote “Against” this Proposal for the Following Reasons:

Our compensation programs are designed to properly incentivize and reward executives for performance and to align compensation with the long-term interests of our stockholders. As a result, our short- and long-term incentive programs closely tie pay to performance and to the execution of our strategy.

The annual executive incentive program (VCIP) contains the following five categories of corporate performance metrics, with each metrics category equally weighted at 20%: (1) Health, Safety and Environmental; (2) Operational; (3) Financial; (4) Strategic Milestones; and (5) Total Shareholder Return (TSR). In our executive long-term incentive program, the Performance Share Program (PSP), corporate performance is assessed by: 50% TSR, 30% Financial and 20% Strategic Objectives. The Human Resources and Compensation Committee (the HRCC) believes these programs are the appropriate vehicles to assess ConocoPhillips performance and align the interests of executives in achieving our strategic objectives.

The HRCC utilizes these measures of performance to ensure that no single aspect of performance (e.g., non-GAAP financial measures) is driven in isolation. For 2017, the non-GAAP relative financial measures ROCE and CROCE account for 20% of the VCIP payout and 30% of the PSP payout. The HRCC considers non-GAAP financial measures to eliminate the impact of conditions and situations outside ConocoPhillips’ control on the evaluation of executive performance. This helps confirm that targets and results are measured on a consistent basis and that performance can be properly assessed. The HRCC’s objective is to tie executive compensation to ConocoPhillips’ performance under the control of management with regard to these metrics.

Our financial information is prepared in conformity with generally accepted accounting principles (GAAP) and is supplemented with non-GAAP financial measures. The non-GAAP information is useful to investors, as it facilitates performance comparison across periods and peer companies and provides results that are more indicative of ConocoPhillips’ underlying operations. We are transparent about our use of non-GAAP measures and provide a reconciliation between GAAP and non-GAAP measures on our website.

Regarding the relative financial metrics in the annual VCIP and the long-term PSP, adjustments for material, nonrecurring special items (e.g., gains on dispositions, impairments), are made to ConocoPhillips’ results, and we also use disclosed adjustments made by peers. This enhances comparability, since the relative financial metrics are using adjusted amounts for both ConocoPhillips and for the performance peers in the comparison group, in cases where the peers disclose such adjustments. Regardless of the industry environment, it has been a long-standing practice of ConocoPhillips to consistently apply these adjustments, whether it is to the benefit or detriment of executive compensation.

When the HRCC is measuring results against absolute VCIP financial metric targets, external influences outside the control of management (e.g., commodity prices, foreign exchange rates) are normalized to the approved plan, both upside and downside. Again, this helps ensure targets and results are measured on a consistent basis and management performance can be properly assessed.

It is also important to note that PSP award targets are set in shares at the beginning of the performance period and actual payouts based on the HRCC’s evaluation of performance are calculated using our stock price after the conclusion of the three-year program. Thus, the value of the performance shares is tied to stock price performance throughout the performance period. The ultimate value of annual incentive payouts and performance share payouts is a function of our operational, financial and stock price performance in support of ConocoPhillips’ executive compensation philosophy to maintain a strong link between executive pay and company performance.

Additionally, ConocoPhillips is committed to maintaining regular dialogue with its investors. The Board and the HRCC value these discussions and encourage stockholders to provide feedback. In 2017, we engaged with stockholders representing more than 42% of shares outstanding to better understand their views regarding ConocoPhillips’ compensation programs. Stockholders emphasized the importance of transparency in the proxy statement and we have continued to incorporate this feedback in drafting this Proxy Statement. We are providing better explanations, including (1) explaining better how our incentive program metrics relate directly to our strategy, (2) disclosing targets and results, (3) disclosing the payout matrix for relative financial metrics, (4) increasing peer group rationale disclosure, and (5) increasing disclosure of CEO target compensation benchmarks.

Item 4 —	Item 4: Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation	ConocoPhillips	2018 PROXY STATEMENT	101

The HRCC reassesses our performance metrics and targets on an ongoing basis to ensure they continue to support ConocoPhillips’ long-term strategy and align with the long-term interests of our stockholders.

The HRCC is confident that our incentive programs and metrics are appropriate and transparent. The Board does not believe a policy requiring the HRCC to use GAAP when evaluating performance for purposes of determining senior executive compensation is either necessary or in our best interests. Therefore, the Board recommends that you vote AGAINST this proposal.

AGAINST	The Board recommends you vote AGAINST this proposal.

102	ConocoPhillips	2018 PROXY STATEMENT	Item 4 — Item 4: Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation

Submission of Future Stockholder Proposals and Nominations

RULE 14A-8 STOCKHOLDER PROPOSALS

Under SEC rules, if you want us to include a proposal in our proxy statement for the 2019 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal by December 3, 2018. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act.

PROXY ACCESS NOMINATIONS

Under our proxy access By-Law, a stockholder or a group of up to twenty stockholders, owning at least three percent of our stock continuously for at least three years and complying with the other requirements set forth in the By-Laws, may nominate up to two individuals (or 20 percent of the Board, if greater) for election as a director at an annual meeting and have those nominees included in our proxy statement. Any proxy access nomination notice for our 2019 proxy statement must be delivered to the Corporate Secretary between November 3, 2018, and December 3, 2018.

OTHER PROPOSALS/NOMINATIONS UNDER THE ADVANCE NOTICE BY-LAW

Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director (other than proxy access nominations) at an annual or special meeting, or to introduce an item of business at an annual meeting.

These procedures require proposing stockholders to submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary. Assuming our 2018 Annual Meeting convenes as currently scheduled, we must receive notices for the 2019 Annual Meeting between January 15, 2019, and February 14, 2019.

HOW TO REACH OUR CORPORATE SECRETARY

Any notice or request that you wish to deliver to our Corporate Secretary should be sent to the following address: Corporate Secretary, ConocoPhillips, P.O. Box 4783, Houston, TX 77210-4783.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the nominating stockholder(s) and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder. You can obtain a copy of ConocoPhillips’ By-Laws by writing the Corporate Secretary or on our website under “Investors > Corporate Governance.”

Item 4 —	Submission of Future Stockholder Proposals and Nominations	ConocoPhillips	2018 PROXY STATEMENT	103

Available Information

SEC rules require us to provide an annual report to stockholders who receive this Proxy Statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to the ConocoPhillips Shareholder Relations Department, P.O. Box 2197, Houston, Texas 77079-2197 or via our website at www.conocophillips.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Attending the Annual Meeting

WHO CAN ATTEND THE ANNUAL MEETING?

You are entitled to attend the Annual Meeting only if you were a ConocoPhillips stockholder at the close of business on March 19, 2018, or you hold a valid proxy. No cameras, recording equipment, laptops, tablets, cellular telephones, smartphones, or other similar equipment, electronic devices, large bags, briefcases or packages will be permitted, and security measures will be in effect to provide for the safety of attendees.

You will need an admission ticket or proof of ownership of ConocoPhillips stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to your proxy card. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. Everyone will be required to present a valid picture ID.

IF YOU DO NOT HAVE A VALID PICTURE ID AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN CONOCOPHILLIPS STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

WHAT IS THE ANNUAL MEETING WEBSITE AND HOW CAN I ACCESS IT?

All stockholders can visit the Annual Meeting website at www.conocophillips.com/annualmeeting.

On our Annual Meeting website, you can vote your proxy, submit questions in advance of the Annual Meeting, view a live video webcast of the Annual Meeting, access copies of our Proxy Statement and Annual Report and other information about ConocoPhillips, view a video message from our CEO and Chairman, and elect to view future proxy statements and annual reports online instead of receiving paper copies in the mail.

Stockholders of Record and Beneficial Stockholders: Know Which One You Are

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL STOCKHOLDER?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our registrar and transfer agent, you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares.

WHAT IS A BROKER NON-VOTE?

Brokers may use their discretion to vote shares held in street name on matters considered “routine” under NYSE rules. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners. Shares that are not voted on non-routine matters are called broker non-votes.

104	ConocoPhillips	2018 PROXY STATEMENT	Questions and Answers — Available Information

Who Can Vote and How

WHO IS ENTITLED TO VOTE?

You may vote if you were the record owner of ConocoPhillips common stock as of the close of business on March 19, 2018. Each share of common stock is entitled to one vote. As of March 19, 2018, we had 1,171,134,852 shares of common stock outstanding and entitled to vote.

HOW DO I VOTE?

Stockholders of Record: You can vote either in person at the meeting or by proxy. If you vote by proxy, you still are entitled (but not required) to attend the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares in advance.

This Proxy Statement, the accompanying proxy card, and our 2017 Annual Report are being made available to stockholders online at www.proxyvote.com.

Vote your shares as follows. In all cases, have your proxy card in hand.

Beneficial Stockholders: If you hold your ConocoPhillips stock in street name, your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please provide your voting instructions so your vote can be counted on all matters to be considered at the meeting.

If you wish to vote in person at the Annual Meeting, you must bring a proxy from your broker.

If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope.
By Mailing Your Proxy Card

Dial toll-free 24/7
By Telephone (800) 690-6903

Visit 24/7
www.proxyvote.com
By Internet Using Your Computer

HOW DO I VOTE IF I HOLD MY STOCK THROUGH CONOCOPHILLIPS’ EMPLOYEE BENEFIT PLANS?

If you hold your stock through ConocoPhillips’ employee benefit plans, you must do one of the following:

>	Vote online (instructions are in the email sent to you or on the notice and access form);
>	Vote by telephone (instructions are on the notice and access form); or
>	If you received a hard copy of your proxy materials, fill out the enclosed voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope.

You will receive a separate voting instruction card for each employee benefit plan under which you hold stock. Please pay close attention to the deadline for returning your voting instruction card to the plan trustee. Different plans may have different deadlines.

WHAT IF I AM A STOCKHOLDER OF RECORD AND RETURN MY PROXY BUT DO NOT VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” each of the director nominees listed on the card, “FOR” the ratification of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm, “FOR” the approval of the compensation of our Named Executive Officers, and “AGAINST” the stockholder proposal.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY AND DO NOT PARTICIPATE IN THE ANNUAL MEETING?

If you are a record owner and do not provide a proxy or vote your shares during the meeting, your shares will not be voted.

If you hold your shares in street name, your broker has the authority to vote your shares for certain routine matters even if you do not provide voting instructions. This year, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018 is considered a routine matter. If you do not give your broker instructions on how to vote your shares on other matters, the broker cannot vote on those proposals, resulting in a broker non-vote.

As more fully described on your proxy card, if you hold your shares through certain ConocoPhillips employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) may be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan.

Questions and Answers —	Who Can Vote and How	ConocoPhillips	2018 PROXY STATEMENT	105

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes are counted in determining whether a quorum is present. Otherwise, broker non-votes will have no effect on the vote for any proposal. In contrast, abstentions will have the same effect as a vote “AGAINST” a proposal.

CAN I CHANGE MY VOTE?

You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

>	Voting again by telephone or over the Internet prior to 11:59 p.m. EDT on May 14, 2018;
>	Signing another proxy card with a later date and returning it to us prior to the meeting; or
>	Voting again during the meeting.

WHO COUNTS THE VOTES?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jim Gaughan of Carl T. Hagberg and Associates has been appointed to act as Inspector of Election.

WHEN WILL THE VOTING RESULTS BE ANNOUNCED?

We will announce the preliminary voting results during the Annual Meeting of Stockholders. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four days following the meeting.

WILL MY VOTE BE CONFIDENTIAL?

All stockholder proxies, ballots, and tabulations that identify stockholders will be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and to allow the inspectors of election to certify the results of the vote. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management.

Business to Take Place at the Meeting

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 19, 2018, must be present at the meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person, or if you properly return a proxy by Internet, telephone, or mail.

WHAT ARE MY VOTING CHOICES FOR EACH OF THE PROPOSALS TO BE VOTED ON AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS AND HOW DOES THE BOARD RECOMMEND I VOTE MY SHARES?

1	Election of Directors For information, see page 30.
●vote in favor of all nominees;
●vote in favor of specific nominees;
●vote against all nominees;
●vote against specific nominees;
●abstain from voting with respect to all nominees; or
●abstain from voting with respect to specific nominees.
			The Board recommends you vote FOR each nominee standing for election as director.	FOR

2	Ratification of Independent Registered Public Accounting Firm For information, see page 41.	●vote in favor of the ratification; ●vote against the ratification; or ●abstain from voting on the ratification.	The Audit and Finance Committee recommends you vote FOR the ratification.	FOR

3	Advisory Approval of the Compensation of the Named Executive Officers For information, see page 43.	●vote in favor of the advisory proposal; ●vote against the advisory proposal; or ●abstain from voting on the advisory proposal.	The Board recommends you vote FOR the advisory approval of executive compensation.	FOR

4	Stockholder Proposal: Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation* For information, see page 100.	●vote in favor of the proposal; ●vote against the proposal; or ●abstain from voting on the proposal.	The Board recommends you vote AGAINST this proposal.	AGAINST

*	We will provide the share ownership of the primary filer submitting this proposal promptly upon a stockholder’s request.

106	ConocoPhillips	2018 PROXY STATEMENT	Questions and Answers —	Business to Take Place at the Meeting

WHICH PROPOSALS TO BE VOTED ON AT THE MEETING ARE CONSIDERED “ROUTINE” AND WHICH ARE “NON-ROUTINE”?

The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018 is the only routine matter to be presented at the Annual Meeting, and the only matter on which brokers may vote on behalf of beneficial owners who have not provided voting instructions.

All other matters to be presented at the Annual Meeting are non-routine. Brokers will not be allowed to vote on these other proposals without specific voting instructions from beneficial owners.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH OF THE PROPOSALS?

Each of the director nominees and all proposals submitted require the affirmative “FOR” vote of a majority of those shares present or represented by proxy at the meeting and entitled to vote on the proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the individuals named in your signed proxy are authorized to vote in accordance with their best judgment.

IS THERE A POLICY ABOUT ATTENDANCE BY DIRECTORS AT THE ANNUAL MEETING?

Directors are expected to attend the Annual Meeting of Stockholders. All of the individuals who were seeking re-election participated in the 2017 Annual Meeting of Stockholders.

Proxies

WHO IS SOLICITING MY PROXY?

The Board of Directors of ConocoPhillips is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders.

HOW CAN I REVOKE MY PROXY?

You can revoke your proxy by sending written notice of revocation to our Corporate Secretary so that it is received prior to the close of business on May 14, 2018.

WHAT IS THE COST OF THIS PROXY SOLICITATION?

Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors to assist us in soliciting proxies, which it may do by mail, telephone, or in person. We anticipate paying Alliance Advisors a fee of $20,000, plus expenses.

Ways to Get Our Proxy Statement and Annual Report

HOW CAN I ACCESS CONOCOPHILLIPS’ PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This Proxy Statement, the accompanying proxy card, and our 2017 Annual Report are being made available to stockholders online at www.proxyvote.com.

Most stockholders can elect to view future proxy statements and annual reports online instead of receiving paper copies in the mail. If you are a record owner of ConocoPhillips stock, you can choose this option and save us the cost of producing and mailing these documents by following the instructions on your proxy card or those provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock in street name, please refer to the information provided by your broker for instructions on how to elect to view future proxy statements and annual reports electronically.

Questions and Answers —	Proxies	ConocoPhillips	2018 PROXY STATEMENT	107

If you choose to view future proxy statements and annual reports electronically, you will receive a Notice of Internet Availability next year in the mail containing the applicable Internet address. Your choice will remain in effect unless you change it; you do not have to elect Internet access each year. If you change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at (800) 579-1639, by email at sendmaterial@proxyvote.com, and online at www.proxyvote.com. You will need the 16-digit control number located on your Notice of Internet Availability to request a package. You will also have an opportunity to request future proxy statements and annual reports by mail.

WHY DID MY HOUSEHOLD RECEIVE A SINGLE SET OF PROXY MATERIALS?

SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This benefits both you and ConocoPhillips, as it eliminates duplicate mailings and reduces our printing and mailing costs. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, online at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your stock in street name, you may receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings on request. You may need to contact your broker directly if you want to discontinue duplicate mailings to your household.

108	ConocoPhillips	2018 PROXY STATEMENT	Questions and Answers —	Ways to Get Our Proxy Statement and Annual Report

Non-GAAP Financial Measures

This Proxy Statement includes the measure adjusted operating costs. This is a non-GAAP financial measure. This term is included to help facilitate comparisons of our operating performance and controllable costs associated with ConocoPhillips’ core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting ConocoPhillips’ business and performance. We further believe that the non-GAAP measure adjusted operating costs provides a more indicative measure of our underlying, controllable costs of operations by excluding other items that do not directly relate to ConocoPhillips’ core business operations. Adjusted operating costs represent controllable costs and include the sum of production and operating expenses, selling, general and administrative expenses and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses further adjusted to exclude expenses that are included as adjustments to adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. These adjustments are for items that management believes are unusual or nonrecurring and not indicative of our core operating results or business outlook over the long term.

CONOCOPHILLIPS RECONCILIATION OF PRODUCTION AND OPERATING EXPENSES TO ADJUSTED OPERATING COSTS

$ Millions, Except as Indicated

	FY 2017	FY 2014
Production and operating expenses	5,173	8,909
Adjustments:
Selling, general and administrative (G&A) expenses	561	735
Exploration G&A, G&G and lease rentals	372	879
Operating costs	6,106	10,523
Adjustments to exclude special items:
Less restructuring	(43)	—
Less pension settlement expense	(130)	—
Less rig termination	(43)	—
Less impairments	—	(6)
Less Freeport LNG Termination	—	(849)
Less pending claims & settlements	—	47
Adjusted operating costs	5,890	9,715

Appendix A —	Non-GAAP Financial Measures	ConocoPhillips	2018 PROXY STATEMENT	109

Annual Meeting

The ConocoPhillips Annual Meeting of Stockholders will be held:

Tuesday, May 15, 2018
Omni Houston Hotel at Westside
13210 Katy Freeway
Houston, TX 77079

Notice of the meeting and proxy materials are being sent to all stockholders.

Direct Stock Purchase and Dividend Reinvestment Plan

The ConocoPhillips Investor Services Program is a direct stock purchase and dividend reinvestment plan that offers stockholders a convenient way to buy additional shares and reinvest their common stock dividends. Purchases of company stock through direct cash payment are commission free. Please call Computershare to request an enrollment package:

Toll-free number: 800-356-0066

You may also enroll online at www.computershare.com/investor. Registered stockholders can access important investor communications online and sign up to receive future stockholders materials electronically by following the enrollment instructions.

Principal and Registered Offices

600 N. Dairy Ashford Road
Houston, TX 77079

2711 Centerville Road
Wilmington, DE 19808

Stock Transfer Agent and Registrar

Computershare
211 Quality Circle, Suite 210
College Station, TX 77845
www.computershare.com

Information Requests

For information about dividends and certificates, or to request a change of address form, stockholders may contact:

Computershare
P.O. Box 30170
College Station, TX 77842-3170
Toll-free number: 800-356-0066
Outside the U.S.: 201-680-6578
TDD for hearing impaired: 800-231-5469
TDD outside the U.S.: 201-680-6610
www.computershare.com/investor

Personnel in the following offices can also answer investors’ questions about the company:

Institutional Investors:

ConocoPhillips Investor Relations
600 N. Dairy Ashford Road
Houston, TX 77079
281-293-5000
investor.relations@conocophillips.com

Individual Investors:

ConocoPhillips Shareholder Relations
600 N. Dairy Ashford Road, ML3080
Houston, TX 77079
281-293-6800
shareholder.relations@conocophillips.com

Compliance and Ethics

For guidance, or to express concerns or ask questions about compliance and ethics issues, call ConocoPhillips’ Ethics

Helpline toll-free at 877-327-2272, available 24 hours a day, seven days a week. The ethics office also may be contacted via email at ethics@conocophillips.com, the Internet at www.conocophillips.ethicspoint.com or by writing:

Attn: Corporate Ethics Office
ConocoPhillips
600 N. Dairy Ashford Road, ML3170
Houston, TX 77079

Copies of Proxy Statement and Annual Report

Copies of this Proxy Statement and the 2017 Annual Report, as filed with the U.S. Securities and Exchange Commission, are available for free by making a request on the company’s website, calling 918-661-3700 or writing:

ConocoPhillips Reports
B-13 Plaza Office Building
315 Johnstone Ave.
Bartlesville, OK 74004

Website

www.conocophillips.com

The site includes resources of interest to investors, including news releases and presentations to securities analysts; copies of ConocoPhillips’ annual reports and proxy statements; reports to the U.S. Securities and Exchange Commission; and data on ConocoPhillips’ health, safety and environmental performance.

110	ConocoPhillips	2018 PROXY STATEMENT	Stockholder Information

Our vision is to be the E&P company of choice for all stakeholders by pioneering a new standard of excellence.

Read Our 2017 Annual Report	Read Our Sustainability Report

www.conocophillips.com/annualreport	www.conocophillips.com/susdev

Visit Our Annual Meeting Website	Visit Our Investor Relations Website

www.conocophillips.com/annualmeeting	www.conocophillips.com/investor

Learn more at www.conocophillips.com

ConocoPhillips is the world’s largest independent exploration and production (“E&P”) company based on proved reserves and production of liquids and natural gas. As of December 31, 2017, ConocoPhillips had global operations and activities in 17 countries, $73 billion of total assets, and approximately 11,400 employees. Production excluding Libya averaged 1,356 MBOED in 2017, and proved reserves were 5.0 billion BOE as of December 31, 2017.

For more information, go to www.conocophillips.com.

ConocoPhillips 2017 HSE Significant Recognitions and Accomplishments
> Achieved lowest workforce Total Recordable Rate on record > Serious Incident and Tier 1 Process Safety Event rates improved year-over-year 53% and 58%, respectively	> Enhanced global emergency response capabilities through three regional exercises and virtual training > Recognized 61 individuals globally with the prestigious HSE Ambassador Award

External recognitions:
> ConocoPhillips named to Dow Jones Sustainability Index for eleventh year
> Recognized by Norwegian government as model operator for HSE
> Recognized by Indonesian government as an environmentally strong performer for the third consecutive year and received Corporate Social Responsibility recognition from the Governors of South Sumatra and Jakarta

> Global Aviation achieved International Standard for Business Aircraft Operations certification stage III for Bartlesville and Houston operations
> Marine received both the Devlin Safety Award and Environmental Excellence Award from the Chamber of Shipping of America

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off date. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41034-P04835	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Ryan M. Lance	☐	☐	☐

	1g.	Sharmila Mulligan	☐	☐	☐

	1h.	Arjun N. Murti	☐	☐	☐

	1i.	Robert A. Niblock	☐	☐	☐

	1j.	Harald J. Norvik	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2018.	☐	☐	☐

3.	Advisory Approval of Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4.		For	Against	Abstain

4.	Policy to use GAAP Financial Metrics for Purposes of Determining Executive Compensation.	☐	☐	☐

5.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41035-P04835

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 15, 2018

The stockholder(s) hereby appoint(s) Janet Langford Carrig, Shannon Kinney and James D. McMorran, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ConocoPhillips that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 15, 2018, at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS CONOCOPHILLIPS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION AND AGAINST THE STOCKHOLDER PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2018. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2018. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41127-Z71977	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Ryan M. Lance	☐	☐	☐

	1g.	Sharmila Mulligan	☐	☐	☐

	1h.	Arjun N. Murti	☐	☐	☐

	1i.	Robert A. Niblock	☐	☐	☐

	1j.	Harald J. Norvik	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2018.	☐	☐	☐

3.	Advisory Approval of Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4.		For	Against	Abstain

4.	Policy to use GAAP Financial Metrics for Purposes of Determining Executive Compensation.	☐	☐	☐

5.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41128-Z71977

ConocoPhillips Savings Plan

CONFIDENTIAL FIDUCIARY VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 15, 2018

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of stock representing the interest of Savings Plan participants who fail to give voting direction at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 15, 2018, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by May 10, 2018 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 10, 2018, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible participants who elect to direct such shares.

Important Information - I understand that by electing to direct the Trustee's vote of shares which do not represent my own part of the Savings Plan that I become a fiduciary of the Savings Plan for voting such shares; that I must act in the best interests of all participants of the Savings Plan when giving directions for voting shares not representing my part of the Savings Plan; that I have read and understand my duties as a fiduciary as they are described on pages 23 and 24 of the Savings Plan Summary Plan Description January 1, 2016; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card and NOT voting by Internet or telephone.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock in the Savings Plan reflecting the interest of Savings Plan participants who fail to give voting direction. Also enclosed is the Company's 2017 Annual Report along with the Notice and Proxy Statement for the 2018 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2018. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2018. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41170-Z71978	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Ryan M. Lance	☐	☐	☐

	1g.	Sharmila Mulligan	☐	☐	☐

	1h.	Arjun N. Murti	☐	☐	☐

	1i.	Robert A. Niblock	☐	☐	☐

	1j.	Harald J. Norvik	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2018.	☐	☐	☐

3.	Advisory Approval of Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4.		For	Against	Abstain

4.	Policy to use GAAP Financial Metrics for Purposes of Determining Executive Compensation.	☐	☐	☐

5.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41171-Z71978

ConocoPhillips Savings Plan
CONFIDENTIAL VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 15, 2018

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of ConocoPhillips Common Stock representing your interest in the Savings Plan (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 15, 2018, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 10, 2018, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 10, 2018, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible participants who elect to direct such shares.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Savings Plan.

Also enclosed is the Company's 2017 Annual Report along with the Notice and Proxy Statement for the 2018 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2018. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2018. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41222-Z71980	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Ryan M. Lance	☐	☐	☐

	1g.	Sharmila Mulligan	☐	☐	☐

	1h.	Arjun N. Murti	☐	☐	☐

	1i.	Robert A. Niblock	☐	☐	☐

	1j.	Harald J. Norvik	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2018.	☐	☐	☐

3.	Advisory Approval of Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4.		For	Against	Abstain

4.	Policy to use GAAP Financial Metrics for Purposes of Determining Executive Compensation.	☐	☐	☐

5.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41223-Z71980

CONOCOPHILLIPS UK, Australia, Norway Plans

CONFIDENTIAL VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 15, 2018

The undersigned hereby directs that EES Trustees Limited, Trustee of the ConocoPhillips Share Incentive Plan, ConocoPhillips Overseas Stock Savings Plan (Australia or Norway), Conoco Stock Ownership Plan, Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited, and/or Conoco Employee Share Ownership Plan (the "Plan"), vote all shares of ConocoPhillips Common Stock (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 15, 2018, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

In order for your vote to be counted, Broadridge, the Tabulator for the Trustee, EES Trustees Limited, must receive this Voting Direction card no later than 11:59 p.m. EDT on May 8, 2018. If Broadridge, the Tabulator for the Trustee, EES Trustees Limited does not receive this Voting Direction card by 11:59 p.m. EDT on May 8, 2018, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 8, 2018, any shares held in the ConocoPhillips Overseas Savings Plan (Australia or Norway) or the Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited that you otherwise could have directed will be voted in the same proportion as the shares for which the Trustee has received instructions. Any such shares held in the ConocoPhillips Share Incentive Plan, the Conoco Stock Ownership Plan or the Conoco Employee Share Ownership Plan will not be voted by the Trustee.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Plan.

Also enclosed is the Company's 2017 Annual Report along with the Notice and Proxy Statement for the 2018 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (EES Trustees Limited) should vote.

Continued and to be signed on reverse side